Exhibit 2.1

Execution Copy

BFI CANADA INCOME FUND

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4264126 CANADA LIMITED

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FUND MERGER SUB INC.

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IESI CORPORATION

TRANSACTION AGREEMENT

As of November 28, 2004

TABLE OF CONTENTS

ARTICLE I	INTERPRETATION

1.1	Definitions

1.2	Construction

ARTICLE II	THE MERGER AND RELATED TRANSACTIONS

2.1	Existing Structure

2.2	Transactions

2.3	Aggregate Unit Number Adjustment

2.4	Officers and Directors of Surviving Corporation

2.5	Appraisal Remedy

2.6	Closing

2.7	Owner Representative

2.8	Escrow Shares

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF IESI

3.1	Authorization

3.2	Existence and Good Standing; Authority; Binding Obligation

3.3	Existing Structure; Subsidiaries and Investments

3.4	No Obligations to Issue Interests

3.5	No Restrictions

3.6	Financial Statements

3.7	Liabilities

3.8	Accounts Receivable

3.9	Books and Records

3.10	Properties; Encumbrances; Condition; Leases; Licenses

3.11	Patents; Trademarks; Other Intellectual Property

3.12	Contracts

3.13	Sufficiency of Assets

3.14	No Litigation

3.15	Taxes

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3.16	Insurance

3.17	Permits

3.18	Compliance with Laws; Regulatory Matters

3.19	Environmental Matters

3.20	Absence of Certain Business Practices

3.21	Compensation; Non-Arm’s Length Arrangements

3.22	Employee Benefit Plans

3.23	Labor Relations

3.24	Bank Accounts and Powers of Attorney

3.25	Customers and Suppliers

3.26	No Changes

3.27	No Broker’s or Finder’s Fees

3.28	Prospectus Disclosure

3.29	Proxy Materials

3.30	Accredited Investor

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

4.1	Authorization

4.2	Existence and Good Standing; Authority; Binding Obligation

4.3	Existing Structure; Subsidiaries and Investments

4.4	No Obligations to Issue Interests

4.5	No Restrictions

4.6	Financial Statements

4.7	Liabilities

4.8	Accounts Receivable

4.9	Books and Records

4.10	Properties; Encumbrances; Condition; Leases; Licenses

4.11	Patents; Trademarks; Other Intellectual Property

4.12	Contracts

4.13	Sufficiency of Assets

4.14	No Litigation

4.15	Taxes

4.16	Insurance

4.17	Permits

4.18	Compliance with Laws; Regulatory Matters

4.19	Environmental Matters

4.20	Absence of Certain Business Practices

4.21	Compensation; Non-Arm’s Length Arrangements

4.22	Employee Benefit Plans

4.23	Labour Relations

4.24	Bank Accounts and Powers of Attorney

4.25	Customers and Suppliers

4.26	No Changes

4.27	No Broker’s or Finder’s Fees

4.28	Prospectus Disclosure

4.29	Proxy Materials

4.30	Fund Merger Sub

4.31	HSR Act Valuation

ARTICLE V	OTHER COVENANTS OF THE PARTIES

5.1	Conduct of IESI Business

5.2	Conduct of BFI Business

5.3	Coordination

5.4	Access

5.5	No Shop Covenant – IESI

5.6	No Shop Covenant - Purchasers

5.7	Right to Match

5.8	Offering and Prospectus

5.9	IESI Senior Subordinated Notes and US Credit Facility

5.10	Meeting of Unitholders and Proxy Materials

5.11	Securityholder Mailing

5.12	Confidentiality; Announcements

5.13	Consents and Approvals

5.14	Expenses

5.15	Further Assurances

5.16	Directors’ and Officers’ Insurance

ARTICLE VI	INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.1	Indemnification of the Purchasers

6.2	Indemnification of the Owners

6.3	Termination of Indemnity Rights under Article VI

6.4	Escrow Shares Adjustment; Release of Escrow Shares to Owners; Redemption and Cancellation of Escrow Shares; Issue of Units

6.5	Claim Procedures; Determination of Net Loss

6.6	Additional Provisions

6.7	Tantalo Matter; Seneca Meadows Tax Matter

6.8	Additional Definitions

ARTICLE VII	CLOSING CONDITIONS

7.1	Conditions to each Party’s Obligations

7.2	Conditions to the Purchasers’ Obligations

7.3	Conditions to IESI Obligations

ARTICLE VIII	MISCELLANEOUS

8.1	Parties’ Review

8.2	Termination

8.3	Notices

8.4	Entire Agreement

8.5	Amendments and Modifications

8.6	Successors and Assigns

8.7	Third-Party Beneficiary

8.8	Governing Law

8.9	Attornment

8.10	Contractual Liability of the Fund

8.11	Severability

8.12	Counterparts

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Exhibits and Schedules

Schedule 1.1	Definitions

Exhibit 2.2.1	US Credit Facility Term Sheet

Exhibit 2.2.4	Offering Parameters

Exhibit 2.2.5	Draft of Canadian Note Indenture

Exhibit 2.2.6	Draft of Amended and Restated Declaration of Trust

Exhibit 2.2.7	Draft of US Note Indenture

Exhibit 2.2.15	Certificate of Incorporation of Surviving Corporation

Exhibit 2.2.16	Draft of By-laws of Surviving Corporation

Exhibit 2.2.24	Draft of Securityholders’ Agreement

Exhibit 2.2.25	Trustees of the Fund

Exhibit 2.3	Lower Offering Price Aggregate Unit Number Recalculation

Exhibit 2.4	Directors of Surviving Corporation

Exhibit 5.10.1	Unitholder Approval Matters

Exhibit 6.5.4	Arbitration Procedures

Exhibit 7.2.7	Owners Opinion Matters

Exhibit 7.3.5	Purchasers Opinion Matters

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT is made as of November 28, 2004,

AMONG:

BFI CANADA INCOME FUND, a trust established under the laws of the Province of Ontario

(the “Fund”)

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4264126 Canada Limited, a corporation existing under the laws of Canada

(“Fund Newco” and together with the Fund, the “Purchasers”)

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FUND MERGER SUB INC., a corporation existing under the laws of the State of Delaware (“Fund Merger Sub”)

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IESI CORPORATION, a corporation existing under the laws of the State of Delaware

(“IESI”)

RECITALS:

WHEREAS, Fund Newco and Fund Merger Sub are wholly-owned subsidiaries of the Fund;

WHEREAS, the Fund through its subsidiaries is engaged in the business of providing collection, transfer, disposal and recycling services in Canada for non-hazardous solid waste (such activities and all incidental or related businesses of such Persons, the “BFI Business”);

WHEREAS, IESI through its subsidiaries is engaged in the business of providing collection, transfer, disposal and recycling services in the United States for non-hazardous solid waste (such activities and all incidental or related businesses of such Persons, the “IESI Business”);

WHEREAS, the Parties desire to enter into certain transactions described in this Agreement, including the merger of Fund Merger Sub with and into IESI (the “Merger”), in each case in accordance with the applicable provisions of the DGCL and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the boards of directors of IESI and Fund Merger Sub have approved, and the Fund, as the sole stockholder of Fund Merger Sub has approved, and the stockholders of IESI, respectively, have approved, the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL;

WHEREAS, IESI has delivered to the Purchasers consents executed by stockholders of IESI holding IESI Common Stock and IESI Preferred Stock representing at least 90% of the Participating Preferred Shares (on an as-if-converted basis pursuant to the Merger, and including Mr. Charles F. Flood) approving the Merger under Section 262 of the DGCL;

WHEREAS, the Trustees have approved, upon the terms and subject to the conditions set forth herein, the Transactions;

WHEREAS, a meeting will be held of the holders of Units of the Fund at which meeting such holders will be asked to approve the Unitholder Approval Matters;

WHEREAS, certain Owners have executed and delivered to the Fund a letter agreement regarding certain securityholder matters (the “Significant Stockholders Agreement”); and

WHEREAS, each of Messrs. Apuzzi, Brown, Cowee, Flood, Fowler, LoVerde, McGee, Moody and Peckham has entered into a new employment agreement with IESI conditional on the completion of the Transactions (the “New Employment Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

INTERPRETATION

1.1          Definitions

Capitalized terms used in this Agreement shall have the meanings indicated in Section 6.8 and Schedule 1.1.

1.2          Construction

1.2.1.       Unless the context otherwise requires:  (i) “or” is not exclusive; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with Canadian GAAP (or United States GAAP in the case of Article III); (iii) terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively; (iv) pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require; (v) any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date; (vi) a reference to a Person includes its successors and permitted assigns; (vii) the word “including” shall mean “including without limitation”; (viii) except where otherwise expressly provided, all references herein to dollar amounts shall mean United States dollars; (ix) any reference to any federal, state, local or foreign statute or law shall be to such statute or law as amended at the applicable time, and shall be deemed also to refer to all rules and regulations promulgated thereunder at the applicable time; and (x) the inclusion of headings and a table of contents in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

1.2.2.       The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall rise favouring or disfavouring any Party by virtue of the authorship of any of the provisions of this Agreement.

Article II

THE MERGER AND RELATED TRANSACTIONS

2.1          Existing Structure

2.1.1.       The chart attached as Section 3.3.1 of the IESI Disclosure Letter sets forth as of the date hereof the organizational structure and ownership of IESI and its subsidiaries.

2.1.2.       The chart attached as Section 4.3.1 of the BFI Disclosure Letter sets forth as of the date hereof the organizational structure and ownership of the Fund and its subsidiaries.

2.2          Transactions

On the terms and subject to the conditions of this Agreement, the following Transactions shall be effected at the Closing (except where otherwise expressly provided, and subject to any changes agreed to by the Fund and IESI and given effect to at or before the Closing):

IESI Related Pre-Merger Steps

2.2.1.       IESI and the Fund shall use their respective reasonable commercial efforts to enter into a senior credit facility consistent with the term sheet attached as Exhibit 2.2.1 (the “US Credit Facility”).

2.2.2.       IESI shall make the mailing to the holders of the IESI Common Stock and IESI Preferred Stock as provided by Section 5.11 (the “Securityholder Mailing”).

Fund Related Pre-Merger Steps

2.2.3.       The Fund shall contribute its BFI Canada Holdings common shares to Fund Newco, and in consideration therefor Fund Newco shall issue to the Fund additional Fund Newco common shares (or a combination of additional Canadian Notes and Fund Newco common shares).

2.2.4.       The Fund shall use its reasonable commercial efforts to complete a subscription receipt offering of Units within the parameters attached as Exhibit 2.2.4 (the “Offering”) on or before January 5, 2005, the proceeds of which held in escrow shall be released at the Closing, and IESI shall use its reasonable commercial efforts to assist the Fund in connection therewith.

2.2.5.       The Fund shall use a portion of the proceeds of the Offering to subscribe for Fund Newco common shares and subordinated notes issued by Fund Newco under a note indenture consistent with the draft attached as Exhibit 2.2.5 (respectively, the “Canadian Notes” and the “Canadian Note Indenture”).

2.2.6.       The Fund shall use its reasonable commercial efforts to obtain approval of the Unitholders to the amendment to the Declaration of Trust of the Fund consistent with the draft attached as Exhibit 2.2.6 (the “Amended and Restated Declaration of Trust”) which, among other things, authorizes the issuance, and provides for the rights, limitations, restrictions and conditions, of one Class A Unit (the “Class A Unit”), and IESI shall use its reasonable commercial efforts to assist the Fund in connection therewith.

2.2.7.       Fund Newco shall use a portion of the proceeds received from its issue of Fund Newco common shares and the Canadian Notes to subscribe for subordinated notes issued by Fund Merger Sub under a note indenture consistent with the draft attached as Exhibit 2.2.7 (respectively, the “US Notes” and the “US Note Indenture”).

2.2.8.       The Fund shall subscribe for additional Fund Merger Sub common shares in consideration for the remaining proceeds of the Offering not required to fund its expenses related to the Transactions and the issuance to Fund Merger Sub of the Class A Unit and a number of Units equal to the aggregate of the Net Option Pool Number, the Bonus Pool Number and the Special Bonus Pool Number (collectively, the “Other Pool Units”).

2.2.9.       The Fund shall use its reasonable commercial efforts to cause the Canadian Senior Credit Facility to be duly amended and/or consents obtained as necessary to allow for the consummation of the Transactions without a breach thereof.  The Fund and IESI do not expect that any borrowings will be made under such facility to fund the Transactions.

2.2.10.     The Fund shall use its reasonable commercial efforts to cause the BFI Senior Secured Debentures to be duly amended and/or consents obtained as necessary to allow for the consummation of the Transactions without a breach thereof.

2.2.11.     The Fund shall file with the United States Internal Revenue Service, within 70 days prior to the Effective Time, a protective election, effective prior to the Merger, on Form 8832 to be classified as a corporation for United States federal income tax purposes.

Merger

2.2.12.     Merger.  Subject to and upon the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Fund Merger Sub shall be merged with and into IESI, the separate corporate existence of Fund Merger Sub shall cease, and IESI shall continue as the surviving corporation under its present name (the “Surviving Corporation”).

2.2.13.     Effective Time.  Unless this Agreement and the Transactions shall have been terminated pursuant to Section 8.2, on the Business Day next following the day on which the last of the conditions precedent to Closing set forth in Article VII have been either satisfied or waived by the Party for whose benefit such conditions precedent exist (the “Closing Date”), the Parties shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL.  The Merger shall become effective at the time of such filing or at such later time specified in the Certificate of Merger (the “Effective Time”).

2.2.14.     Effect of the Merger.

2.2.14.1.          At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) the Surviving Corporation shall possess all rights, privileges, powers and franchises, both public and private, and all of the property, real, personal, and mixed of each of Fund Merger Sub and IESI and all obligations belonging to or due to Fund Merger Sub or IESI, all of which shall be vested in the Surviving Corporation without any further act or deed and (ii) the Surviving Corporation shall be liable for all the obligations of Fund Merger Sub and IESI.

2.2.14.2.          For greater certainty, the US Notes shall become the obligations of the Surviving Corporation, and the Surviving Corporation shall hold the Class A Unit.

2.2.15.     Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of IESI shall be amended and restated in its entirety in the form attached as Exhibit 2.2.15 and shall be the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”) until thereafter amended as provided by the DGCL, such Certificate of Incorporation and the Surviving Corporation’s By-laws.

2.2.16.     By-laws.  IESI shall take all requisite action so that, prior to or at the Effective Time, the by-laws of IESI shall be amended and restated in their entirety so as to be consistent with the draft attached as Exhibit 2.2.16 and shall be the by-laws of the Surviving Corporation (the “By-laws”) until thereafter amended as provided by the DGCL, its certificate of incorporation and such By-laws.

2.2.17.     Effect of Merger on Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Fund Merger Sub, the Fund, IESI or the holders of any of the following securities, and in consideration of the other agreements set forth or referred to herein:

2.2.17.1.          Each issued and outstanding Fund Merger Sub common share immediately prior to the Effective Time will be converted into and will become a fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the “IESI Common Shares”).

2.2.17.2.          Each issued and outstanding share of Class A Voting Common Stock, par value $0.01 per share, of IESI (“Class A Shares”) immediately prior to the Effective Time will be converted into and will become a number of shares of Participating Preferred Stock, par value $0.01 per share of the Surviving Corporation (“Participating Preferred Shares”) equal to the quotient of (i) the product of the applicable Unit Percentage and the Share Pool Number over (ii) the number of Class A Shares outstanding immediately prior to the Effective Time (the “Class A Consideration”), a portion of which equal to the product of (A) the Class A Consideration and (B) the quotient of the number of Closing Escrow Shares over the aggregate number of shares of Participating Preferred Stock issued pursuant to this Section 2.2.17 in connection with the Merger (the amount determined in clause (B), the “Escrow Percentage” and such shares, the “Class A Escrow Shares”) shall be held by IESI for release to the Owners or transfer and cancellation in accordance with Article VI.

2.2.17.3.          Each issued and outstanding share of Class B Nonvoting Common Stock, par value $0.01 per share, of IESI (“Class B Shares”) immediately prior to the Effective Time will be converted into and will become a number of Participating Preferred Shares equal to the quotient of (i) the product of the applicable Unit Percentage and the Share Pool Number over (ii) the number of Class B Shares outstanding immediately prior to the Effective Time (the “Class B Consideration”), a portion of which equal to the product of (A) the Class B Consideration and (B) the Escrow Percentage  (the “Class B Escrow Shares”) shall be held by IESI for release to the Owners or transfer and cancellation in accordance with Article VI.

2.2.17.4.          Each issued and outstanding share of Series A Convertible Preferred Stock, par value $1.00 per share, of IESI (“Series A Preferred Shares”) immediately prior to the Effective Time will be converted into and will become a number of Participating Preferred Shares equal to the quotient of (i) the product of the applicable Unit Percentage and the Share Pool Number over (ii) the number of Series A Preferred Shares outstanding immediately prior to the Effective Time (the “Series A Preferred Consideration”), a portion of which equal to the product of (A) the Series A Preferred Consideration and (B) the Escrow Percentage (the “Series A Preferred Escrow Shares”) shall be held by IESI for release to the Owners or transfer and cancellation in accordance with Article VI.

2.2.17.5.          Each issued and outstanding share of Series B Convertible Preferred Stock, par value $1.00 per share, of IESI (“Series B Preferred Shares”) immediately prior to the Effective Time will be converted into and will become a number of Participating Preferred Shares equal to the quotient of (i) the product of the applicable Unit Percentage and the Share Pool Number over (ii) the number of Series B Preferred Shares outstanding immediately prior to the Effective Time (the “Series B Preferred Consideration”), a portion of which equal to the product of (A) the Series B Preferred Consideration and (B) the Escrow Percentage (the “Series B Preferred Escrow Shares”) shall be held by IESI for release to the Owners or transfer and cancellation in accordance with Article VI.

2.2.17.6.          Each issued and outstanding share of Series C Convertible Preferred Stock, par value $1.00 per share, of IESI (“Series C Preferred Shares”) immediately prior to the Effective Time will be converted into and will become a number of Participating Preferred Shares equal to the quotient of (i) the product of the applicable Unit Percentage and the Share Pool Number over (ii) the number of Series C Preferred Shares outstanding immediately prior to the Effective Time (the “Series C Preferred Consideration”), a portion of which equal to the product of (A) the Series C Preferred Consideration and (B) the Escrow Percentage (the “Series C Preferred Escrow Shares”) shall be held by IESI for release to the Owners or transfer and cancellation in accordance with Article VI.

2.2.17.7.          Each issued and outstanding share of Series D Convertible Preferred Stock, par value $1.00 per share, of IESI (“Series D Preferred Shares”) immediately prior to the Effective Time will be converted into and will become a number of Participating Preferred Shares equal to the quotient of (i) the product of the applicable Unit Percentage and the Share Pool Number over (ii) the number of Series D Preferred Shares outstanding immediately prior to the Effective Time (the “Series D Preferred Consideration”), a portion of which equal to the product of (A) the Series D Preferred Consideration and (B) the Escrow Percentage (the “Series D Preferred Escrow Shares”) shall be held by IESI for release to the Owners or transfer and cancellation in accordance with Article VI.

2.2.17.8.          Each issued and outstanding share of Series E Convertible Preferred Stock, par value $1.00 per share, of IESI (“Series E Preferred Shares”) immediately prior to the Effective Time will be converted into and will become a number of Participating Preferred Shares equal to the quotient of (i) the product of the applicable Unit Percentage and the Share Pool Number over (ii) the number of Series E Preferred Shares outstanding immediately prior to the Effective Time (the “Series E Preferred Consideration”), a portion of which equal to the product of (A) the Series E Preferred Consideration and (B) the Escrow Percentage (the “Series E Preferred Escrow Shares”) shall be held by IESI for release to the Owners or transfer and cancellation in accordance with Article VI.

2.2.17.9.          Each issued and outstanding share of capital stock of IESI that is owned by IESI (as treasury stock) immediately prior to the Effective Time will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

2.2.18.     IESI shall cause (x) each outstanding option (collectively, the “1999 Options”) granted pursuant to IESI’s 1999 stock option plan, as amended (the “1999 Stock Option Plan”) immediately prior to the Effective Time to be terminated and to cease to exist and each holder thereof to cease to have any rights thereto other than the right to receive, in consideration for the termination of such holder’s 1999 Options, a number of Units with a value equal to the in-the-money value of such holder’s 1999 Options as determined by the compensation committee of the board of directors of IESI and (y) the Sowell Warrant and the Boisture Warrant to be terminated and to cease to exist and each respective holder thereof to cease to have any rights thereto other than the right to receive, in consideration for the termination of such warrants, a number of Units with a value equal to the in-the-money value of such warrants which, in the aggregate pursuant to the foregoing clauses (x) and (y), shall equal the Net Option Pool Number.

2.2.19.     For the avoidance of doubt, the Participating Preferred Shares issued to the holders of the IESI Common Stock and IESI Preferred Stock, as the case may be, in accordance with Section 2.2.17 and the Units issued to the holders of the 1999 Options, the Units issued to the holders of the Sowell Warrant and the Boisture Warrant as the case may be, in accordance with Section 2.2.18 and the Units representing the Special Bonus Pool Number in accordance with Section 2.2.22.3 and the Units representing the Bonus Pool Number in accordance with Section 2.2.22.2 shall be considered to be held of record by the relevant holder thereof as of and from the Effective Time, and such holders shall be entitled to all benefits accruing to such shares or Units, as applicable, from such date.

2.2.20.     IESI shall use its reasonable commercial efforts to complete a tender offer and consent solicitation for the IESI Senior Subordinated Notes on reasonable commercial terms (the “Tender Offer”), and the Fund shall use its reasonable commercial efforts to assist IESI in connection therewith.

2.2.21.     The Surviving Corporation shall use the cash obtained through Fund Merger Sub (being the proceeds received from the issue of the US Notes to Fund Newco, and the issue of common shares to the Fund) and borrowings under the US Credit Facility to repay and fully discharge all of IESI’s third-party Indebtedness for borrowed money (including principal, interest, prepayment penalties and break fees) other than

Indebtedness represented by that amount of the IESI Senior Subordinated Notes not tendered by the holders thereof pursuant to the Tender Offer (excluding the US Notes and US Credit Facility, the “IESI Indebtedness”).  Such IESI Indebtedness is expected to consist of Indebtedness under the IESI Senior Subordinated Notes and the IESI Credit Facility.

2.2.22.     Regarding the Other Pool Units, the Surviving Corporation shall:

2.2.22.1.          transfer a number of Units equal to the Net Option Pool Number to the respective holders of the 1999 Options, the Sowell Warrant and the Boisture Warrant according to their entitlements as determined pursuant to Section 2.2.18 and certified pursuant to Section 2.2.23;

2.2.22.2.          subject to the approval of shareholders of IESI prior to the Closing representing at least 75% of the aggregate voting power of IESI (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), transfer a number of Units equal to the Bonus Pool Number to such individuals as the compensation committee of the board of directors of IESI shall have instructed prior to Closing; and

2.2.22.3.          subject to the approval of shareholders of IESI prior to the Closing representing at least 75% of the aggregate voting power of IESI (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), transfer a number of Units equal to the Special Bonus Pool Number to the parties to the Forfeiture Agreements pursuant to their respective New Employment Agreements as instructed by the compensation committee of the board of directors of IESI prior to the Closing.

2.2.23.     After the close of business on the day immediately prior to the Closing Date, IESI shall deliver to the Fund a certificate (the “Allocation Certificate”) signed by an officer of IESI, setting forth (i) the applicable Unit Percentages with respect to each class of IESI Common Stock and each series of IESI Preferred Stock, (ii) the Share Pool Number and the number of Other Pool Units, (iii) the names of the Persons entitled to the Other Pool Units and their respective entitlements, and (iv) a certification that upon delivery of such Units the relevant 1999 Options and the Boisture Warrant and the Sowell Warrant shall be terminated without the requirement of any further action by any Person.

Post-Merger Steps

2.2.24.     Immediately after the Merger, the Fund shall contribute its IESI Common Shares to Fund Newco, and in consideration therefor Fund Newco shall issue to the Fund additional Fund Newco common shares.  IESI and the Fund shall, acting reasonably, determine whether or not IESI has accumulated earnings and profits for tax purposes as of December 31, 2004.  If it so determined that IESI has such accumulated earnings and profits in excess of US$100,000, then the transaction provided for in the first sentence of this Section 2.2.24 shall be effected immediately before the Merger and the Parties shall take such additional actions as may be reasonably requested by any Party to effect this change.

Other

2.2.25.     The parties thereto shall execute and deliver a Securityholders’ Agreement consistent with the form of the draft attached as Exhibit 2.2.25 (the “Securityholders’ Agreement”).

2.2.26.     The Fund shall use its reasonable commercial efforts to cause the requirements set forth in the Amended and Restated Declaration of Trust as regards the Trustees to be effected by the appointment of the individuals set forth on Exhibit 2.2.26.

2.2.27.     At or following the Closing, the Fund shall cause the Surviving Corporation to make (i) payments in cash in the aggregate amount of US$3,360,000 pursuant to and at the times specified in the New Employment Agreements with Messrs. Apuzzi, Cowee, Flood and LoVerde and (ii) fiscal 2004 cash bonus payments to IESI employees in the aggregate amount of at least US$1,600,000 pursuant to the terms of the associated cash bonus plan.

2.3          Aggregate Unit Number Adjustment

In the event the Offering is completed at an actual price per Unit (the “Actual Offering Price”) which is less than Cdn$25.63 per Unit (the “Signing Unit Price”), the Aggregate Unit Number shall be decreased as shown in Exhibit 2.3 (for greater certainty, the Aggregate Unit Number shall never be greater than 23,307,185); provided that if the Fund has completed the acquisition of another business at any time after the date hereof and before the completion of the Offering, the amounts set forth in Exhibit 2.3 shall be adjusted upwards (but in no event shall the Aggregate Unit Number be greater than 23,307,185) in order that the simple annualized accretion in the Fund’s free cash flow available for distribution per Unit outstanding on the date hereof reflects the pro forma effect of such acquisition(s) on a basis and in a manner consistent with the methodologies used to prepare Exhibit 2.3.

2.4          Officers and Directors of Surviving Corporation

The officers of IESI immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.  The directors of the Surviving Corporation shall be the individuals set forth on Exhibit 2.4 until the earlier of their resignation or removal or their otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

2.5          Appraisal Remedy

Notwithstanding anything in this Agreement to the contrary, shares of IESI Common Stock and IESI Preferred Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand payment for and properly demands an appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision) (“Dissenting Shares”) shall not be converted into a right to receive Participating Preferred Shares but shall only have the rights set forth in Section 262 of the DGCL (or any successor provision) unless such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to such payment or appraisal, if any, with respect to such Dissenting Shares in accordance with Section 262 of the DGCL.  If, after the Effective Time, such holder fails to perfect or effectively withdraws or loses any such right to appraisal, each such share of such holder shall not be treated as a Dissenting Share for purposes of this Agreement and shall thereupon be deemed to have been converted as of the Effective Time into the right to receive Participating Preferred Shares in accordance with Section 2.2.17, without interest.  IESI shall give prompt notice to the Fund of any demands received by IESI for appraisal of shares of IESI Common Stock or IESI Preferred Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by IESI, and the Fund shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  IESI shall not, except with the prior written consent of the Fund, (i) make any payment with respect to any such demand, (ii) settle or offer to settle any such demand, (iii) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL or (iv) agree to do or commit to do any of the foregoing.

2.6          Closing

2.6.1.       The Closing.  The Closing shall take place on the Closing Date at 9:00 a.m., local time, at the offices of Torys LLP, 237 Park Avenue, New York, New York  10017.

2.6.2.       Exchange Procedure for Stock.  Within a reasonable period prior to the Closing Date, IESI shall mail to each holder of record of a certificate or certificates of which immediately prior to the Effective Time represented outstanding shares of IESI Common Stock or IESI Preferred Stock (the “Certificates”) whose shares were converted into the right to receive such holder’s ratable portion of the Participating Preferred Shares in accordance with Section 2.2.17:  (i) a letter of transmittal provided by the Fund and reasonably satisfactory to IESI (the “Letter of Transmittal”) and (ii) instructions as specified by the Fund for use in effecting the surrender of the Certificates in exchange for such Participating Preferred Shares.  After the Effective Time, upon surrender of a Certificate for cancellation to the Surviving Corporation or to such other agent or agents as may be appointed by the Surviving Corporation, together with the Letter of Transmittal, duly completed and executed, and such other instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Surviving Corporation shall promptly distribute to such holder, the number of Participating Preferred Shares that such holder is entitled to receive pursuant to Section 2.2.17 and the Certificate so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of shares of IESI Common Stock or IESI Preferred Stock that is not registered in the transfer records of the Surviving Corporation, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such

Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.6.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a ratable portion of the Participating Preferred Shares into which the shares of IESI Common Stock or IESI Preferred Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.2.17, together with all accrued distributions thereon.

2.6.3.       No Further Ownership Rights.  The Participating Preferred Shares delivered upon the surrender of the shares of IESI Common Stock or IESI Preferred Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares.  There shall be no further registration or transfers on the stock transfer books of the Surviving Corporation of the shares of IESI Common Stock or IESI Preferred Stock which were outstanding immediately prior to the Effective Time.

2.6.4.       No Liability.  Notwithstanding anything to the contrary in this Section 2.6, none of the Purchasers nor the Surviving Corporation shall be liable to any holder of shares of IESI Common Stock or IESI Preferred Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

2.6.5.       Lost, Stolen or Destroyed Certificates.  In the event any Certificate representing shares of IESI Common Stock or IESI Preferred Stock shall have been lost, stolen or destroyed, the Surviving Corporation shall deliver the Participating Preferred Shares in exchange for such lost, stolen or destroyed Certificate upon the making of an affidavit of that fact by the holder thereof; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver an indemnity (with or without a bond in support thereof and in such sum as it may reasonably direct) against any claim that may be made against the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.6.6.       No Fractional Shares.  No certificates representing fractional shares of Participating Preferred Stock shall be issued.  In lieu of such issuance of fractional shares, the Surviving Corporation shall pay each holder of certificates representing shares of IESI Common Stock or IESI Preferred Stock which would otherwise entitle such holder to receive fractional shares of Participating Preferred Stock an amount in cash equal to the product of (i) the portion of a single share of Participating Preferred Stock that such holder would be entitled to receive were fractional shares of Participating Preferred Stock permitted to be issued hereunder and (ii) the value of a single share of Participating Preferred Stock, based on the product of the Exchange Ratio as of Closing and the Closing Unit Value.

2.6.7.       Exchange Procedure for Options; Warrants.

2.6.7.1.            At the Effective Time, the Surviving Corporation shall deliver to the holders of the 1999 Options the applicable number of Units set forth in the Allocation Certificate.

2.6.7.2.            At the Effective Time, the Surviving Corporation shall, upon surrender of the Sowell Warrant and Boisture Warrant, deliver to the holders of the Sowell Warrant and Boisture Warrant the applicable number of Units set forth in the Allocation Certificate.

2.7          Owner Representative

By their approval of the Merger, each of the Owners shall conclusively be deemed to have consented to, approved and agreed to be personally bound by, as applicable:  (i) the appointment of TC Equity Partners IV, L.L.C. as the initial Owner Representative and as the attorney-in-fact and agent for and on behalf of each of the Owners as provided in this Agreement; (ii) the taking by the Owner Representative of any and all actions and the making of any decisions required or permitted to be taken by the Owner Representative under this Agreement; (iii) the obligation of each Owner to reimburse the Owner Representative as set forth in the last sentence of this Section 2.7 in the event that the Owner Representative incurs any expenses in connection with fulfilling its responsibilities under Article VI, which expenses are not otherwise reimbursable by the Fund in accordance with Article VI; and (iv) the obligation to indemnify and hold the Owner Representative harmless from any Losses incurred by such Person in conduct of its duties under Article VI, except to the extent of any such Losses arising from fraud or wilful misconduct by the Owner Representative.  The Owner Representative shall have authority and power to act on behalf of each Owner with respect to the disposition, settlement or other handling of all indemnity claims under Article VI so long as all the Owners are treated in a consistent manner in accordance with their interests and/or consent in writing to different treatment.  Each Owner shall be bound by all actions taken by the Owner Representative in connection with indemnity claims under Article VI, and the Purchasers shall be entitled to rely on any action or decision of the Owner Representative in connection therewith.  The Owner Representative may be changed from time to time upon the approval of holders of a majority of the Escrow Shares.  In the event that the Owner Representative incurs expenses or suffers Losses which are reimbursable or indemnifiable (as the case may be) by the Owners as described in clauses (iii) and (iv) above, upon written notice by the Owner Representative to the Fund, the Fund shall amend Schedule I of the Securityholders’ Agreement to reallocate the percentage interests of the Owners in the Escrow Shares pro rata as directed by the Owner Representative so that, immediately after such reallocation, in the event of a full release of the Escrow Shares to the Owners, the Owners designated by the Owner Representative to receive the benefit of such reallocation (which are anticipated to be the Owner Representative and/or one or more affiliates thereof) would be entitled to receive an additional number of Escrow Shares having a value (based on the Market Price Per Unit as of the relevant date of such notice and the applicable Exchange Ratio) equal to the applicable amount of reimbursable expenses or indemnifiable Losses, as applicable.

2.8          Escrow Shares.

A number of shares of Participating Preferred Stock equal to the sum of the aggregate number of (i) Class A Escrow Shares, (ii) Class B Escrow Shares, (iii) Series A Preferred Escrow Shares, (iv) Series B Preferred Escrow Shares, (v) Series C Preferred Escrow Shares, (vi) Series D Preferred Escrow Shares, and (vii) Series E Preferred Escrow Shares (collectively, the “Escrow Shares”) shall be certificated, delivered and held by the Surviving Corporation on behalf of the Owners until such shares are released to the Owners or transferred and cancelled pursuant to and in accordance with Article VI.  The number of Escrow Shares set aside and held by the Surviving Corporation shall be adjusted from time to time upon the occurrence of certain events specified in Article VI.

Article III

REPRESENTATIONS AND WARRANTIES OF IESI

Contemporaneously with the execution and delivery of this Agreement, IESI is delivering to the Purchasers the IESI Disclosure Letter required to be delivered pursuant to this Agreement, which is deemed to constitute an integral part of this Agreement and to modify the representations and warranties of IESI contained in this Agreement; provided that no disclosures set forth in the IESI Disclosure Letter shall modify a particular representation and warranty of IESI contained in this Agreement except for such disclosures, if any, as shall be set forth in the IESI Disclosure Letter under a Section heading that corresponds to the Section of this Agreement containing the particular representation and warranty.  Matters reflected in the IESI Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the IESI Disclosure Letter.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

As of the date hereof, IESI represents and warrants to the Purchasers as to the following:

3.1          Authorization

IESI has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder, including the completion of the Transactions.  The execution, delivery and performance by IESI of this Agreement and the Transaction Documents to which it is or will be a party, including the completion of the Transactions, have been duly authorized by all necessary (corporate) action on the part of IESI and its directors and stockholders, and no other action on the part of IESI or its directors and stockholders, is necessary to authorize such execution, delivery or performance.

3.2          Existence and Good Standing; Authority; Binding Obligation

3.2.1.       Each IESI Entity is an organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each IESI Entity has the full legal right, power and authority to execute and deliver the Transaction Documents to which it is or will be a party and to perform its obligations thereunder, including the completion of the relevant Transactions.  Assuming in each case valid execution and delivery by the other parties thereto, this Agreement constitutes and, when executed and delivered by the relevant IESI Entities, as applicable, each of the other Transaction Documents will constitute, legal, valid and binding obligations of each IESI Entity that is a party thereto enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws in effect from time to time relating to or affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) (the “Enforcement Qualifications”).

3.2.2.       Each IESI Entity has the full power and authority to own, lease and operate its assets and to carry on its business as now being conducted.  Each IESI Entity is qualified to do business in every jurisdiction where the character or location of the properties owned or leased by it, or the nature of the business conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the IESI Entities or the IESI Business.  Each IESI Entity has provided or made available to the Fund correct and complete copies of all its organizational and governing documents, including all amendments thereto and restatements thereof.  None of the IESI Entities is in default of any of the terms or conditions of any of its organizational and governing documents.  After giving effect to any waivers of the IESI stockholders included in the stockholder consents authorizing the Transactions, neither the execution and delivery of this Agreement or any of the Transaction Documents by the IESI Entities, as applicable, nor the performance of their respective obligations thereunder, including the completion of the Transactions, conflict with or will conflict with or violate or will violate any provision of their respective organizational or governing documents.

3.3          Existing Structure; Subsidiaries and Investments

3.3.1.       Section 3.3.1 of the IESI Disclosure Letter sets forth a correct and complete chart showing the names, jurisdictions of organization and the ownership of each IESI Entity (including the authorized, issued and outstanding capital stock, partnership or membership interest or other ownership interest of each IESI Entity).  Other than as set forth in Section 3.3.1 of the IESI Disclosure Letter, no Person has any record ownership interest in IESI or record or beneficial ownership interest in any IESI Entity (other than IESI).  All shares of capital stock, partnership or membership interest or other ownership interest so indicated in Section 3.3.1 of the IESI Disclosure Letter, as being issued and outstanding have been validly issued and are fully paid and non-assessable securities and all shares of capital stock, partnership or membership interest or other ownership interest (excluding shares of capital stock of IESI) are owned as indicated in Section 3.3.1 of the IESI Disclosure Letter, free and clear of any Lien other than as set forth in Section 3.3.1 of the IESI Disclosure Letter.  Other than as set forth in Section 3.3.1 of the IESI Disclosure Letter, there are no restrictions on the voting rights (including voting trusts or proxies), or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of any IESI Entity or any registration rights with respect to any securities of any IESI Entity, other than pursuant to this Agreement or the other Transaction Documents.

3.3.2.       Section 3.3.2 of the IESI Disclosure Letter sets forth the amount of all intercompany Indebtedness held by any IESI Entity as of September 30, 2004.

3.3.3.       Except as set forth in Section 3.3.3 of the IESI Disclosure Letter, or as contemplated by this Agreement, none of the IESI Entities directly or indirectly owns or has any commitment to purchase any capital stock, partnership, membership or other equity, ownership or proprietary interest in any Person, nor does any IESI Entity have any direct or indirect subsidiary.

3.4          No Obligations to Issue Interests

Section 3.4 of the IESI Disclosure Letter sets forth a complete list and description of all options, warrants, rights, calls, subscriptions, commitments, conversion rights, rights of exchange, rights of first refusal, plans or other agreements of any character to which any IESI Entity is subject or by which it is bound relating to the purchase, issuance, transfer or sale of any capital stock, partnership, membership or other equity, ownership or proprietary interests, as the case may be, of any IESI Entity.  Other than as set forth in Section 3.4 of the IESI Disclosure Letter, there are no capital stock, partnership, membership or other equity, ownership or proprietary interests, as the case may be, of any IESI Entity reserved for issuance for any purpose.

3.5          No Restrictions

3.5.1.       Except as set forth in Section 3.5.1 of the IESI Disclosure Letter (the “IESI Consents”) and except the filing of a Certificate of Merger pursuant to the DGCL and relying on the representation and warranty of the Purchasers set forth in Section 4.31, none of the IESI Entities is a party to, or otherwise subject to, any charter, by-law, Lien, material Permit, Material Contract, Order or Law, or any material restriction of any kind of character which:  (i) would require consent, authorization or approval of, or designations, registrations, declarations or filings with any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement and each Transaction Document or any other instrument or document required to be executed and delivered pursuant hereto and thereto, including the completion of the Transactions; (ii) provides for the payment or acceleration of any amount upon the execution and delivery of this Agreement or any Transaction Document by the Parties thereto or the completion of the Transactions, with or without the giving of notice or the lapse of time or both; or (iii) would prevent completion of the Transactions or the compliance by any of the IESI Entities with this Agreement and each Transaction Document.

3.5.2.       None of the IESI Entities carry on, or control a Person that carries on, an operating business (as defined in Section 108 of the Competition Act (Canada)) in Canada.

3.6          Financial Statements

(i) The audited consolidated financial statements included in IESI’s annual report on Form 10-K for its fiscal year ended December 31, 2003 (such financial statements collectively, the “IESI Audited Financial Statements” and such report, the “Form 10-K”), and (ii) the unaudited consolidated financial statements included in IESI’s quarterly report on Form 10-Q for the nine months ended September 30, 2004 (such financial statements, the “IESI Interim Financial Statements” and, together with the IESI Audited Financial Statements, the “IESI Financial Statements” and such report, the “Form 10-Q” and such date, the “IESI Balance Sheet Date”), have been prepared from the Books and Records of the IESI Entities and in accordance with United States GAAP (subject to usual year-end adjustments in the case of the IESI Interim Financial Statements) consistently applied throughout the periods indicated, except as may otherwise be noted therein.  The IESI Financial Statements present fairly, in all materials respects, the consolidated financial position of IESI and its consolidated subsidiaries as of their respective dates, and their results of operations for the year and period, respectively, then ended.

3.7          Liabilities

3.7.1.       None of the IESI Entities has any Liabilities, whether accrued, absolute, contingent or otherwise, that United States GAAP would require to be reflected in the balance sheet included in the IESI Interim Financial Statements to present fairly, in all material respects, the consolidated financial position of IESI and its consolidated subsidiaries, other than (i) as and to the extent reserved for in the balance sheet contained in the IESI Interim Financial Statements or in the notes thereto, (ii) current liabilities in respect of trade or business obligations incurred after the IESI Balance Sheet Date in the Ordinary Course (and not materially different in type or amount), none of which, separately or in the aggregate, has had a Material Adverse Effect on the IESI Entities or the IESI Business, (iii) as set forth in Section 3.7.1 of the IESI Disclosure Letter and (iv) any Liabilities arising as a result of the Transactions.  The only Liabilities of the IESI Entities are, and immediately after the Closing will be, Liabilities with respect to the IESI Business or arising from the Transactions.

3.7.2.       Set forth in Section 3.7.2(a) of the IESI Disclosure Letter is a list of all securitization transactions and “off-balance sheet arrangements” as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Act (collectively, “Off-Balance Sheet Arrangements”) binding on any IESI Entity as of September 30, 2004, and correct and complete copies of all documentation creating or governing such Off-Balance Sheet Arrangements have been delivered or made available to the Fund and on the Closing Date, Section 3.7.2(b) of the IESI Disclosure Letter will set forth a list of all surety bonds, letters of credit and similar instruments binding on any IESI Entity as of December 31, 2004.

3.7.3.       The accounts payable reflected on the balance sheet included in the IESI Interim Financial Statements and such additional amounts payable as will be reflected on the Books and Records of the IESI Entities on the Closing Date have arisen or will arise from bona fide, arm’s length transactions in the Ordinary Course.  During the twelve month period prior to the date hereof, none of the IESI Entities has failed to pay any of its accounts payable in excess of $100,000 in the Ordinary Course other than matters currently in dispute and set forth in Section 3.7.3 of the IESI Disclosure Letter.

3.8          Accounts Receivable

All of the Accounts Receivable and all such accounts receivable which have arisen since the IESI Balance Sheet Date are or have arisen only from bona fide, arm’s length transactions in the Ordinary Course and, to IESI’s Knowledge, constitute valid and enforceable claims.  Except as set forth in Section 3.8 of the IESI Disclosure Letter, and other than as has been reserved for in the IESI Interim Financial Statements, to IESI’s Knowledge there are no known or asserted claims, or rights of set off against any such accounts receivable and no account debtor or note debtor has refused to pay, in a timely manner or otherwise, or threatened to refuse in writing or, to IESI’s Knowledge, orally to pay its accounts receivable obligations to the IESI Entities for any reason, or has otherwise made a claim of set-off or similar claim (other than in amounts not in excess of $100,000 per account debtor or $1,000,000 in the aggregate), and, to IESI’s Knowledge, no account debtor or note debtor is insolvent or bankrupt.

3.9          Books and Records

All Books and Records pertaining to the IESI Business have been maintained in accordance with United States GAAP consistently applied, to the extent applicable, and in accordance with good business practices, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.  The minute books of each IESI Entity contain materially complete and materially accurate records of all organizational and governing documents including all meetings of, and actions or written consents taken by, the directors, stockholders, partners, managers and members of the IESI Entities, as the case may be.  True and complete copies of such minute books and Books and Records have been made and continue to be made available for inspection by the Purchasers and their Representatives.

3.10        Properties; Encumbrances; Condition; Leases; Licenses

3.10.1.        Real Property.

3.10.1.1.               Other than immaterial non-operating properties, Section 3.10.1.1 of the IESI Disclosure Letter sets forth a description of all real property which is owned in fee (in this Article III, the “Owned Real Property”) or leased (in this Article III, the “Leased Real Property”, and collectively with the Owned Real Property, the “Real Property”) by each of the IESI Entities.

3.10.1.2.               The IESI Entities, as applicable, have good and valid title, in fee simple, to all the Owned Real Property, and, as of the Closing Date, such Owned Real Property shall be free and clear of all Liens, except Permitted Liens.

3.10.1.3.               Except as set forth in Section 3.10.1.3 of the IESI Disclosure Letter, the IESI Entities, as applicable, have good and valid leasehold rights to all the Leased Real Property, and, as of the Closing Date, such leasehold rights shall be free and clear of all Liens, except Permitted Liens and restrictions contained in the relevant lease and any restrictions imposed by operating permits relating to such Leased Real Property.  The IESI Entities, as applicable, have the right to use such Leased Real Property in accordance with the terms of the applicable lease for the conduct of its business as presently conducted in all material respects.  None of the IESI Entities have received any written or, to IESI’s Knowledge, oral notice that any Material Lease will not be renewed at the termination thereof or that any such lease will be renewed only at substantially higher rent.  To IESI’s Knowledge, the IESI Entities, as applicable, are in peaceable possession of the Leased Real Property.

3.10.1.4.               None of the IESI Entities has received any written or, to IESI’s Knowledge, oral notice from any Governmental Authority claiming that such IESI Entity is currently violating, or any of the Owned Real Property is currently in violation of, any material building or zoning Law with respect to the Owned Real Property or requesting or requiring the performance of any repairs, alterations or other work in order to so comply.

3.10.1.5.               To IESI’s Knowledge (without inquiry), the Owned Real Property and its current uses conform with all applicable Laws, including those relating to zoning, environmental and health and safety standards.  The IESI Entities do not currently have any outstanding applications for rezoning of any of the Owned Real Property and have no proposed or pending changes to any zoning affecting any of the Owned Real Property.

3.10.1.6.               To IESI’s Knowledge, no part of the Real Property is subject to any building or use restriction that would restrict or prevent the use and operation of the Real Property for the IESI Business by the Purchasers in the same manner as prior to the Closing.

3.10.1.7.               Except as set forth in Section 3.10.1.7 of the IESI Disclosure Letter, any material buildings, plants and other structures or improvements constituting part of the Real Property are being maintained by the IESI Entities in good working condition and repair in all material respects (ordinary wear and tear excepted) and have no material structural or other defects.

3.10.1.8.               Except as set forth in Section 3.10.1.8 of the IESI Disclosure Letter, to IESI’s Knowledge, there is no proposed or pending assessment or any condemnation, taking by eminent domain or similar proceedings with respect to any portion of the Owned Real Property and none of the IESI Entities has received any written or oral notice thereof or with respect to any proposed or pending assessment or any condemnation, taking by eminent domain or similar proceedings with respect to any portion of the Leased Real Property.

3.10.2.        Personal Property.

3.10.2.1.               Section 3.10.2.1 of the IESI Disclosure Letter sets forth a correct and complete list of (i) all Rolling Stock and (ii) all other Personal Property having a net book value, as of the date hereof in excess of $250,000, which is owned, leased, used or held for use by the IESI Entities.  Except as set forth in Section 3.10.2.1 of the IESI Disclosure Letter, such Rolling Stock and other Personal Property is being maintained in good working condition and repair in all material respects (ordinary wear and tear excepted).

3.10.2.2.               Except as set forth in Section 3.10.2.2 of the IESI Disclosure Letter, the IESI Entities, as applicable, have good and valid title to, or leasehold interests pursuant to such leases in, all of the Personal Property used by them in the conduct of the IESI Business as presently conducted.  Except as set forth in Section 3.10.2.2 of the IESI Disclosure Letter, as of the Closing Date, all of the Personal Property of the IESI Entities having a value in excess of $100,000 shall be free of all Liens, other than Permitted Liens.

3.11        Patents; Trademarks; Other Intellectual Property

Section 3.11 of the IESI Disclosure Letter sets forth all registered Intellectual Property or applications for registrations with respect thereto used in the IESI Business.  Such Intellectual Property and any unregistered Intellectual Property used in the IESI Business (the “IESI Intellectual Property”) includes all rights necessary to conduct the IESI Business as presently conducted.  Except as set forth in Section 3.11 of the IESI Disclosure Letter:  (i) each IESI Entity is the exclusive owner of or has a valid and enforceable license to use its respective IESI Intellectual Property and, as of the Closing Date, such IESI Intellectual Property shall be free and clear of all Liens, except Permitted Liens and restrictions imposed by the terms of the relevant license; (ii) no adverse claims have been made in writing or, to IESI’s Knowledge, orally, and no dispute has arisen with respect to the IESI Intellectual Property; (iii) to IESI’s Knowledge, the operation of the IESI Business and the use by the IESI Entities of the IESI Intellectual Property do not involve infringement of any Intellectual Property; and (iv) no IESI Entity has received written or, to IESI’s Knowledge, oral notice of any claim or assertion that any of the IESI Intellectual Property is invalid or defective in any material respect or, to IESI’s Knowledge, is aware of any such claim or assertion or any facts or prior act upon which such a claim or assertion could be based.  Neither the execution and delivery of this Agreement or any Transaction Document by the Parties thereto, nor the completion of the Transactions will in any way affect the continuation, validity or effectiveness of the IESI Intellectual Property or require the consent, waiver, approval, authorization of, notice to, or designation, registration, declaration or filing with, any party or third party in respect of the IESI Intellectual Property.

3.12        Contracts

3.12.1.        Except as set forth in Section 3.12.1 of the IESI Disclosure Letter, none of the IESI Entities is party to, or is otherwise bound by, any Contract (in this Article III, together with the New Employment Agreements, collectively, the “Material Contracts”):

3.12.1.1.               which requires payment by any party thereto of more than $500,000 annually, excluding any Contracts of a type referred to in the other provisions of this Section 3.12.1;

3.12.1.2.               for any indebtedness for borrowed money, the principal amount of which exceeds $1,000,000;

3.12.1.3.               for any management, employment, consulting or other similar type of agreement with annual payments in excess of $250,000;

3.12.1.4.               restricting the freedom of any of the IESI Entities to engage in any line of business or to compete with any other Person;

3.12.1.5.               for any sales agency, distributorship or franchise agreement for the provision of services by an IESI Entity with annual payments in excess of $1,500,000;

3.12.1.6.               for any lease of Leased Real Property for which annual rental exceeds $250,000 (each such lease, a “Material Lease”);

3.12.1.7.               for any lease of Personal Property for which annual rental exceeds $125,000;

3.12.1.8.               for any loan, advance, mortgage, pledge, conditional sale or title retention, security, equipment obligation or lease or lease purchase (in addition to any Personal Property Lease or lease for Leased Real Property) with annual payments in excess of $125,000;

3.12.1.9.               for any license or royalty arrangement relating to material Intellectual Property with annual payments in excess of $300,000;

3.12.1.10.             for any lease where an IESI Entity is the lessor of any Real Property or Personal Property with annual payments in excess of $100,000;

3.12.1.11.             for any swap, hedge or forward contractual agreement with annual payments in excess of $250,000;

3.12.1.12.             for any indemnities or guarantees, whether contingent or otherwise, in respect of any Indebtedness or obligations of a third party or relating to or providing for borrowing of money or the extension of credit or for a leasing transaction with a third party with a potential exposure to the relevant IESI Entity in excess of $100,000;

3.12.1.13.             not made in the Ordinary Course;

3.12.1.14.             not at arm’s length or on reasonable commercial terms and conditions other than contracts made with employees terminable at will providing for annual wages not in excess of $50,000 individually or $250,000 in the aggregate; or

3.12.1.15.             the loss of which would reasonably be expected to have a Material Adverse Effect on the IESI Entities or the IESI Business.

3.12.2.     Correct and complete copies of all of the Material Contracts (including all amendments thereto and restatements thereof) have been delivered or made available to the Fund.  Each of the Material Contracts is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as the same may be limited by the Enforcement Qualifications, with respect to the applicable IESI Entities and to IESI’s Knowledge, with respect to the other parties thereto.  None of the IESI Entities is nor, to IESI’s Knowledge, is any other party thereto, in material default under any of the Material Contracts, and no event has occurred or, as a result of the Transactions will occur, which with the giving of notice, the lapse of time, or both, would constitute a material default thereunder or result in any material violation or breach thereof, or give a right of, or result in, termination, cancellation or acceleration of any material obligation or to a loss of a material benefit thereunder, or result in the creation of any Lien in or upon any of the assets or properties of any of the IESI Entities or the IESI Business, except as otherwise set forth in Section 3.12.2 of the IESI Disclosure Letter.

3.13        Sufficiency of Assets

3.13.1.     The IESI Entities are, and immediately after the Closing will be, the owners of, or have rights to use, all the real, personal and intangible property of any kind that is used in carrying on the IESI Business as presently conducted, except to the extent that the failure to be the owners of or have such rights to use would not reasonably be expected to have a Material Adverse Effect on IESI.

3.14        No Litigation

Except as set forth in Section 3.14 of the IESI Disclosure Letter, there is no claim, dispute or Action for amounts in excess of $150,000, pending or, to IESI’s Knowledge, threatened with respect to the IESI Business, any IESI Entity, any of their respective partners, directors, managers or officers and relating to (for all purposes in this Section 3.14) the IESI Entities, the IESI Business or the Transactions, any of their respective capital stock, partnership, membership or other ownership interests or any of the Real Property or the Leased Real Property.  Except as set forth in Section 3.14 of the IESI Disclosure Letter, no IESI Entity is subject to any Order entered in any lawsuit, arbitration or similar proceeding.

3.15        Taxes

Except as set forth in Section 3.15 of the IESI Disclosure Letter:

3.15.1.     The IESI Entities have timely filed all material Tax Returns required to be filed by the IESI Entities in accordance with all applicable Laws with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed.  All such Tax Returns are correct and complete in all material respects.  All Taxes owed and due by each of the IESI Entities (whether or not shown on any Tax Return) have been fully and timely paid by the IESI Entity responsible therefor or have been properly provided for in reserves of IESI in the appropriate IESI Audited Financial Statement.  The IESI Entities have maintained adequate provision on their Books and Records for all material Taxes that have accrued but are not yet due.  None of the IESI

Entities has received written notice of any claim made by any Governmental Authority in any jurisdiction where a IESI Entity did not file Tax Returns that any of the IESI Entities was or may be subject to taxation therein.

3.15.2.     No waivers or extensions of any applicable statute of limitations for the filing of any material Tax Returns, payment of any material Taxes or the assessment, reassessment or collection of any material Taxes by the IESI Entities are outstanding.  All deficiencies proposed as a result of any audits or any other action or proceeding by a Governmental Authority for assessment, reassessment or collection of material Taxes relating to the IESI Entities have been paid or settled.  To IESI’s Knowledge, none of the IESI Entities is negotiating any material draft assessment or reassessment with any Taxing Authority.  Based on IESI’s Knowledge, there is no material dispute or claim concerning any Tax liability of any of the IESI Entities.  None of the IESI Entities has received written notice of any pending federal, state, local or foreign material Tax audit or assessment of any of the IESI Entities and, to IESI’s Knowledge, no such Tax audit or assessment is threatened against any of the IESI Entities.  All Tax records required to have been kept and maintained by the IESI Entities have been so kept and maintained, in their proper form, for at least the minimum retention period required by the laws or regulations of the relevant taxing jurisdiction.

3.15.3.     Each of the IESI Entities has withheld, collected, deposited and paid when due all Taxes required to have been withheld, collected, deposited and paid under all applicable Laws to the relevant Governmental Authority or other relevant Taxing Authority.

3.15.4.     None of the IESI Entities is a party to, is bound by or has any obligation under, any Tax sharing, indemnification or similar agreement.

3.15.5.     IESI has made available to the Purchasers correct and complete copies of each of the following, to the extent related to tax years for which assessment or reassessment is not bound by any applicable statute of limitations:  (i) all material audit, examination and similar reports relating to Taxes due from or with respect to any of the IESI Entities; (ii) all material Tax Returns, and any amendments thereto, material Tax election statements, material Tax examination reports and similar documents filed by any of the IESI Entities; and (iii) all material closing agreements or similar agreements entered into by any of the IESI Entities with any Taxing Authority and all statements of material Tax deficiencies assessed against or agreed to by any of the IESI Entities.

3.15.6.     The IESI Entities do not have any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, provincial, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the IESI Entities.

3.15.7.     There are no material adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state, provincial or local Tax Laws) that are required to be taken into account by the IESI

Entities in any period ending after the Closing date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

3.15.8.     There is no limitation on the utilization by any of the IESI Entities of any net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of foreign, state or local Law (other than any such limitation arising as a result of the consummation of the Transactions).  The IESI Entities have not distributed to stockholders or securityholders stock or securities of a controlled corporation, nor has stock or securities of the IESI Entities been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions.

3.15.9.     The IESI Entities will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law).

3.16        Insurance

Set forth in Section 3.16 of the IESI Disclosure Letter is a correct and complete list of insurance policies which each IESI Entity currently maintains or which is maintained by any other Person with respect to any IESI Entity and correct and complete copies of such policies have been delivered or made available to the Fund.  Except as set forth in Section 3.16 of the IESI Disclosure Letter, such policies are in full force and effect, and all premiums due on such policies have been paid in full and in a timely manner.  There are no notices of any pending or, to IESI’s Knowledge, threatened termination or premium increases with respect to any such policies.  No IESI Entity has had any material casualty loss or other occurrence which may give rise to any claim of any kind not covered by insurance or, to IESI’s Knowledge, of any occurrence which may give rise to any claim of any kind not covered by insurance.  No third party has filed any claim against any IESI Entity for personal injury, property damage or other occurrence of a kind for which liability insurance is generally available which is not fully insured (subject to payment of the applicable deductible).  Any claims against the IESI Entities covered by insurance have been reported to the insurance carrier on a timely basis and are listed on Schedule 3.16 of the IESI Disclosure Letter.

3.17        Permits

Set forth in Section 3.17 of the IESI Disclosure Letter is a complete and accurate list of all material Permits held by the IESI Entities or relating to the IESI Business (the “IESI Permits”).  The IESI Permits are all the Permits required for the conduct of the IESI Business as presently conducted in all material respects.  Except as set forth in Section 3.17 of the IESI Disclosure Letter, all the IESI Permits are in full force and effect and no IESI Entity has engaged in any activity which would cause or permit revocation or suspension of any IESI Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any IESI

Permit is pending or, to IESI’s Knowledge, threatened.  IESI has not received written notice of any, and to IESI’s Knowledge, there are no, existing defaults or events of default or events or states of fact which with notice or lapse of time or both would constitute a default by any IESI Entity under any IESI Permit.  None of the terms and conditions relating to the IESI Permits, nor the Laws pursuant to which they were issued require that any consent or approval of, of filing with or notice to, any Governmental Authority or other Person be made to assure the continued holding by any IESI Entity of the IESI Permits after the Closing except for the IESI Consents.

3.18        Compliance with Laws; Regulatory Matters

3.18.1.     Except with respect to tax or environmental matters, and except as may be set forth in Section 3.18.1 of the IESI Disclosure Letter:  (i) the IESI Entities are in material compliance with all applicable Laws; (ii) there is no pending notice alleging any material violation of, and there are no current material violations of, any Law, nor any circumstances that, without redress in the normal course, will cause a material violation of any Law or provide any basis for any assertion for any claim for compensation or damages or otherwise arising out of any material violation of any Law; and (iii) no IESI Entity has received any written, or to IESI’s Knowledge, oral notification of any asserted present or past failure to comply with any Law which has not been satisfactorily responded to in the time period required thereunder.

3.18.2.     Other than in connection with any environmental site assessments referred to in the environmental reports listed in Section 3.18.2 of the IESI Disclosure Letter, none of the IESI Entities has conducted any internal investigation with respect to which they consulted outside counsel concerning any alleged violation of any Law applicable to the IESI Entities or the IESI Business (regardless of the outcome of such investigation) on the part of any IESI Entity or any of their respective officers, directors, employees, agents or representatives.

3.19        Environmental Matters

3.19.1.     Except as set forth in Section 3.19.1 of the IESI Disclosure Letter, each IESI Entity, the IESI Business and the Owned Real Property, and, to IESI’s Knowledge, the Leased Real Property, is and has been in compliance in all material respects with all applicable Environmental Requirements.  For purposes of this Section 3.19.1, IESI’s Knowledge shall not require inquiry of lessors with respect to the Leased Real Property.

3.19.2.     Except as set forth in Section 3.19.2 of the IESI Disclosure Letter, each IESI Entity has obtained all material Permits and maintained and complied in all material respects with all such Permits required for its operations under applicable Environmental Requirements.

3.19.3.     Except as set forth in Section 3.19.3 of the IESI Disclosure Letter, there are no pending or, to IESI’s Knowledge, threatened material Environmental Claims against or affecting any IESI Entity, the IESI Business, any Owned Real Property or, to IESI’s Knowledge, any Leased Real Property or Former Real Property.  For purposes of this Section 3.19.3, IESI’s Knowledge shall not require inquiry of lessors with respect to the Leased Real Property or Former Real Property that was leased.

3.19.4.     Except as set forth in Section 3.19.4 of the IESI Disclosure Letter, none of the IESI Entities or, to IESI’s Knowledge, any of its predecessors, has handled, Released or disposed of, nor has it allowed or arranged for any third party to handle, Release, or dispose of, any Hazardous Waste.

3.19.5.     None of the IESI Entities nor, to IESI’s Knowledge, any of its predecessors, has handled, Released or disposed of, nor has it allowed or arranged for any third party to handle, Release or dispose of, any waste to, at or upon:  (i) any location other than a site lawfully permitted to receive such waste except as set forth in Section 3.19.6(b) of the IESI Disclosure Letter; or (ii) except as listed in Section 3.19.5 of the IESI Disclosure Letter, any site which, pursuant to any Environmental Requirements, (x) has been placed on the National Priorities List or its state or local equivalent, or (y) the EPA or the relevant state or local agency or other Governmental Authority has notified any of the IESI Entities that such Governmental Authority has proposed or is proposing to place on the National Priorities List or its state or local equivalent.

3.19.6.     Except as set forth in Section 3.19.6(a) of the IESI Disclosure Letter, no part of the Real Property or Former Real Property has ever been used by the IESI Entities or, to IESI’s Knowledge, by any of its predecessors or other Person as a landfill for the disposal of waste.  Except with respect to the landfills listed in Section 3.19.6(b) of the IESI Disclosure Letter and except for de minimis amounts, there has been no disposal of waste by the IESI Entities or, to IESI’s Knowledge, by any of its predecessors or other Person except in those areas approved at the time for the disposal of waste in accordance with Environmental Requirements and the IESI Permits.

3.19.7.     Except for the IESI Business, the Real Property and the Former Real Property, to IESI’s Knowledge, there are no other businesses, real properties, operations or undertakings which were owned, leased, occupied or operated by or on behalf of the IESI Entities or their predecessors or which formed part of the business of the IESI Entities or their predecessors or of which the IESI Entities or their predecessors had or might be deemed to have had charge, management or control.

3.19.8.     Except as set forth in Section 3.19.8 of the IESI Disclosure Letter, to IESI’s Knowledge, there has been no Release of any Hazardous Material at, from, in, to, on or under any Real Property or any Former Real Property, that violates any material Environmental Requirement or that could reasonably be expected to give rise to any material Environmental Claim.

3.19.9.     Except as set forth in Section 3.19.9 of the IESI Disclosure Letter, to IESI’s Knowledge, there is no Hazardous Material which is migrating towards any of the Real Property at concentrations which violate any Environmental Requirements.

3.19.10.   Section 3.19.10(a) of the IESI Disclosure Letter identifies each third party transfer station, landfill, recycling facility and other solid waste facility (“Third Party Facility”) utilized by the IESI Entities now or in the past five years based on inquiry of IESI’s Regional Controllers.  There is no pending material Environmental Claim against any of the IESI Entities or, to IESI’s Knowledge, against any of their predecessors or, to IESI’s Knowledge, any threatened material Environmental Claim against the IESI Entities or any of their predecessors with respect to their use of any third party transfer station, landfill, recycling facility or other solid waste facility.  Except as forth in Section 3.19.10(b) of the IESI Disclosure Letter, no IESI Entity or, to IESI’s Knowledge, any of its predecessors, has received any request for information or potentially responsible party notice from any Governmental Authority with respect to any site.

3.19.11.   Except as set forth in Section 3.19.11 of the IESI Disclosure Letter, the IESI Entities’ closure and post-closure estimates with respect to each of its landfills, including future construction and maintenance of all landfill gas control systems, are adequate to meet applicable closure and post-closure obligations, and the resulting financial assurances are sufficient to meet applicable Environmental Requirements.

3.19.12.   Except as set forth in Section 3.19.12 of the IESI Disclosure Letter, there have been no material citizen complaints in the past five years and there are no current material citizen complaints with respect to the IESI Entities’ trucking, transfer station, recycling or landfill operations.

3.19.13.   Except as set forth in Section 3.19.13 of the IESI Disclosure Letter, there are no material Environmental Claims associated with the IESI Entities’ installation or use of equipment on customer properties.

3.19.14.   Except as set forth in Section 3.19.14 of the IESI Disclosure Letter, to IESI’s Knowledge based on inquiry of IESI’s Regional Environmental Managers, no underground storage tank (active or abandoned), polychlorinated biphenyl containing equipment, or asbestos containing material is present at, on or under the Real Property in circumstances that would reasonably be expected to give rise to a material Environmental Claim.

3.19.15.   Except as set forth in Section 3.19.15 of the IESI Disclosure Letter, there is no Lien arising under or pursuant to any Environmental Requirement on any Real Property with respect to the remediation of or failure to remediate any Hazardous Material.

3.19.16.   To IESI’s Knowledge, Section 3.19.16 of the IESI Disclosure Letter lists all material environmental compliance matters (including potential non-compliance issues and charges under Environmental Requirements) currently under discussion with, under consideration by, or outstanding from the point of view of Governmental Authorities relating to (i) violations of any Environmental Requirements in relation to the IESI Entities or the IESI Business; (ii) any IESI Permits issued to the IESI Entities; or (iii) with respect to the Real Property, the Former Real Property or the IESI Business.

3.19.17.   Section 3.19.17 of the IESI Disclosure Letter lists all Environmental Claims against the IESI Entities that have (i) resulted in conviction or acquittal and/or (ii) reached some other resolution.

3.19.18.   Section 3.19.18 of the IESI Disclosure Letter lists all Contracts with respect to:

3.19.18.1.        host community commitments;

3.19.18.2.        post-closure community agreements; and

3.19.18.3.        other similar material Contracts relating to any IESI Entity, the IESI Business, the Real Property or the Former Real Property;

3.19.19.   To IESI’s Knowledge, the documents, IESI personnel, IESI consultants and IESI lawyers made available to the Purchasers have disclosed all material matters that have resulted in an Environmental Claim or that could reasonably be expected to give rise to an Environmental Claim against IESI.

3.20        Absence of Certain Business Practices

IESI has not during the past five years and no other IESI Entity has, during the shorter of (i) the period such entity has been owned by IESI or (ii) the past five years, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the IESI Business in connection with any actual or proposed transaction which (i) might subject the IESI Entities to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, would have had a Material Adverse Effect, or (iii) if not continued in the future, would reasonably be expected to have a Material Adverse Effect or which might subject the IESI Entities or the BFI Entities to suit or penalty in any private or governmental litigation or proceeding.

3.21        Compensation; Non-Arm’s Length Arrangements

3.21.1.     Set forth in Section 3.21.1 of the IESI Disclosure Letter, with respect to each IESI Entity, is a correct and complete list of (i) all agreements, plans, arrangements or commitments with employees, officers, directors, managers, shareholders, partners, members, consultants, independent contractors, sales representatives or agents with regard to compensation or benefits (correct and complete copies of which have been made available to the Fund) and (ii) the number of full-time and part-time employees, indicating union membership or not, for each operating location of the IESI Business (in this Article III, the “Employees”).  Except as set forth in Section 3.21.1 of the IESI Disclosure Letter, all bonuses granted to or earned by employees prior to the date hereof have been paid in full to such employees.

3.21.2.     Except as set forth in Section 3.21.2 of the IESI Disclosure Letter, neither the execution of this Agreement or the Transaction Documents nor the completion of the Transactions shall result in any liability for severance pay or similar payment requirements to any employee, officer, director, manager, shareholder, partner, member, consultant, independent contractor, sales representative, agent or other person, or any other related obligations.

3.21.3.     As of the Closing Date, the IESI Entities will not have any outstanding loans or advances to any of the Owners or their Affiliates or to any family member of any of the Owners or their Affiliates.

3.22        Employee Benefit Plans

Except as set forth in Section 3.22 of the IESI Disclosure Letter, no IESI Entity maintains or sponsors, or contributes to, any pension, retirement, supplementary retirement, profit sharing, savings, bonus, incentive or deferred compensation, stock option, employee stock purchase, stock appreciation, phantom stock, severance or termination pay, health, medical, life insurance, disability, welfare, sick pay, supplementary unemployment benefit, vacation pay or other employee benefit plan (correct and complete copies of which have been made available to the Fund).  All such employee benefit plans within the meaning of Section 3(3) of ERISA that are not multiemployer plans within the meaning of Section 3(37) of ERISA (in this Article III, such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements, the “Employee Benefit Plans”) materially comply with all requirements of ERISA, the Code, the regulations issued by the Department of Labor and the Internal Revenue Service thereunder, and with all other applicable Laws, and no IESI Entity has taken or failed to take any action with respect to the Employee Benefit Plans which might create any material liability on the part of such IESI Entity or the Purchasers.  Each “fiduciary” (within the meaning of Section 3(21)(A) of ERISA) as to each Employee Benefit Plan has complied in all material respects with all requirements of ERISA and all other applicable Laws in respect of each such Employee Benefit Plan.  IESI has furnished to the Fund copies of all Employee Benefit Plans and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service with respect to such Employee Benefit Plans for the three plan years prior to the date hereof, and will furnish the Fund with copies of any of the foregoing so filed after the date hereof.  Such financial statements and actuarial reports and annual reports and returns are and shall be correct and complete in all material respects and none of the actuarial assumptions underlying such documents have changed since the respective dates thereof, except changes to interest rates in accordance with changes in market rates of interest.  In addition:

3.22.1.     except as set forth on Section 3.22.1 of the IESI Disclosure Letter, the IESI Entities do not maintain, sponsor or contribute to, and have never withdrawn from, maintained, sponsored or contributed to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer plan” (within the meaning of Section 3(37) of ERISA);

3.22.2.     No IESI Entity has incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any multiemployer plan that remains unpaid as of the date hereof.

3.22.3.     each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code;

3.22.4.     no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Employee Benefit Plan which could reasonably by expected to result in material liability to any IESI Entity or the Purchasers;

3.22.5.     except as set forth in Section 3.22.5 of the IESI Disclosure Letter, no provision of any Employee Benefit Plan or of any agreement, and no act or omission of any IESI Entity in any way limits, impairs, modifies or otherwise affects the right of any IESI Entity or the Purchasers unilaterally to amend or terminate any Employee Benefit Plan after the Closing, subject to the requirements of applicable Law;

3.22.6.     except as set forth in Section 3.22.6 of the IESI Disclosure Letter, there are no contributions which are or will be required to be made to trusts in connection with any Employee Benefit Plan that would constitute a “defined contribution plan” (within the meaning of Section 3(34) of ERISA);

3.22.7.     except as set forth in Section 3.22.7 of the IESI Disclosure Letter, other than claims in the ordinary course for benefits with respect to the Employee Benefit Plans, there are no actions, suits or claims (including claims for income taxes, interest, penalties, fines or excise taxes) pending with respect to any Employee Benefit Plan, or, to IESI’s Knowledge of any circumstances (including arising out of the operation or termination of any Employee Benefit Plan) which might give rise to any such action, suit or claim against any IESI Entity (including claims for income taxes, interest, penalties, fines or excise taxes);

3.22.8.     all reports, returns and similar documents with respect to the Employee Benefit Plans required to be filed with any Governmental Authority have been filed on or before their due date;

3.22.9.     no IESI Entity has any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Section 601 of ERISA.  Each IESI Entity has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and Section 601 of ERISA; and

3.22.10.   except as set forth in Section 3.22.10 of the IESI Disclosure Letter, no IESI Entity is a party to any Contract that would result, separately or in the aggregate, in any payment (whether or not in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code.

3.23        Labor Relations

There have been no material violations of any Laws with respect to the current or former employees, employment practices or work conditions of any IESI Entity, or the terms and conditions of employment, wages and hours.  No IESI Entity is engaged in any unfair labor or other unlawful employment practice and there are no charges of unfair labor practices or other employment related claims, complaints or actions pending or, to IESI’s Knowledge, threatened against any IESI Entity before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other domestic or foreign Governmental Authority.  There is no strike, picketing, slowdown, work stoppage or lock out, or organizational attempt pending or, to IESI’s Knowledge, threatened against or involving any IESI Entity or the IESI Business.  No issue with respect to union representation is pending or, to IESI’s Knowledge, threatened with respect to the employees of any IESI Entity.  Except as set forth in Section 3.23 of the IESI Disclosure Letter, no union or collective bargaining agent or other labor organization has ever been certified or recognized by the IESI Entities as the representative of any of the employees of any IESI Entity.  Each IESI Entity has complied with the Workers Adjustment and Retraining Notification Act.

3.24        Bank Accounts and Powers of Attorney

Set forth in Section 3.24 of the IESI Disclosure Letter is an accurate and complete list of (i) each bank or other financial institution in which any IESI Entity has an account or safe deposit box, and (ii) the names of all Persons authorized to draw thereon or have access thereto and (iii) the names of all Persons holding powers of attorney with respect to any IESI Entity.

3.25        Customers and Suppliers

Set forth in Section 3.25 of the IESI Disclosure Letter is a list of (i) all customers of the IESI Business, as of the IESI Balance Sheet Date, with accounts over $1,300,000 (determined by reference to the revenue from such customer during the twelve months preceding such date) and (ii) the ten largest suppliers of the IESI Business as of the IESI Balance Sheet Date (determined by reference to payments actually made during the twelve months preceding such date).  Since the IESI Balance Sheet Date, there has been no termination or cancellation of, and no modification or change in, the IESI Entities’ business relationship with any customers or suppliers which would reasonably be expected to have a Material Adverse Effect on the IESI Entities or the IESI Business.

3.26        No Changes

Except as set forth in Section 3.26 of the IESI Disclosure Letter, since the IESI Balance Sheet Date (except where otherwise indicated), none of the IESI Entities has:

3.26.1.     discharged or satisfied any Liens or Liabilities, whether absolute, accrued, contingent or otherwise, whether due or to become due, other than current Liabilities shown on the balance sheet contained in the IESI Audited Financial Statements and current Liabilities incurred since the IESI Balance Sheet Date in the

Ordinary Course; and each IESI Entity has discharged or satisfied such Liabilities when due;

3.26.2.     permitted any of its assets with a value in excess of $50,000 to be subjected to any Lien except for Permitted Liens;

3.26.3.     sold, leased, transferred or otherwise disposed of any assets except in the Ordinary Course or as approved by the Purchasers;

3.26.4.     made any capital expenditure other than capital expenditures that are (i) used for ordinary repair necessary to maintain its property and facilities or (ii) less than $2,000,000 individually or less than $7,000,000 in the aggregate for all IESI Entities;

3.26.5.     since January 1, 2004, declared, set aside, made or paid any dividend, or any other distribution with respect to its capital stock, partnership or membership interests or other ownership interests, as applicable, other than to another IESI Entity;

3.26.6.     redeemed, purchased or otherwise acquired or disposed of any of its capital stock, partnership or membership interests or other ownership interests, as applicable, other than any such capital stock, partnership or membership interest or other ownership interest held by another IESI Entity;

3.26.7.     increased its Indebtedness, or made any loan or advance to any Person, except in the Ordinary Course;

3.26.8.     cancelled or waived any debts, claims or rights of value, except in the Ordinary Course;

3.26.9.     made any change in methods of accounting or auditing practice other than as required by U.S. GAAP;

3.26.10.   conducted its business or entered into any transaction, except in the Ordinary Course;

3.26.11.   suffered any material damage, destruction or loss, whether or not covered by insurance;

3.26.12.   made any changes in the compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to its directors, managers, officers, employees, independent contractors or agents, including any improvements to severance or termination pay, except (i) as required by Law and (ii) salary increases in the Ordinary Course; or since January 1, 2004 made any payment for services rendered or otherwise to any Owner that executed the Significant Stockholders Agreement or any Affiliate of any such Owner other than reimbursement of expenses pursuant to agreements in effect on January 1, 2004 and payments of directors’ fees and expenses;

3.26.13.   effected any revaluing of any of the assets or liabilities of the IESI Business, including writing up, writing down or writing off the value of inventory,

Accounts Receivable or Intellectual Property, except for any such revaluing in the Ordinary Course or which, individually or in the aggregate, is immaterial to the IESI Business;

3.26.14.   become subject to any material labor dispute or, to IESI’s Knowledge, threatened material labor dispute involving any employee;

3.26.15.   changed the methods or procedures for billing or collection of customer accounts or recording of customer accounts receivable or reserves for doubtful accounts in any material respect; or

3.26.16.   authorized or made a commitment, whether or not in writing, to do any of the foregoing.

Since the IESI Balance Sheet Date, there has been no Material Adverse Change in the IESI Entities or the IESI Business.

3.27        No Broker’s or Finder’s Fees

Other than as set forth in Section 3.27 of the IESI Disclosure Letter, no agent, broker, person or firm acting or purporting to act on behalf of any of the Owners or the IESI Entities is, or will be, entitled to any commission or broker’s or finder’s fee respecting the Transactions from any of the IESI Entities or the BFI Entities.

3.28        Prospectus Disclosure

As of the date of its filing with the Securities Commissions and as of the Closing Date, and subject to compliance by the Fund with its obligations under Section 5.8.1, the (final) short form prospectus of the Fund to be filed in connection with the Offering, including any documents incorporated therein by reference, and as amended at such date by any prospectus amendment (the “Prospectus”), will contain full, true and plain disclosure of all material facts relating to the IESI Business and the IESI Entities in the context of the Offering, and the Prospectus will not contain any misrepresentation with respect to the IESI Business or the IESI Entities in the context of the Offering that is reasonably likely to affect the value or the market price of the securities to be distributed.

3.29        Proxy Materials

As of the date of its filing with the Securities Commissions and, as of the Closing Date, and subject to compliance by the Fund with its obligations under Section 5.10.2, the proxy materials of the Fund prepared for the Unitholders’ Meeting (the “Proxy Materials”) will contain no misrepresentation (as defined in Canadian Securities Laws) relating to the IESI Business and the IESI Entities in the context of the Unitholders’ Meeting.

3.30        Accredited Investor

3.30.1.     IESI (i) is authorized to acquire the Class A Unit; (ii) understands that such security has not been and will not be registered under the Securities Act, and that the issuance of such security is being made to an Accredited Investor in reliance on a private placement exemption; (iii) is an Accredited Investor and is acquiring such security for its own account or for one or more investor accounts for which it is acting as fiduciary or agent and each such investor account is an Accredited Investor; (iv) acknowledges such security is not freely transferable; (v) has had the opportunity to ask such questions and to obtain such other information from the BFI Entities as it has deemed necessary in connection with its decision to acquire such security; and (vi) acknowledges that it is not acquiring such security as a result of any “general solicitation” or “general advertising”, as those terms are used in Regulation D under the Securities Act.

3.30.2.     At the times each Owner acquired its IESI Common Stock and IESI Preferred Stock, and each holder of the Sowell Warrant and the Boisture Warrant acquired such securities, such Owner or holder, as applicable, represented and warranted to IESI that such Owner was an “Accredited Investor” as defined in Regulation D promulgated under the Securities Act and it was furnished access to such information and documents as it requested and was afforded an opportunity to ask questions of and receive answers from representatives of IESI concerning the terms and conditions of the agreement pursuant to which it purchased such securities, and without inquiry IESI has no actual knowledge that such representations and warranties would not be true if given as of the date hereof and as of the Closing Date.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Contemporaneously with the execution and delivery of this Agreement, the Fund is delivering to IESI the BFI Disclosure Letter required to be delivered pursuant to this Agreement, which is deemed to constitute an integral part of this Agreement and to modify the representations and warranties of the Purchasers contained in this Agreement; provided that no disclosure set forth in the BFI Disclosure Letter shall modify a particular representation and warranty of the Purchasers contained in this Agreement except for such disclosures, if any, as shall be set forth in the BFI Disclosure Letter under the Section heading that corresponds to the Section of this Agreement containing the particular representation and warranty.  Matters reflected in the BFI Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the BFI Disclosure Letter.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

As of the date hereof, the Purchasers jointly and severally represent and warrant to IESI as to the following:

4.1          Authorization

Each of the Purchasers has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder, including the completion of the Transactions.  The execution, delivery and performance by each of the Purchasers of this Agreement and the Transaction Documents to which it is or will be a party, including the completion of the Transactions, have been duly authorized by all necessary (corporate) action on the part of any

Purchaser and its directors and stockholders, and no other action on the part of each of the Purchasers or its directors and stockholders, is necessary to authorize such execution, delivery or performance.

4.2          Existence and Good Standing; Authority; Binding Obligation

4.2.1.       Each BFI Entity is an organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each BFI Entity has the full legal right, power and authority to execute and deliver the Transaction Documents to which it is or will be a party and to perform its obligations thereunder, including the completion of the relevant Transactions.  Assuming in each case valid execution and delivery by the other parties thereto, this Agreement constitutes and, when executed and delivered by the relevant BFI Entities, as applicable, each of the other Transaction Documents will constitute, legal, valid and binding obligations of each BFI Entity that is a party thereto enforceable in accordance with its terms, except as the same may be limited by the Enforcement Qualifications.

4.2.2.       Each BFI Entity has the full power and authority to own, lease and operate its assets and to carry on its business as now being conducted.  Each BFI Entity is qualified to do business in every jurisdiction where the character or location of the properties owned or leased by it, or the nature of the business conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the BFI Entities or the BFI Business.  Each BFI Entity has provided or made available to IESI correct and complete copies of all its organizational and governing documents, including all amendments thereto and restatements thereof.  None of the BFI Entities is in default of any of the terms or conditions of any of its organizational and governing documents.  Neither the execution and delivery of this Agreement or any of the Transaction Documents by the BFI Entities, as applicable, nor the performance of their respective obligations thereunder, including the completion of the Transactions, conflict with or will conflict with or violate or will violate any provision of their respective organizational or governing documents.

4.3          Existing Structure; Subsidiaries and Investments

4.3.1.       Section 4.3.1 of the BFI Disclosure Letter sets forth a correct and complete chart showing the names, jurisdictions of organization and the ownership of each BFI Entity (including the authorized, issued and outstanding capital stock, partnership or membership interest or other ownership interest of each BFI Entity).  Other than as set forth in Section 4.3.1 of the BFI Disclosure Letter, no Person has any record or beneficial ownership interest in any BFI Entity.  All shares of capital stock, partnership or membership interest or other ownership interest so indicated in Section 4.3.1 of the BFI Disclosure Letter as being issued and outstanding have been validly issued and are fully paid and non-assessable securities and all shares of capital stock, partnership or membership interest or other ownership interest are owned as indicated in Section 4.3.1 of the BFI Disclosure Letter, free and clear of any Lien.  Other than as set forth in Section 4.3.1 of the BFI Disclosure Letter there are no restrictions on the voting rights (including voting trusts or proxies), or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of any BFI Entity or any registration rights with respect to any BFI Entity, other than pursuant to this Agreement or the other Transaction Documents.  All Participating Preferred Shares and Units issued at the Closing pursuant to Article II or after the Closing pursuant to Article VI will be duly authorized and validly issued, fully paid and non-assessable, and free and clear of any Lien and entitled to the benefits of the Securityholders’ Agreement.

4.3.2.       Section 4.3.2 of the BFI Disclosure Letter sets forth the amount and a description of all intercompany Indebtedness held by any BFI Entity as of September 30, 2004.

4.3.3.       Except as set forth in Section 4.3.3 of the BFI Disclosure Letter, or as contemplated by this Agreement, none of the BFI Entities directly or indirectly owns or has any commitment to purchase any capital stock, partnership, membership or other equity, ownership or proprietary interest in any Person, nor does any BFI Entity have any direct or indirect subsidiary.

4.4          No Obligations to Issue Interests

Section 4.4 of the BFI Disclosure Letter sets forth a complete list and description of all options, warrants, rights, calls, subscriptions, commitments, conversion rights, rights of exchange, rights of first refusal, plans or other agreements of any character to which any BFI Entity is subject or by which it is bound relating to the purchase, issuance, transfer or sale of any capital stock, partnership, membership or other equity, ownership or proprietary interests, as the case may be, of any BFI Entity including the holder thereof, the number and type of securities  subject thereto, the exercise price and date of grant thereof.  There are no capital stock, partnership, membership or other equity, ownership or proprietary interests, as the case may be, of any BFI Entity reserved for issuance for any purpose.

4.5          No Restrictions

Except as set forth in Section 4.5 of the BFI Disclosure Letter (the “Purchasers Consents”) and except the filing of a Certificate of Merger pursuant to the DGCL, none of the BFI Entities is a party to, or otherwise subject to, any charter, bylaw, Lien, material Permit, Material Contract, Order or Law, or any material restriction of any kind or character which:  (i) would require consent, authorization or approval of, or designations, registrations, declarations or filings with any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement and each Transaction Document or any other instrument or document required to be executed and delivered pursuant hereto and thereto, including the completion of the Transactions; (ii) provides for the payment or acceleration of any amount upon the execution and delivery of this Agreement or any Transaction Document by the Parties thereto or the completion of the Transactions, with or without the giving of notice or the lapse of time or both; or (iii) would prevent completion of the Transactions or the compliance by any of the BFI Entities with this Agreement and each Transaction Document.

4.6          Financial Statements

(i) The audited consolidated financial statements of the Fund for the year ended December 31, 2003 (such financial statements, the “BFI Audited Financial Statements”), and (ii) the interim unaudited consolidated financial statements of the Fund for the nine months ended September 30, 2004 (such financial statements, the “BFI Interim Financial Statements” and, together with the BFI Audited Financial Statements, the “BFI Financial Statements” and such date, the “BFI Balance Sheet Date”), have been prepared from the Books and Records of the Fund and in accordance with Canadian GAAP (subject to usual year-end adjustments in the case of the BFI Interim Financial Statements) consistently applied throughout the periods indicated, except as may otherwise be noted therein.  The BFI Financial Statements present fairly, in all materials respects, the consolidated financial position of the Fund and its consolidated subsidiaries as of their respective dates, and their results of operations for the year and period, respectively, then ended.

4.7          Liabilities

4.7.1.       None of the BFI Entities has any Liabilities, whether accrued, absolute, contingent or otherwise, that Canadian GAAP would require to be reflected in the balance sheet included in BFI Interim Financial Statements to present fairly, in all material respects, the consolidated financial position of the Fund and its consolidated subsidiaries, other than (i) as and to the extent reserved for in the balance sheet contained in the BFI Interim Financial Statements or in the notes thereto, (ii) current liabilities in respect of trade or business obligations incurred after the BFI Balance Sheet Date in the Ordinary Course (and not materially different in type or amount), none of which, separately or in the aggregate, has had a Material Adverse Effect on the BFI Entities or the BFI Business, (iii) as set forth in Section 4.7.1 of the BFI Disclosure Letter and (iv) any Liabilities arising as a result of the Transactions.  The only Liabilities of the BFI Entities are, and immediately after the Closing will be, Liabilities with respect to the BFI Business or arising from the Transactions.

4.7.2.       Set forth in Section 4.7.2 of the BFI Disclosure Letter is a list of all securitization transactions and off-balance sheet arrangements that are required to be disclosed pursuant to Item 1.8 of Form 51-102F1 of National Instrument 51-102 of the Canadian Securities Administrators (collectively, “Off-Balance Sheet Arrangements”) binding on any BFI Entity as of September 30, 2004 and correct and complete copies of all documentation creating or governing such Off-Balance Sheet Arrangements have been delivered or made available to IESI.

4.7.3.       The accounts payable reflected on the balance sheet included in the BFI Interim Financial Statements and such additional amounts payable as will be reflected on the Books and Records of the BFI Entities on the Closing Date have arisen or will arise from bona fide, arm’s length transactions in the Ordinary Course.  During the twelve month period prior to the date hereof, none of the BFI Entities has failed to pay any of its accounts payable in excess of $100,000 in the Ordinary Course other than matters currently in dispute and set forth in Section 4.7.3 of the BFI Disclosure Letter.

4.8          Accounts Receivable

All of the Accounts Receivable and all such accounts receivable which have arisen since the BFI Balance Sheet Date are or have arisen only from bona fide, arm’s length transactions in the Ordinary Course and, to the Purchasers’ Knowledge, constitute valid and enforceable claims.  Except as set forth in Section 4.8 of the BFI Disclosure Letter, and other than as has been reserved for in the BFI Interim Financial Statements, there are no known or asserted claims, or rights of set-off against any such accounts receivable and no account debtor or note debtor has refused to pay, in a timely manner or otherwise, or threatened to refuse in writing or, to the Purchasers’ Knowledge, orally to pay its accounts receivable obligations to the BFI Entities for any reason, or has otherwise made a claim of set-off or similar claim (other than in amounts not in excess of $100,000 per account debtor or $1,000,000 in the aggregate), and, to the Purchasers’ Knowledge, no account debtor or note debtor is insolvent or bankrupt.

4.9          Books and Records

All Books and Records pertaining to the BFI Business have been maintained in accordance with Canadian GAAP consistently applied, to the extent applicable, and in accordance with good business practices, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.  The minute books of each BFI Entity contain materially complete and materially accurate records of all organizational and governing documents including all meetings of, and actions or written consents taken by, the directors, stockholders, partners, managers and members of the BFI Entities, as the case may be.  True and complete copies of such minute books and Books and Records have been made and continue to be made available for inspection by the Purchasers and their Representatives.

4.10        Properties; Encumbrances; Condition; Leases; Licenses

4.10.1.     Real Property.

4.10.1.1.          Other than immaterial, non-operating properties, Section 4.10.1.1 of the BFI Disclosure Letter sets forth a description of all real property which is owned in fee (in this Article IV, the “Owned Real Property”) or leased (in this Article IV, the “Leased Real Property”, and collectively with the Owned Real Property, the “Real Property”) by each of the BFI Entities.

4.10.1.2.          The BFI Entities, as applicable, have good and valid title, in fee simple, to all the Owned Real Property, and, as of the Closing Date, such Owned Real Property shall be free and clear of all Liens, except Permitted Liens.

4.10.1.3.          Except as set forth in Section 4.10.1.3 of the BFI Disclosure Letter, the BFI Entities, as applicable, have good and valid leasehold rights to all the Leased Real Property, and, as of the Closing Date, such leasehold rights shall be free and clear of all Liens, except Permitted Liens and restrictions contained in the relevant lease and any restrictions imposed by operating permits relating to such Leased Real Property.  The BFI Entities, as applicable, have the right to use such Leased Real Property in accordance with the terms of the applicable lease for the conduct of its business as presently conducted in all material respects.

None of the BFI Entities have received any written or, to the Purchasers’ Knowledge, oral notice that any Material Lease will not be renewed at the termination thereof or that any such lease will be renewed only at substantially higher rent.  To the Purchasers’ Knowledge, the BFI Entities, as applicable, are in peaceable possession of the Leased Real Property.

4.10.1.4.          None of the BFI Entities has received any written or, to the Purchasers’ Knowledge, oral notice from any Governmental Authority claiming that such BFI Entity is currently violating, or any of the Owned Real Property is currently in violation of, any material building or zoning Law with respect to the Owned Real Property or requesting or requiring the performance of any repairs, alterations or other work in order to so comply.

4.10.1.5.          To the Purchasers’ Knowledge (without inquiry), the Owned Real Property and its current uses conform with all applicable Laws, including those relating to zoning, environmental and health and safety standards.  The BFI Entities do not currently have any outstanding applications for rezoning of any of the Owned Real Property and have no proposed or pending changes to any zoning affecting any of the Owned Real Property.

4.10.1.6.          To the Purchasers’ Knowledge, no part of the Real Property is subject to any building or use restriction that would restrict or prevent the use and operation of the Real Property for the BFI Business by the Purchasers in the same manner as prior to the Closing.

4.10.1.7.          Except as set forth in Section 4.10.1.7 of the BFI Disclosure Letter, any material buildings, plants and other structures or improvements constituting part of the Real Property are being maintained by the BFI Entities in good working condition and repair in all material respects (ordinary wear and tear excepted) and have no material structural or other defects.

4.10.1.8.          Except as set forth in Section 4.10.1.8 of the BFI Disclosure Letter, to the Purchasers’ Knowledge, there is no proposed or pending assessment or any condemnation, taking by eminent domain or similar proceedings with respect to any portion of the Owned Real Property and none of the BFI Entities has received any written or oral notice thereof or with respect to any proposed or pending assessment or any condemnation, taking by eminent domain or similar proceedings with respect to any portion of the Leased Real Property.

4.10.2.     Personal Property.

4.10.2.1.          Section 4.10.2.1 of the BFI Disclosure Letter sets forth a correct and complete list of (i) all Rolling Stock and (ii) all other Personal Property having a net book value, as of the date hereof in excess of $250,000, which is owned, leased, used or held for use by the BFI Entities.  Except as set forth in Section 4.10.2.1 of the BFI Disclosure Letter, such Rolling Stock and other Personal Property is being maintained in good working condition and repair in all material respects (ordinary wear and tear excepted).

4.10.2.2.          Except as set forth in Section 4.10.2.2 of the BFI Disclosure Letter, the BFI Entities, as applicable, have good and valid title to, or leasehold interests pursuant to such leases in, all of the Personal Property used by them in the conduct of the BFI Business as presently conducted.  As of the Closing Date, all of material Personal Property of the BFI Entities having value in excess of $100,000 shall be free of all Liens, other than Permitted Liens.

4.11        Patents; Trademarks; Other Intellectual Property

Section 4.11 of the BFI Disclosure Letter sets forth all registered Intellectual Property or applications for registrations with respect thereto used in the BFI Business.  Such Intellectual Property and any unregistered Intellectual Property used in the BFI Business (the “BFI Intellectual Property”) includes all rights necessary to conduct the BFI Business as presently conducted.  Except as set forth in Section 4.11 of the BFI Disclosure Letter:  (i) each BFI Entity is the exclusive owner of or has a valid and enforceable license to use its respective BFI Intellectual Property and, as of the Closing Date, such BFI Intellectual Property shall be free and clear of all Liens, except Permitted Liens and restrictions imposed by the terms of the relevant license; (ii) no adverse claims have been made in writing or, to the Purchasers’ Knowledge, orally, and no dispute has arisen with respect to the BFI Intellectual Property; (iii) to the Purchasers’ Knowledge, the operation of the BFI Business and the use by the BFI Entities of the BFI Intellectual Property do not involve infringement of any Intellectual Property; and (iv) no BFI Entity has received written or, to the Purchasers’ Knowledge, oral notice of any claim or assertion that any of the BFI Intellectual Property is invalid or defective in any material respect or, to the Purchasers’ Knowledge, is aware of any such claim or assertion or any facts or prior act upon which such a claim or assertion could be based.  Neither the execution and delivery of this Agreement or any Transaction Document by the Parties thereto, nor the completion of the Transactions will in any way affect the continuation, validity or effectiveness of the BFI Intellectual Property or require the consent, waiver, approval, authorization of, notice to, or designation, registration, declaration or filing with, any party or third party in respect of the BFI Intellectual Property.

4.12        Contracts

4.12.1.     Except as set forth in Section 4.12.1 of the BFI Disclosure Letter, none of the BFI Entities is party to, or is otherwise bound by, any Contract (in this Article IV, collectively, the “Material Contracts”):

4.12.1.1.          which requires payment by any party thereto of more than $500,000 annually, excluding any Contracts of the type referred to in the other provisions of this Section 4.12.1;

4.12.1.2.          for any indebtedness for borrowed money, the principal amount of which exceeds $1,000,000;

4.12.1.3.          for any management, employment, consulting or other similar type of agreement with annual payments in excess of $250,000;

4.12.1.4.          restricting the freedom of any of the BFI Entities to engage in any line of business or to compete with any other Person;

4.12.1.5.          for any sales agency, distributorship or franchise agreement for the provision of services by any BFI Entity with annual payments in excess of $1,500,000;

4.12.1.6.          for any lease of Leased Real Property for which annual rental exceeds $250,000 (each such lease, a “Material Lease”);

4.12.1.7.          for any lease of Personal Property for which annual rental exceeds $125,000;

4.12.1.8.          for any loan, advance, mortgage, pledge, conditional sale or title retention, security, equipment obligation or lease or lease purchase (in addition to any Personal Property Lease or lease for Leased Real Property) with annual payments in excess of $125,000;

4.12.1.9.          for any license or royalty arrangement relating to material Intellectual Property with annual payments in excess of $300,000;

4.12.1.10.        for any lease where an BFI Entity is the lessor of any Real Property or Personal Property with annual payments in excess of $100,000;

4.12.1.11.        for any swap, hedge or forward contractual agreement with annual payments in excess of $250,000;

4.12.1.12.        for any indemnities or guarantees, whether contingent or otherwise, in respect of any Indebtedness or obligations of a third party or relating to or providing for borrowing of money or the extension of credit or for a leasing transaction with a third party with a potential exposure to the relevant BFI Entity in excess of $100,000;

4.12.1.13.        not made in the Ordinary Course,

4.12.1.14.        not at arm’s length or on reasonable commercial terms and conditions other than contracts made with employees terminable at will providing for annual wages not in excess of $50,000, individually or $250,000 in the aggregate; or

4.12.1.15.        the loss of which would reasonably be expected to have a Material Adverse Effect on the BFI Entities or the BFI Business.

4.12.2.     Correct and complete copies of all of the Material Contracts (including all amendments thereto and restatements thereof) have been delivered or made available to IESI.  Each of the Material Contracts is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as the same may be limited by the Enforcement Qualifications, with respect to the applicable BFI Entities and to the Purchasers’ Knowledge, with respect to the other parties thereto.  None of the BFI Entities is nor, to the Purchasers’ Knowledge, is any other party thereto, in material default under any of the Material Contracts, and no event has occurred or, as a result of the Transactions will occur, which, with the giving of notice, the lapse of time, or both, would constitute a material default thereunder or result in any material violation or breach thereof, or give a right of, or result in, termination, cancellation or acceleration of any material obligation or to a loss of a material benefit thereunder, or result in the creation of any Lien in or upon any of the assets or properties of any of the BFI Entities or the BFI Business, except as otherwise set forth in Section 4.12.2 of the BFI Disclosure Letter.

4.13        Sufficiency of Assets

The BFI Entities are, and immediately after the Closing will be, the owners of, or have rights to use, all the real, personal and intangible property of any kind that is used in carrying on the BFI Business as presently conducted, except to the extent that the failure to be the owners of or have such rights to use would not reasonably be expected to have a Material Adverse Effect on the BFI Entities.

4.14        No Litigation

Except as set forth in Section 4.14 of the BFI Disclosure Letter, there is no claim, dispute or Action for amounts in excess of $150,000, pending or, to the Purchasers’ Knowledge, threatened with respect to the BFI Business, any BFI Entity, any of their respective partners, directors, managers or officers and relating to (for all purposes in this Section 4.14) the BFI Entities, the BFI Business or the Transactions, any of their respective capital stock, partnership, membership or other ownership interests or any of the Real Property or the Leased Real Property.  Except as set forth in Section 4.14 of the BFI Disclosure Letter, no BFI Entity is subject to any Order entered in any lawsuit, arbitration or similar proceeding.

4.15        Taxes

Except as set forth in Section 4.15 of the BFI Disclosure Letter:

4.15.1.     The BFI Entities have timely filed all material Tax Returns required to be filed by the BFI Entities in accordance with all applicable Laws with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed.  All such Tax Returns are correct and complete in all material respects.  All Taxes owed and due by each of the BFI Entities (whether or not shown on any Tax Return) have been fully and timely paid by the BFI Entity responsible therefor or have been properly provided for by that entity in the appropriate BFI Audited Financial Statement.  The BFI Entities have maintained adequate provision on their Books and Records for all material Taxes that have accrued but are not yet due.  None of the BFI Entities has received written notice of any claim made by any Governmental Authority in any jurisdiction where a BFI Entity did not file Tax Returns that any of the BFI Entities was or may be subject to taxation therein.

4.15.2.     No waivers or extensions of any applicable statute of limitations for the filing of any material Tax Returns, payment of any material Taxes or the assessment, reassessment or collection of any material Taxes by the BFI Entities are outstanding.  All deficiencies proposed as a result of any audits or any other action or proceeding by a Governmental Authority for assessment, reassessment or collection of material Taxes relating to the BFI Entities have been paid or settled.  To the Purchasers’ Knowledge, none of the BFI Entities is negotiating any material draft assessment or reassessment with any Taxing Authority.  Based on the Purchasers’ Knowledge, there is no material dispute or claim concerning any Tax liability of any of the BFI Entities.  None of the BFI Entities has received written notice of any pending federal, provincial, state, local or foreign material Tax audit or assessment of any of the BFI Entities and, to the Purchasers’ Knowledge, no such Tax audit or assessment is threatened against any of the BFI Entities.  All Tax records required to have been kept and maintained by the BFI Entities have been so kept and maintained, in their proper form, for at least the minimum retention period required by the laws or regulations of the relevant taxing jurisdiction.

4.15.3.     Each of the BFI Entities has withheld, collected, deposited and paid when due all Taxes required to have been withheld, collected, deposited and paid under all applicable Laws to the relevant Governmental Authority or other relevant Taxing Authority.

4.15.4.     None of the BFI Entities is a party to, is bound by or has any obligation under, any Tax sharing, indemnification or similar agreement.

4.15.5.     The Fund has made available to IESI correct and complete copies of each of the following, to the extent related to tax years for which assessment or reassessment is not bound by any applicable statute of limitations:  (i) all material audit, examination and similar reports relating to Taxes due from or with respect to any of the BFI Entities; (ii) all material Tax Returns, and any amendments thereto, material Tax election statements, material Tax examination reports and similar documents filed by any of the BFI Entities; and (iii) all material agreements entered into by any of the BFI Entities with any Taxing Authority and all statements of material Tax deficiencies assessed against or agreed to by any of the BFI Entities.

4.15.6.     The BFI Entities do not have any actual or potential liability as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the BFI Entities.

4.16        Insurance

Set forth in Section 4.16 of the BFI Disclosure Letter is a correct and complete list of insurance policies which each BFI Entity currently maintains or which is maintained by any other Person with respect to any BFI Entity and correct and complete copies of such policies have been delivered or made available to IESI.  Except as set forth in Section 4.16 of the BFI

Disclosure Letter, such policies are in full force and effect, and all premiums due on such policies have been paid in full and in a timely manner.  There are no notices of any pending or, to the Purchasers’ Knowledge, threatened termination or premium increases with respect to any such policies.  No BFI Entity has had any material casualty loss or other occurrence which may give rise to any claim of any kind not covered by insurance or, to the Purchasers’ Knowledge, of any occurrence which may give rise to any claim of any kind not covered by insurance.  No third party has filed any claim against any BFI Entity for personal injury, property damage or other occurrence of a kind for which liability insurance is generally available which is not fully insured (subject to payment of the applicable deductible).  Any claims against the BFI Entities covered by insurance have been reported to the insurance carrier on a timely basis and are listed on Section 4.16 of the BFI Disclosure Letter.

4.17        Permits

Set forth in Section 4.17 of the BFI Disclosure Letter is a complete and accurate list of all material Permits held by the BFI Entities or relating to the BFI Business (the “BFI Permits”).  The BFI Permits are all the Permits required for the conduct of the BFI Business as presently conducted in all material respects.  Except as set forth in Section 4.17 of the BFI Disclosure Letter, all the BFI Permits are in full force and effect and no BFI Entity has engaged in any activity which would cause or permit revocation or suspension of any BFI Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any BFI Permit is pending or, to the Purchasers’ Knowledge, threatened.  The Fund has not received written notice of any, and to the Purchasers’ Knowledge, there are no, existing defaults or events of default or events or states of fact which with notice or lapse of time or both would constitute a default by any BFI Entity under any BFI Permit.  None of the terms and conditions relating to the BFI Permits, nor the Laws pursuant to which they were issued require that any consent or approval of, of filing with or notice to, any Governmental Authority or other Person be made to assure the continued holding by any BFI Entity of the BFI Permits after the Closing except for the Purchasers Consents.

4.18        Compliance with Laws; Regulatory Matters

4.18.1.     Except with respect to tax or environmental matters, and except as may be set forth in Section 4.18.1 of the BFI Disclosure Letter:  (i) the BFI Entities are in material compliance with all applicable Laws; (ii) there is no pending notice alleging any material violation of, and there are no current material violations of, any Law, nor any circumstances that, without redress in the normal course, will cause a material violation of any Law or provide any basis for any assertion for any claim for compensation or damages or otherwise arising out of any material violation of any Law; and (iii) no BFI Entity has received any written, or to the Purchasers’ Knowledge, oral notification of any asserted present or past failure to comply with any Law which has not been satisfactorily responded to in the time period required thereunder.

4.18.2.     Other than in connection with any environmental site assessments referred to in the environmental reports listed in Section 4.18.2 of the BFI Disclosure Letter, none of the BFI Entities has conducted any internal investigation with respect to which they consulted outside counsel concerning any alleged violation of any Law applicable to the BFI Entities or the BFI Business (regardless of the outcome of such investigation) on the part of any BFI Entity or any of their respective officers, directors, employees, agents or representatives.

4.19        Environmental Matters

4.19.1.     Except as set forth in Section 4.19.1 of the BFI Disclosure Letter, each BFI Entity, the BFI Business and the Owned Real Property, and, to the Purchasers’ Knowledge, the Leased Real Property is and has been in compliance in all material respects with all applicable Environmental Requirements.  For purposes of this Section 4.19.1, Purchasers’ Knowledge shall not require inquiry of lessors with respect to the Leased Real Property.

4.19.2.     Except as set forth in Section 4.19.2 of the BFI Disclosure Letter, each BFI Entity has obtained all material Permits and maintained and complied in all material respects with all such Permits required for its operations under applicable Environmental Requirements.

4.19.3.     Except as set forth in Section 4.19.3 of the BFI Disclosure Letter, there are no pending or, to the Purchasers’ Knowledge, threatened material Environmental Claims against or affecting any BFI Entity, the BFI Business, any Owned Real Property or, to the Purchasers’ Knowledge, any Former Real Property.  For purposes of this Section 4.19.3, Purchasers’ Knowledge shall not require inquiry of lessors with respect to the Leased Real Property or Former Real Property that was leased.

4.19.4.     Except as set forth in Section 4.19.4 of the BFI Disclosure Letter, none of the BFI Entities or, to Purchasers’ Knowledge, any of its predecessors has handled, Released or disposed of, nor has it allowed or arranged for any third party to handle, Release, or dispose of, any Hazardous Waste.

4.19.5.     Except as set forth in Section 4.19.5 of the BFI Disclosure Letter, none of the BFI Entities or, to Purchasers’ Knowledge, any of its predecessors has handled, Released or disposed of, nor has it allowed or arranged for any third party to handle, Release or dispose of, any waste to, at or upon:  (i) any location other than a site lawfully permitted to receive such waste; or (ii) any site which, pursuant to any Environmental Requirements, (x) has been placed on the National Priorities List or its state, local or Canadian federal or provincial equivalent, or (y) the U.S. EPA or the relevant state, local or Canadian federal or provincial agency or other Governmental Authority has notified any of the BFI Entities that such Governmental Authority has proposed or is proposing to place on the National Priorities List or its state, local or Canadian federal or provincial equivalent.

4.19.6.     Except as set forth in Section 4.19.6 of the BFI Disclosure Letter, no part of the Real Property or Former Real Property has ever been used by the BFI Entities or, to the Purchasers’ Knowledge, by any of its predecessors or other Person as a landfill or for the disposal of waste.  With respect to the landfills listed in Section 4.19.6 of the BFI Disclosure Letter, except for de minimis amounts, there has been no disposal of waste by the BFI Entities or, to the Purchasers’ Knowledge, by any of its predecessors or other Person except in those areas approved at the time for the disposal of waste in accordance with Environmental Requirements and the BFI Permits.

4.19.7.     Except as set forth in Section 4.19.7 of the BFI Disclosure Letter, and except for the BFI Business, the Real Property and the Former Real Property, to the Purchasers’ Knowledge, there are no other businesses, real properties, operations or undertakings which were owned, leased, occupied or operated by or on behalf of the BFI Entities or their predecessors or which formed part of the business of the BFI Entities or their predecessors or of which the BFI Entities or their predecessors had or might be deemed to have had charge, management or control.

4.19.8.     Except as set forth in Section 4.19.8 of the BFI Disclosure Letter, to the Purchasers’ Knowledge, there has been no Release of any Hazardous Material at, from, in, to, on or under any Real Property or any Former Real Property, that violates any material Environmental Requirement or that could reasonably be expected to give rise to any material Environmental Claim.

4.19.9.     Except as set forth in Section 4.19.9 of the BFI Disclosure Letter, to the Purchasers’ Knowledge, there is no Hazardous Material which is migrating towards any of the Real Property at concentrations which violate any Environmental Requirements.

4.19.10.   Section 4.19.10 of the BFI Disclosure Letter identifies each third party transfer station, landfill, recycling facility and other solid waste facility (“Third Party Facility”) utilized by the BFI Entities now or in the past five years based on inquiry of the BFI Entities’ district managers.  There is no pending material Environmental Claim against any of the BFI Entities or, to the Purchasers’ Knowledge, against any of their predecessors or, to the Purchasers’ Knowledge, any threatened material Environmental Claim against the BFI Entities or any of their predecessors with respect to their use of any third party transfer station, landfill, recycling facility or other solid waste facility.  No BFI Entity or, to Purchasers’ Knowledge, any of its predecessors has received any request for information for potentially responsible party notice from any Governmental Authority with respect to any site.

4.19.11.   Except as set forth in Section 4.19.11 of the BFI Disclosure Letter, the BFI Entities’ closure and post-closure estimates with respect to each of its landfills, including future construction and maintenance of all landfill gas control systems, are adequate to meet applicable closure and post-closure obligations and the resulting financial assurances are sufficient to meet applicable Environmental Requirements.

4.19.12.   Except as set forth in Section 4.19.12 of the BFI Disclosure Letter, there have been no material citizen complaints in the past five years and there are no current material citizen complaints with respect to the BFI Entities’ trucking, transfer station, recycling or landfill operations.

4.19.13.         Except as set forth in Section 4.19.13 of the BFI Disclosure Letter, there are no material Environmental Claims associated with the BFI Entities’ installation or use of equipment on customer properties.

4.19.14.         Except as set forth in Section 4.19.14 of the BFI Disclosure Letter, no underground storage tank (active or abandoned), polychlorinated biphenyl containing equipment, or asbestos containing material is present at, on or under the Real Property in circumstances that would reasonably be expected to give rise to a material Environmental Claim.

4.19.15.         Except as set forth in Section 4.19.15 of the BFI Disclosure Letter, there is no Lien arising under or pursuant to any Environmental Requirement on any Real Property.

4.19.16.         To the Purchasers’ Knowledge, Section 4.19.16 of the BFI Disclosure Letter lists all material environmental compliance matters (including potential non-compliance issues and charges under Environmental Requirements) currently under discussion with, under consideration by, or outstanding from the point of view of Governmental Authorities relating to (i) violations of any Environmental Requirements in relation to the BFI Entities or the BFI Business; (ii) any BFI Permits issued to the BFI Entities; or (iii) with respect to the Real Property, the Former Real Property or the BFI Business.

4.19.17.         Section 4.19.17 of the BFI Disclosure Letter lists all material Environmental Claims against the BFI Entities that have (i) resulted in conviction or acquittal and/or (ii) reached some other resolution.

4.19.18.         Section 4.19.18 of the BFI Disclosure Letter lists all material Contracts with respect to:

4.19.18.1.                        host community commitments;

4.19.18.2.                        post-closure community agreements; and

4.19.18.3.                        other similar material Contracts relating to any BFI Entity, the BFI Business, the Real Property or the Former Real Property;

4.19.19.         To Purchasers’ Knowledge, the documents, BFI Entities’ personnel, BFI Entities’ consultants and BFI Entities’ lawyers made available to IESI have disclosed all material matters that have resulted in an Environmental Claim or that could reasonably be expected to give rise to an Environmental Claim against the Fund.

4.20                        Absence of Certain Business Practices

The Fund has not since its establishment and no other BFI Entity has, during the period such entity has been owned by the Fund, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the BFI Business in connection with any actual or proposed transaction which (i) might subject the BFI Entities to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, would have had a Material Adverse Effect, or (iii) if not continued in the future, would reasonably be expected to have a Material Adverse Effect or which might subject the BFI Entities or the BFI Entities to suit or penalty in any private or governmental litigation or proceeding.

4.21                        Compensation; Non-Arm’s Length Arrangements

4.21.1.               Set forth in Section 4.21.1 of the BFI Disclosure Letter, with respect to each BFI Entity, is a correct and complete list of (i) all agreements, plans, arrangements or commitments with employees, officers, directors, managers, shareholders, partners, members, consultants, independent contractors, sales representatives or agents with regard to compensation or benefits (correct and complete copies of which have been made available to IESI) and (ii) the number of full-time and part-time employees, indicating union membership or not, for each operating location of the BFI Business (in this Article IV, the “Employees”).  Except as set forth in Section 4.21.1 of the BFI Disclosure Letter, all bonuses granted to or earned by employees prior to the date hereof have been paid in full to such employees.

4.21.2.               Except as set forth in Section 4.21.2 of the BFI Disclosure Letter, neither the execution of this Agreement or the Transaction Documents nor the completion of the Transactions shall result in any liability for severance pay or similar payment requirements to any employee, officer, director, manager, shareholder, partner, member, consultant, independent contractor, sales representative, agent or other person, or any other related obligations.

4.21.3.               As of the Closing Date, the BFI Entities will not have any outstanding loans or advances to any of the Owners or their Affiliates or to any family member of any of the Owners or their Affiliates.

4.22                        Employee Benefit Plans

Except as set forth in Section 4.22 of the BFI Disclosure Letter, no BFI Entity maintains or sponsors, or contributes to, any pension, retirement, supplementary retirement, profit sharing, savings, bonus, incentive or deferred compensation, stock option, employee stock purchase, stock appreciation, phantom stock, severance or termination pay, health, medical, life insurance, disability, supplementary unemployment benefit, welfare, sick pay, vacation pay or other employee benefit plan (correct and complete copies of which have been made available to IESI).  All such employee benefit plans (in this Article IV, such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements, the “Employee Benefit Plans”) materially comply with all requirements of applicable pension legislation, tax legislation and applicable regulations thereunder, and with all other applicable Law, and no BFI Entity has taken or failed to take any action with respect to the Employee Benefit Plans which might create any material liability on the part of such BFI Entity.  Each “fiduciary” (within the meaning of applicable pension legislation) as to each Employee Benefit Plan has complied in all material respects with all requirements of pension legislation, tax legislation, applicable regulations thereunder, and all other applicable Laws in respect of each such Employee Benefit Plan.  The Fund has furnished to IESI copies of all Employee Benefit Plans and all financial statements, actuarial reports and annual reports and returns filed with Canada Customs and Revenue Agency and any pension regulator with respect to such Employee Benefit Plans for the three plan years prior to the date hereof, and will furnish IESI with copies of any of the foregoing so filed after the date hereof.  Such financial statements and actuarial reports and annual reports and returns are and shall be correct and complete in all material respects and none of the actuarial assumptions underlying such documents have changed since the respective dates thereof, except changes to interest rates in accordance with changes in market rates of interest.  In addition:

4.22.1.               Except as set forth on Section 4.22.1 of the BFI Disclosure Letter, the BFI Entities do not maintain, sponsor or contribute to, and have never withdrawn from, maintained, sponsored or contributed to a defined benefit plan or a multi-employer plan (within the meaning of applicable pension legislation);

4.22.2.               Each Employee Benefit Plan intended to be registered under tax legislation or applicable pension legislation has been so registered;

4.22.3.               Except as set forth in Section 4.22.3 of the BFI Disclosure Letter, no provision of any Employee Benefit Plan or of any agreement, and no act or omission of any BFI Entity in any way limits, impairs, modifies or otherwise affects the right of any BFI Entity unilaterally to amend or terminate any Employee Benefit Plan after the Closing, subject to the requirements of applicable Law;

4.22.4.               Except as set forth in Section 4.22.4 of the BFI Disclosure Letter, other than claims in the ordinary course for benefits with respect to the Employee Benefit Plans, there are no actions, suits or claims (including claims for income taxes, interest,  penalties, fines or excise taxes) pending with respect to any Employee Benefit Plan, or, to the Purchasers’ Knowledge of any circumstances (including arising out of the operation or termination of any Employee Benefit Plan) which might give rise to any such action, suit or claim against the Fund (including claims for income taxes, interest, penalties, fines or excise taxes);

4.22.5.               All reports, returns and similar documents with respect to the Employee Benefit Plans required to be filed with any Governmental Authority have been filed on or before their due date; and

4.22.6.               Except as set forth in Section 4.22.6 of the BFI Disclosure Letter, no BFI Entity has any obligation to provide health or other welfare benefits to former, retired or terminated employees.

4.22.7.               Except as set forth in Section 4.22.7 of the BFI Disclosure Letter, no Employee Benefit Plan that is a registered pension plan:

4.22.7.1.                              has been created as a result of the merger of one or more registered pension plans;

4.22.7.2.                              has undergone a partial wind-up in respect of which surplus assets were not dealt with at the time of the partial wind-up; or

4.22.7.3.                              has undergone a withdrawal of surplus assets, other than proper payments of benefits to eligible beneficiaries, refunds of over-contributions and permitted payments of reasonable expenses incurred by or in respect of such Employee Benefit Plan.

4.23                        Labour Relations

There have been no material violations of any Laws with respect to the current or former employees, employment practices or work conditions of any BFI Entity, or the terms and conditions of employment, wages and hours.  No BFI Entity is engaged in any unfair labour or other unlawful employment practice and there are no charges of unfair labour practices or other employment related claims, complaints or actions pending or, to the Purchasers’ Knowledge, threatened against any BFI Entity before any domestic or foreign Governmental Authority.  There is no strike, picketing, slowdown, work stoppage or lock out, or organizational attempt pending or, to the Purchasers’ Knowledge, threatened against or involving any BFI Entity or the BFI Business.  No issue with respect to union representation is pending or, to the Purchasers’ Knowledge, threatened with respect to the employees of any BFI Entity.  Except as set forth in Section 4.23 of the BFI Disclosure Letter, no union or collective bargaining agent or other labour organization has ever been certified or recognized by the BFI Entities as the representative of any of the employees of any BFI Entity.

4.24                        Bank Accounts and Powers of Attorney

Set forth in Section 4.24 of the BFI Disclosure Letter is an accurate and complete list of (i) each bank or other financial institution in which any BFI Entity has an account or safe deposit box, and (ii) the names of all Persons authorized to draw thereon or have access thereto and (iii) the names of all Persons holding powers of attorney with respect to any BFI Entity.

4.25                        Customers and Suppliers

Set forth in Section 4.25 of the BFI Disclosure Letter is a list of (i) all customers of the BFI Business, as of the BFI Balance Sheet Date, with accounts over $1,000,000 (determined by reference to the revenue from such customer during the twelve months preceding such date); and (ii) the ten largest suppliers of the BFI Business as of the BFI Balance Sheet Date (determined by reference to payments actually made during the twelve months preceding such date).  Since the BFI Balance Sheet Date, there has been no termination or cancellation of, and no modification or change in, the BFI Entities’ business relationship with any customers or suppliers which would reasonably be expected to have a Material Adverse Effect on the BFI Entities or the BFI Business.

4.26                        No Changes

Except as set forth in Section 4.26 of the BFI Disclosure Letter, since the BFI Balance Sheet Date, none of the BFI Entities has:

4.26.1.               discharged or satisfied any Liens or Liabilities, whether absolute, accrued, contingent or otherwise, whether due or to become due, other than current Liabilities shown on the balance sheet contained in the BFI Audited Financial Statements and current Liabilities incurred since the BFI Balance Sheet Date in the Ordinary Course; and each BFI Entity has discharged or satisfied such Liabilities when due;

4.26.2.               permitted any of its assets with a value in excess of $50,000 to be subjected to any Lien except for Permitted Liens;

4.26.3.               sold, leased, transferred or otherwise disposed of any assets except in the Ordinary Course or as approved by IESI;

4.26.4.               made any capital expenditure other than capital expenditures that are (i) used for ordinary repair necessary to maintain its property and facilities or (ii) less than $2,000,000 individually or less than $7,000,000 in the aggregate for all BFI Entities;

4.26.5.               declared, set aside, made or paid any dividend, or any other distribution with respect to its capital stock, partnership or membership interests or other ownership interests, as applicable, other than to another BFI Entity and other than regular, monthly distributions with respect to the Units not in excess of the last such distribution made with respect to the Units in the month prior to the date hereof;

4.26.6.               redeemed, purchased or otherwise acquired or disposed of any of its capital stock, partnership or membership interests or other ownership interests, as applicable, other than any such capital stock, partnership or membership interest or other ownership interest held by another BFI Entity;

4.26.7.               increased its Indebtedness, or made any loan or advance to any Person, except in the Ordinary Course;

4.26.8.               cancelled or waived any debts, claims or rights of value, except in the Ordinary Course;

4.26.9.               made any change in methods of accounting or auditing practice other than as required by Canadian GAAP;

4.26.10.         conducted its business or entered into any transaction, except in the Ordinary Course;

4.26.11.         suffered any material damage, destruction or loss, whether or not covered by insurance;

4.26.12.         made any changes in the compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to its directors, managers, officers, employees, independent contractors or agents, including any improvements to severance or termination pay, except (i) as required by Law and (ii) salary increases in the Ordinary Course;

4.26.13.         effected any revaluing of any of the assets or liabilities of the BFI Business, including writing up, writing down or writing off the value of inventory, Accounts Receivable or Intellectual Property, except for any such revaluing in the Ordinary Course or which, individually or in the aggregate, is immaterial to the BFI Business;

4.26.14.         become subject to any material labour dispute or, to the Purchasers’ Knowledge, threatened material labour dispute involving any employee;

4.26.15.         changed the methods or procedures for billing or collection of customer accounts or recording of customer accounts receivable or reserves for doubtful accounts in any material respect; or

4.26.16.         authorized or made a commitment, whether or not in writing, to do any of the foregoing.

Since the BFI Balance Sheet Date, there has been no Material Adverse Change in the BFI Entities or the BFI Business.

4.27                        No Broker’s or Finder’s Fees

Other than as set forth in Section 4.27 of the BFI Disclosure Letter, no agent, broker, person or firm acting or purporting to act on behalf of any of the BFI Entities is, or will be, entitled to any commission or broker’s or finder’s fee respecting the Transactions from any of the BFI Entities or the BFI Entities.

4.28                        Prospectus Disclosure

As of the date of its filing with the Securities Commissions and as of the Closing Date, and subject to compliance by IESI with its obligations under Section 5.8.2, the Prospectus, will contain full, true and plain disclosure of all material facts relating to the BFI Business and the BFI Entities in the context of the Offering, and the Prospectus will not contain any misrepresentation with respect to the BFI Business or the BFI Entities in the context of the Offering that is reasonably likely to affect the value or the market price of the securities to be distributed.

4.29                        Proxy Materials

As of the date of its filing with the Securities Commissions and, as of the Closing Date, and subject to compliance by IESI with its obligations under Section 5.10.3, the Proxy Materials will contain no misrepresentation (as defined in Canadian Securities Laws) relating to the BFI Business and the BFI Entities in the context of the Unitholders’ Meeting.

4.30                        Fund Merger Sub

Fund Merger Sub was formed solely to effectuate the Transactions and has no operations, assets or liabilities other than as described in this Agreement and such entity shall be treated as a transitory entity under the Code and disregarded for United States federal income tax purposes.

4.31                        HSR Act Valuation

The Trustees have authorized Joseph D. Quarin, in his capacity as the Chief Financial Officer of BFI Holdings, to determine in good faith the fair market value (the “Valuation”) of all the IESI Common Shares that Fund Newco will acquire as a result of the Merger.  The fair market value of the IESI Common Shares, as of the date of the Valuation, was determined to be less than $50,000,000.

Article V

OTHER COVENANTS OF THE PARTIES

5.1                               Conduct of IESI Business

Except as contemplated in this Agreement or with the prior written consent of the Fund, during the period from the date hereof to the Closing Date, IESI shall (i) cause the IESI Business to be carried on only, and shall ensure that the IESI Entities do not take any action except, in the Ordinary Course; (ii) cause each IESI Entity to use its reasonable commercial efforts to preserve intact its business organization and its present relationships with customers, suppliers and other Persons with which it may have significant business relationships and to keep available the services of its current officers, employees and consultants; and (iii) ensure that none of the IESI Entities, directly or indirectly, do, authorize, agree or commit to do any of the following:

5.1.1.                     modify, amend or otherwise change, or take any action in contravention of, its certificate of incorporation or by-laws or equivalent organizational documents or governing documents;

5.1.2.                     enter into any merger, consolidation, business combination, joint venture or other material corporate transaction;

5.1.3.                     except for issuances of IESI Common Stock upon conversion of the IESI Preferred Stock, issue, sell, dispose of, pledge or encumber (i) any shares of its capital stock of any class or its partnership or membership interest or other ownership interest, as applicable, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its capital stock or its partnership or membership interest or any other ownership interest, as applicable, of it, or (ii) any of its assets, tangible or intangible, unless any such disposition is in the Ordinary Course and involves, individually or in the aggregate for all IESI Entities, aggregate fair value not in excess of $15,000,000;

5.1.4.                     purchase or otherwise acquire (including, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any property or assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, unless any such purchase or other acquisition is in the Ordinary Course and involves aggregate consideration not in excess of $15,000,000;

5.1.5.                     incur any Indebtedness (including any refinancing of existing Indebtedness) or guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, other than pursuant to the IESI Credit Facility as necessary to meet ordinary working capital requirements, Indebtedness incurred in the Ordinary Course or liabilities under Contracts entered into in the Ordinary Course;

5.1.6.                     declare, set aside, make or pay any dividend or any other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or partnership or membership interests or other ownership interests, other than to another IESI Entity;

5.1.7.                     reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, partnership or membership interest or other ownership interest as applicable, other than any of such capital stock, partnership or membership interest or other ownership interest held entirely by another IESI Entity;

5.1.8.                     make any capital expenditures, other than capital expenditures that are (i) used for ordinary repair necessary to maintain its property and facilities, or (ii) less than $2,000,000 individually or less than $10,000,000 in the aggregate for all IESI Entities;

5.1.9.                     enter into, amend or terminate any Material Contract with a value in excess of $2,000,000 annually;

5.1.10.               increase the compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to its directors, managers, officers, employees, independent contractors or agents, or grant any severance or termination pay to, or enter into any employment or severance agreement with any such Persons (other than in the Ordinary Course), or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits under any collective bargaining, bonus, profit share, trust, compensation, stock option, restricted stock, pension, retirement deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any such Persons, except as required by Law or the terms of an existing Contract or incur any withdrawal liability (within the meaning of Section 4201 of ERISA);

5.1.11.               change its fiscal year or make any material change in its accounting policies or procedures, unless required under United States GAAP or otherwise required by Law;

5.1.12.               permit present insurance policies or other comparable insurance coverage to lapse;

5.1.13.               adopt any plan or proposal for a complete or partial liquidation or dissolution or any reorganization or recapitalization or commence any case, proceeding or action seeking relief under any existing or future Laws relating to bankruptcy, insolvency, conservatorship or relief of debtors;

5.1.14.               take or permit to be taken, any action that would prevent the IESI Business as it currently exists, from continuing on an ongoing basis in all material respects;

5.1.15.               take any action which if it had been taken immediately prior to the date hereof would have resulted in a breach of a representation or warranty under Article III; or

5.1.16.               take any action which would reasonably be expected to delay or hinder the ability of IESI to consummate the Transactions or to fulfill its obligations set forth herein.

5.2                               Conduct of BFI Business

5.2.1.                     Except as contemplated in this Agreement or with the prior written consent of IESI, during the period from the date hereof to the Closing Date, the Purchasers shall (i) cause the BFI Business to be carried on only, and shall ensure that the BFI Entities do not take any action except, in the Ordinary Course; (ii) cause each BFI Entity to use its reasonable commercial efforts to preserve intact its business organization and its present relationships with customers, suppliers and other Persons with which it may have significant business relationships and to keep available the services of its current officers, employees and consultants (and for this purpose the applicable BFI Entities may enter into new employment agreements with their senior executives, including Messrs. Carrigan, Quarin, Chyfetz, Goldby, Herman and Irish on terms consistent with the term sheets made available to IESI before the date hereof); and (iii) ensure that none of the BFI Entities, directly or indirectly, do, authorize, agree or commit to do any of the following:

5.2.1.1.                                    enter into any merger, consolidation, business combination or other material corporate transaction with any Person except Permitted Acquisitions;

5.2.1.2.                                    purchase or otherwise acquire (including for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any property or assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, unless such purchase or acquisitions involve, individually or in the aggregate for all BFI Entities, aggregate consideration not in excess of $15,000,000 (“Permitted Acquisitions”);

5.2.1.3.                                    declare, set aside, make or pay any dividend or any other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other ownership interests, other than to another BFI Entity and other than the regular, monthly distribution with respect to the Units not in excess of the last such distribution made with respect to the Units in the month prior to the date hereof;

5.2.1.4.                                    reclassify, combine, split subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other ownership interest as applicable, other than any such capital stock or other ownership interest held entirely by another BFI Entity;

5.2.1.5.                                    sell, assign, convey or otherwise dispose of all or substantially all of the (i) assets of the Fund or (ii) the assets of the subsidiaries of the Fund;

5.2.1.6.                                    adopt any plan or proposal for a complete or partial liquidation or dissolution or any reorganization or recapitalization, or commence any case, proceeding or action seeking relief under any existing or future Laws relating to bankruptcy, insolvency, conservatorship or relief of debtors;

5.2.1.7.                                    take any action which if it had been taken immediately prior to the date hereof would have resulted in a breach of a representation or warranty under Article IV; or

5.2.1.8.                                    take any action which would reasonably be expected to delay or hinder the ability of the Purchasers to consummate the Transactions or fulfill their obligations set forth herein or impair the ability of the Fund to obtain the approval of the Unitholders to the Unitholders Approval Matters.

5.3                               Coordination

During the period from the date hereof to the Closing Date:

5.3.1.                     the Parties shall use reasonable commercial efforts to confer and discuss, from time to time and as reasonably requested by any of them, regarding the conduct of the IESI Business and the BFI Business;

5.3.2.                     IESI agrees to notify the Fund promptly of any event after the date hereof (i) which would reasonably be expected to result in a breach of any representation or warranty under Article III or a Material Adverse Change in the IESI Entities or the IESI Business or (ii) which would reasonably be expected to delay or impede the ability of IESI to consummate the Transactions or to fulfill its obligations set forth herein; and

5.3.3.                     the Fund agrees to notify IESI promptly of any event after the date hereof (i) which would reasonably be expected to result in a breach of any representation or warranty under Article IV or a Material Adverse Change in the BFI Entities or the BFI Business or (ii) which would reasonably be expected to delay or impede the ability of the Purchasers to consummate the Transactions or to fulfill their respective obligations set forth herein.

5.4                               Access

5.4.1.                     IESI shall permit the Purchasers (including their Representatives) to have reasonable access during regular business hours to the premises and the books and records of the IESI Entities, and shall furnish the Purchasers with such financial, environmental and operating data and other information with respect to the IESI Business as the Purchasers shall from time to time reasonably request.  The representations and warranties of IESI and its obligations to indemnify for breaches thereof shall not be affected by any investigation by, or knowledge of, the Purchasers.

5.4.2.                     The Purchasers shall permit IESI (including its Representatives) to have reasonable access during regular business hours to the premises and the books and records of the BFI Entities, and shall furnish IESI with such financial, environmental and operating data and other information with respect to the BFI Business as IESI shall from time to time reasonably request.  The representations and warranties of the Purchasers and their obligations to indemnify for breaches thereof shall not be affected by any investigation by, or knowledge of, IESI.

5.4.3.                     Notwithstanding any other provision of this Agreement, during the period from the date hereof to the Closing Date, IESI (including its Representatives), on one hand, and the Purchasers (including their Representatives), on the other hand, shall be permitted to contact any Governmental Authority to obtain relevant environmental information with respect to the BFI Business and the IESI Business, respectively.  IESI and the Purchasers shall reasonably cooperate and coordinate with each other in respect of such contact with any Governmental Authority.

5.5                               No Shop Covenant – IESI

In consideration of the substantial expenditure of time, effort and expense undertaken and to be undertaken by the Purchasers in connection with the Transactions, IESI, until such time as the Closing shall be completed or this Agreement shall be terminated in accordance with its terms:

5.5.1.                     except as otherwise permitted by Sections 5.1.3 or 5.1.4, shall not, and shall not permit any other IESI Entity or any director, manager, officer or employee of any of them to, or authorize any Representative or any other Person retained by any of them to, directly or indirectly, without the written consent of the Fund, solicit, initiate, encourage, negotiate, discuss or otherwise take any action with respect to any proposal to or of any Person or furnish information with respect to any IESI Entity or the IESI Business to, or otherwise have any communication with, any Person  (other than the Purchasers and their Representatives) in connection with any (i) merger, plan of arrangement, consolidation, amalgamation, share or unit exchange, business combination, acquisition, recapitalization, tender offer, exchange offer or other similar transaction involving any IESI Entity, (ii) sale, lease, exchange, transfer, license, or disposition of all or a substantial portion of the ownership interests, assets or business of any IESI Entity, or (iii) any liquidation or dissolution of any IESI Entity; and

5.5.2.                     shall promptly inform the Purchasers if any IESI Entity or any of their Representatives receives, after the date hereof, any offer, proposal or inquiry in respect of any such transaction and provide the Fund with a copy of such offer, proposal or inquiry.

5.6                               No Shop Covenant - Purchasers

5.6.1.                     In consideration of the substantial expenditure of time, effort and expense undertaken and to be undertaken by IESI in connection with the Transactions, the Purchasers, until such time as the Closing shall be completed or this Agreement shall be terminated in accordance with its terms, shall not, and shall not permit any BFI Entity or any director, manager, trustee, officer or employee of any of them to, or authorize any Representative or any other Person retained by any of them to, directly or indirectly, without the written consent of IESI:

(i)                           except as otherwise permitted by paragraph (ii) below or by Section 5.2.1, solicit, initiate, encourage, negotiate, discuss or otherwise take any action with respect to any proposal to or of any Person or furnish information with respect to any BFI Entity or the BFI Business to, or otherwise have any communication with, any Person (other than IESI and its Representatives) in connection with any (A) merger, plan of arrangement, consolidation, amalgamation, share or unit exchange, business combination, acquisition recapitalization, tender offer, exchange offer or other similar transaction involving any BFI Entity; (B) sale, lease, exchange, transfer, license, or disposition of all or a substantial portion of the ownership interests, assets or businesses of any BFI Entity; or (C) any liquidation or dissolution of any BFI Entity;

(ii)                        (A) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal, (B) furnish any information regarding any of the BFI Entities to any Person in connection with or in response to an Acquisition Proposal, (C) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (D) approve, endorse or recommend any Acquisition Proposal or (E) subject to Section 5.7.2, enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the approval of the Transactions at the Unitholders Meeting, this paragraph (ii) shall not prohibit the Fund from entering into a confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Fund, containing customary “standstill” provisions and being no more favourable to the receiving party than the Confidentiality Agreement (a “Standard Confidentiality Agreement”), furnishing information regarding the BFI Entities to, or entering into discussions or negotiations with, any Person in response to an unsolicited written bona fide Acquisition Proposal that is submitted to the Fund by such Person (and not withdrawn) and that the Trustees determine in good faith is reasonably likely to lead to a Superior Proposal if (1) neither the Purchasers nor any of their Representatives shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 5.6.1 in a manner that directly or indirectly has led or contributed to the submission of such Acquisition Proposal, (2) the Trustees conclude in good faith, after considering the written advice of their outside legal counsel, that such action is required in order for the Trustees to comply with their fiduciary obligations to the Unitholders under applicable law, (3) at least two Business Days prior to furnishing any such non-public information to, or entering into discussions with, such Person, the Fund gives IESI written notice of the identity of such Person and of the Fund’s intention to furnish non-public information to, or enter into discussions with, such Person, and the Fund receives from such Person an executed Standard Confidentiality Agreement, and (4) at the same time as it furnishes any such information to such Person, the Fund furnishes such non-public information to IESI.

5.6.2.                     The Fund shall promptly inform IESI if any BFI Entity, any of their Representatives or any other Person receives, after the date hereof, any proposal or inquiry in respect of any such transaction described in Section 5.6.1.  In addition, the Fund shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal) advise IESI in writing of any Acquisition Proposal or any request for non-public information relating to any of the BFI Entities in connection with an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any Person prior to Closing and provide IESI with a copy of such Acquisition Proposal or request for non-public information.  The Fund shall keep IESI fully informed in a timely manner with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

5.7                               Right to Match

5.7.1.                     The Fund shall not accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal (other than a Standard Confidentiality Agreement to the extent permitted by Section 5.6.1) unless (i) it has provided IESI with a copy of the Acquisition Proposal document which the Trustees have determined would be a Superior Proposal, and (ii) ten Business Days shall have elapsed from the later of the date IESI received written notice of the Trustees’ proposed determination to accept, approve, recommend or enter into an agreement in respect of such Acquisition Proposal, and the date IESI receives a copy of the Acquisition Proposal.

5.7.2.                     During such ten Business Day period, the Fund acknowledges that IESI shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Transactions.  The Trustees will review any proposal by IESI to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether IESI’s proposal upon acceptance by the Fund would result in the Acquisition Proposal no longer being a Superior Proposal.  If the Trustees so determine, the Fund will enter into an amended agreement with IESI reflecting IESI’s amended proposal.  If the Trustees continue to believe, in good faith and after consultation with financial advisors and outside counsel that the Acquisition Proposal is nonetheless a Superior Proposal and therefore rejects IESI’s amended proposal, the Fund will be entitled to provide notice to IESI that it is terminating this Agreement pursuant to Section 8.2.5 upon payment by the Fund to IESI of the Break-up Fee.

5.7.3.                     The Fund also acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under Section 5.7.2 to initiate an additional ten Business Day notice period.

5.8                               Offering and Prospectus

5.8.1.                     As soon as practicable following the date hereof, the Fund, in consultation with IESI, shall prepare the Prospectus together with any other documents required by applicable Laws in connection with the Offering, and the Fund shall cause the Prospectus to be filed with the Securities Commissions.  Prior to such filing, the Fund shall (i) permit IESI to review and consent to the Prospectus acting reasonably, and (ii) make such changes to the Prospectus as IESI shall reasonably request.

5.8.2.                     IESI shall furnish the Fund with such financial and operating data and other information with respect to the IESI Business and the IESI Entities as the Fund shall from time to time reasonably request in connection with its preparation of the Prospectus to ensure that the Prospectus contains no misrepresentation (as defined in Canadian Securities Laws) relating to the IESI Business and the IESI Entities in the context of the Offering.

5.8.3.                     The Fund shall ensure that all other information included in the Prospectus does not contain a misrepresentation (as defined in Canadian Securities Laws) in the context of the Offering.

5.8.4.                     Regarding matters not addressed by Sections 5.8.2 and 5.8.3, the Fund shall comply, and IESI shall use its reasonable commercial efforts to assist the Fund in complying, with all securities and other regulatory requirements (including requirements of the Securities Commissions, the Toronto Stock Exchange, Market Regulation Services, Inc. and applicable governmental authorities in Canada or the United States) in connection with the Offering and the approval of the Unitholder Approval Matters at the Unitholders’ Meeting, including (i) IESI entering into a trust agreement in the form prescribed by the Toronto Stock Exchange providing for certain restrictions on the disposition of the Class A Unit where an equivalent offer is not made to the holders of the Units; and (ii) taking or causing to be taken, any and all actions that may be desirable in connection therewith, provided that such actions do not Impair the Transactions.

5.9                               IESI Senior Subordinated Notes and US Credit Facility

5.9.1.                     As soon as practicable after the date of this Agreement, IESI, in consultation with the Fund, shall launch the Tender Offer.  Prior to finalizing the material for the Tender Offer, IESI shall (i) permit the Fund to review and consent to the materials for the Tender Offer acting reasonably, and (ii) make such changes to the materials for the Tender Offer as the Fund shall reasonably request.

5.9.2.                     As soon as practicable after the date of this Agreement, the Fund and IESI shall use their reasonable commercial efforts to jointly negotiate and execute the US Credit Facility, which negotiation shall be conducted taking into account each of the Fund’s and IESI’s reasonable wishes.

5.9.3.                     Each Party shall use its reasonable commercial efforts to obtain borrowings under the US Credit Facility as necessary to fund the Transactions given the actual Offering size, including taking or causing to be taken, any and all actions that may be desirable in connection therewith, provided that such actions do not Impair the Transactions.

5.10                        Meeting of Unitholders and Proxy Materials

5.10.1.               As soon as practicable following the date hereof, the Fund shall take all action necessary under its organizational and governing documents, and under all applicable Laws, to call, give notice of and hold a meeting of Unitholders to vote on the approval of the matters set forth on Exhibit 5.10.1 (the “Unitholder Approval Matters”) and for any other proper purpose as may be acceptable to the Fund and IESI, acting reasonably (the “Unitholders’ Meeting”).  The Unitholders’ Meeting shall be held on a date selected by the Fund in consultation with IESI as promptly as practicable after the date of this Agreement and the Fund shall use its reasonable commercial efforts to hold the Unitholders’ Meeting by January 6, 2005.  The Fund shall ensure that all proxies solicited by it in connection with the Unitholders’ Meeting are solicited in compliance with all applicable Laws.  Subject to Sections 5.6 and 5.7, the Fund agrees that its obligations pursuant to this Section 5.10.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Fund of any Acquisition Proposal.

5.10.2.               As soon as practicable, the Fund, in consultation with IESI, shall prepare the Proxy Materials together with any other documents required by applicable Laws in connection with the Unitholders’ Meeting, and the Fund shall cause the Proxy Materials to be sent to each Unitholder and filed as required by applicable Laws.  Prior to finalizing the Proxy Materials, the Fund shall (i) permit IESI to review and consent to the Proxy Materials acting reasonably, and (ii) make such changes to the Proxy Materials as IESI shall reasonably request.

5.10.3.               IESI shall furnish the Fund with such financial and operating data and other information with respect to the IESI Business and the IESI Entities as the Fund shall from time to time reasonably request in connection with its preparation of the Proxy Materials and, prior to finalization of such Proxy Materials, to ensure that the Proxy Materials contain no misrepresentation (as defined in Canadian Securities Laws) relating to the IESI Business and the IESI Entities in the context of the Unitholders’ Meeting.

5.10.4.               The Fund shall ensure that all other information included in the Proxy Materials does not contain a misrepresentation (as defined in Canadian Securities Laws).

5.10.5.               The Proxy Materials shall include a statement that the then Trustees unanimously recommend that the Unitholders vote to approve the Unitholder Approval Matters at the Unitholders’ Meeting (such recommendation of the Trustees being referred to as the “Trustees’ Recommendation”); and the Trustees’ Recommendation shall not be withdrawn or modified in a manner adverse to IESI except in connection with a termination of this Agreement pursuant to Section 8.2.5.

5.10.6.               The Fund shall use its reasonable commercial efforts in seeking to obtain the approval of the Unitholder Approval Matters at the Unitholders’ Meeting and IESI shall use its reasonable commercial efforts to assist the Fund in connection therewith.

5.11                        Securityholder Mailing

5.11.1.               As promptly as practicable after the date of this Agreement, and subject to IESI’s receipt of the Regulation D Information, in any event no later than 20 days prior to the Effective Time, IESI shall deliver (i) to each holder of its shares of IESI Common Stock and IESI Preferred Stock that has not approved the Merger in writing, a notice of such holder’s appraisal rights (the “Appraisal Rights Notice”) in accordance with Section 262 of the DGCL; and (ii) to each holder of its shares of IESI Common Stock and IESI Preferred Stock, and the Sowell Warrant and the Boisture Warrant, information of the type which would be required to be furnished pursuant to Rule 502(b) of Regulation D to the Securities Act, including an invitation, if required by the Fund, to each holder to the effect that if such holder does not feel such holder has the knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Participating Preferred Shares and the Exchange Right, such holder may contact IESI and IESI will make an Investor Representative available to such holder, such information to be provided by the Fund to IESI for delivery to such holders (the “Regulation D Information”).  Prior to delivering the Appraisal Rights Notice and any other accompanying communication, IESI shall permit the Fund to review and consent thereto, acting reasonably and make such changes as the Fund shall reasonably request.  Prior to delivery of the Regulation D Information and any accompanying communication, the Fund shall permit IESI to review and consent thereto, acting reasonably and make such changes as IESI shall reasonably request.

5.11.2.               If required by the Fund and if any holder of shares of IESI Common Stock or IESI Preferred Stock, or of the Sowell Warrant or the Boisture Warrant requests that IESI make an Investor Representative available to such holder, IESI shall promptly do so.  An “Investor Representative” means any person who satisfies the conditions set forth in Section 501(h) of Regulation D to the Securities Act.

5.12                        Confidentiality; Announcements

5.12.1.               That certain confidentiality agreement dated March 3, 2004, between the Fund and IESI and others regarding the confidentiality obligations of each party thereto (the “Confidentiality Agreement”) is hereby ratified and confirmed by the Parties, as applicable, and shall continue in full force and effect until the Closing Date, when it shall terminate.

5.12.2.               From and after the date hereof, IESI shall not (and shall cause the IESI Entities not to) and the Purchasers shall not (and shall cause the BFI Entities not to) issue or permit to be issued any media, newspaper, wire service, trade journal or any other public statement, or otherwise disclose or permit to be disclosed any information (except to such Person’s Representatives, or in connection with the financing or proposed financing of the Transactions), in each case concerning the Transactions, without the approval of the Fund (in the case of IESI and the IESI Entities) or IESI (in the case of the Purchasers and the BFI Entities), except as otherwise provided herein or as may be required by applicable Law, stock exchange rule or other applicable disclosure obligation, in which case the issuing party shall, where possible, provide the Fund or IESI, as applicable, in writing, no less than one Business Day prior to such proposed statement, the content of the proposed statement and an opportunity to comment on the statement.

5.13                        Consents and Approvals

5.13.1.               IESI shall use its reasonable commercial efforts (including, as soon as practicable, giving any required notices, or making any required filings) to obtain the IESI Consents, including taking or causing to be taken, any and all actions that may be desirable in connection therewith, provided that such actions do not Impair the Transactions.

5.13.2.               The Purchasers shall use their reasonable commercial efforts (including, as soon as practicable, giving any required notices, or making any required filings) to obtain the Purchasers’ Consents, including taking or causing to be taken, any and all actions that may be desirable in connection therewith, provided that such actions do not Impair the Transactions.

5.14                        Expenses

5.14.1.               Subject to Section 5.14.2 through 5.14.5, inclusive, the Purchasers on the one hand, and IESI on the other hand, shall be responsible for the fees and expenses (including fees and expenses of Representatives) incurred by them in connection with the negotiation and finalization of this Agreement and the Transaction Documents and the completion of the Transactions.

5.14.2.               If the Closing occurs and subject to Section 6.1, the Purchasers shall be responsible for all third party advisor fees and expenses and other out-of-pocket expenses incurred by any IESI Entity in connection with the negotiation and finalization of this Agreement and the Transaction Documents and the completion of the Transactions and for which the Fund is provided with invoices in such detail as is reasonably required by the Fund; provided that the Purchasers may allocate such fees and expenses, as well as the fees and expenses incurred by them, respectively, for payment by such BFI Entities and IESI Entities as they consider appropriate.

5.14.3.               If this Agreement is terminated by IESI pursuant to Section 8.2.4, IESI shall be responsible for, up to a maximum of $3,600,000, all reasonable third party advisor fees and expenses and other out-of-pocket expenses incurred by the Purchasers in connection with the negotiation and finalization of this Agreement and the Transaction Documents and the attempted completion of the Transactions and for which IESI is provided with invoices in such detail as is reasonably required by IESI.

5.14.4.               If this Agreement is terminated by the Fund and/or IESI other than by (x) the Fund pursuant to clauses (i) or (ii) of Section 8.2.2 (termination pursuant to such clauses referred to in this clause (x) being referred to herein as “IESI Fault Termination”) or (y) by IESI pursuant to clauses (i) or (ii) of Section 8.2.3, or Section 8.2.8, or by the Fund pursuant to Section 8.2.5, or by either the Fund or IESI pursuant to Section 8.2.7 in circumstances where the Break-Up Fee would be payable (termination pursuant to such provisions referred to in this clause (y) being referred to herein as “Purchaser Fault Termination”), the following third party non-advisor fees and expenses (the “Non-Advisor Costs”) shall be borne 50% by the Purchasers (provided that the Purchasers may allocate such fees and expenses, as well as the fees and expenses incurred by them, respectively, for payment by the BFI Entities as they consider appropriate) and 50% by IESI:  (i) fees and expenses payable to the underwriters in connection with the Offering; (ii) fees payable to the Securities Commissions, the Toronto Stock Exchange and Market Regulation Services, Inc. in connection with the Offering; (iii) the costs of printing commercial copies of the Prospectus; (iv) the costs of printing and mailing the Proxy Materials and the Tender Offer materials; (v) the fees and expenses payable to FTI Consulting in connection with the opinions they are providing; and (vi) the commitment fees and expenses payable to Bank of America in connection with the US Credit Facility.

5.14.5.               If this Agreement is terminated for IESI Fault Termination, IESI shall bear 100% of the Non-Advisor Costs; and if this Agreement is terminated for Purchaser Fault Termination, the Purchasers shall bear 100% of the Non-Advisor Costs.  Recourse pursuant to this Section 5.14.5 shall be in addition to, and not in substitution for, any right or remedy that any Party may have upon such termination.

5.15                        Further Assurances

Subject to the terms and conditions of this Agreement, from time to time the Parties agree to take such actions as may be reasonably requested by any other Party, and provide reasonable cooperation to each other in order to carry out the purposes of this Agreement.

5.16                        Directors’ and Officers’ Insurance

The Fund shall cause the Surviving Corporation to, and the Surviving Corporation shall, (i) include and maintain in effect in its certificate of incorporation and by-laws for at least six years, provisions regarding elimination of liability of directors and indemnification of and advancement of expenses to officers, directors, employees and other persons which are at least as favourable to such persons as are currently contained in the Certificate of Incorporation and By-laws and (ii) maintain for a period of at least six years, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by IESI (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous in any material respect than those of such policy in effect on the date hereof) with respect to claims arising from facts or events that occurred on or before the Effective Time (including in respect of the Transactions); provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by IESI for such insurance (such 150% amount, the “Maximum Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, IESI shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium.  The provisions of clause (ii) of the immediately preceding sentence shall be deemed to have been satisfied if the Fund obtains or causes to be obtained for the Surviving Corporation prepaid policies, which policies provide such directors and officers with the coverage described in clause (ii) above.  If such prepaid policies have been obtained for the Surviving Corporation, the Fund shall cause the Surviving Corporation to maintain such policies in full force and effect, and to continue to honour the Surviving Corporation’s obligations thereunder.  If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.16.  The Fund agrees to cause the Surviving Corporation to comply with its obligations under this Section 5.16, including by providing any funds to the Surviving Corporation necessary to enable the Surviving Corporation to fulfill its obligations hereunder.

Article VI

INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.1                               Indemnification of the Purchasers

6.1.1.                     From and after the Closing Date and subject to Section 6.1.3 and Section 6.3 and in accordance with Section 6.1.2, the Fund (the “Purchaser Indemnified Party”) shall be indemnified against and in respect of any and all Losses caused by or resulting or arising from (i) any inaccuracy in, any breach of, or any failure to perform or comply with, any of IESI’s representations, warranties or agreements contained in this

Agreement (limited to breaches, or failures to perform or comply, occurring at or before the Closing) other than with respect to matters addressed in clauses (ii) through (vi)); (ii) any third-party advisor fees and expenses and other out-of-pocket expenses incurred by any IESI Entity in connection with the negotiation and finalization of this Agreement and the Transaction Documents and the completion of the Transactions if and to the extent that such fees and expenses are (x) materially more in the aggregate than the estimate of third-party advisor fees and expenses provided by IESI to the Fund prior to the date of this Agreement and (y) unreasonable; (iii) (A) any inaccuracy or breach of Section 3.3.1 (but solely with respect to equity securities of IESI), (B) any inaccuracy or breach of the first sentence of Section 3.4 (but solely with respect to options and warrants to purchase, or securities convertible into or exchangeable for, equity securities of IESI) and (C) any claim by any holder before Closing of any equity securities of IESI, or any options or warrants to purchase, or securities convertible into or exchangeable for, equity securities of IESI that the consideration received by them in the Merger as set forth on the Allocation Certificate was less than they were entitled to receive pursuant to the terms of such securities or any plan or agreement of IESI under which such securities were issued; (iv) any Tantalo Purchaser Amount (as defined below); (v) any Seneca Meadows Purchaser Tax Amount (as defined below); and (vi) any Excess Parachute Amount (as defined below) (in each case a “Purchaser Loss”), in each case by (and only by) reducing the number of Escrow Shares in accordance with Section 6.4.

6.1.2.                     The Purchaser Indemnified Party shall promptly after it becomes aware of any circumstance which might reasonably be expected to become the subject matter of a claim to be made by it under Section 6.1 (a “Purchaser Claim”) including any action, lawsuit, proceeding, investigation or other claim against any BFI Entity by a third party (for purposes of this section, “Third-Party Claim”), advise the Owner Representative of such circumstance, and shall provide the Owner Representative, from time to time, such information as the Owner Representative shall reasonably request in connection therewith; provided that any delay or failure to so advise the Owner Representative shall not affect the rights of the Purchaser Indemnified Party hereunder except to the extent that the Owners are prejudiced by such delay or failure.  The Owner Representative shall be entitled to but shall not be obligated to assume exclusive control and discretion in the conduct of the defence of any Third-Party Claim; provided that the Purchaser Indemnified Party shall be permitted to retain one separate counsel, at the Owners’ expense (satisfied exclusively out of the Cap Amount pursuant to Section 6.1.4) in respect of a Third-Party Claim (i) for which the Purchaser Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defences available to the Purchaser Indemnified Party and, in the reasonable opinion of the Purchaser Indemnified Party, counsel for the Owners could not adequately represent the interests of the Purchaser Indemnified Party because such interests could be in conflict with those of the Owners; or (ii) for which the Owner Representative shall not have assumed the defence within 20 days of receiving notice thereof; and provided further that in the event that the Purchaser Indemnified Party shall in good faith determine that the conduct of the defence of the Third-Party Claim or any proposed settlement of the Third-Party Claim by the Owner Representative may be expected to affect adversely the conduct of the IESI Business or BFI Business in any material respect, the Purchaser Indemnified Party shall have the right, at all times, to take over and assume control over the Third-Party Claim at the Owners’ expense (satisfied exclusively pursuant to Section 6.1.4).  The Owner Representative shall not settle or compromise any Third-Party Claim or allow a default or consent to entry of any judgment with respect thereto without obtaining an unqualified and full release of the Purchaser Indemnified Party in connection therewith.  The Purchaser Indemnified Party shall also have the right to employ separate counsel in any action brought in respect of any matter which is or may be the subject of a Third-Party Claim for indemnification hereunder, and shall have the right to participate in the defence thereof, but the fees and expenses related thereto, including fees and expenses of counsel, shall be at the expense of the Purchaser Indemnified Party except as otherwise permitted by the second sentence of this Section 6.1.2.  The assumption of control and conduct of the defence by the Owner Representative of any matter which might reasonably be expected to become a Third-Party Claim shall not constitute an acknowledgement by the Owner Representative of any Qualifying Purchaser Loss, the procedures for determining such Qualifying Purchaser Loss being set forth in Section 6.5.

6.1.3.                     Notwithstanding anything to the contrary contained herein, in the event of a Purchaser Loss, the number of Escrow Shares shall not be reduced in accordance with Section 6.4:

6.1.3.1.                                    except with respect to any Purchaser Loss described in clauses (ii) through (vi) of Section 6.1.1, until such time as the aggregate of all indemnifiable Purchaser Losses exceeds an aggregate threshold amount of $3,000,000 (the “Basket Amount”), at which time, subject to Section 6.1.3.2, all such amounts shall be indemnifiable hereunder, excluding the Basket Amount;

6.1.3.2.                                    after such time as the aggregate of all indemnifiable Purchaser Losses exceeds an amount equal to (i) at any time prior to the first anniversary of the Closing Date (the “First Anniversary”), the value of the Closing Escrow Shares and (ii) at any time following the First Anniversary but prior to the second anniversary of the Closing Date, the value of the Second Year Cap Shares (as applicable, the “Cap Amount”);

6.1.3.3.                                    unless such claim is asserted in writing on or prior to the Expiration Date;

6.1.3.4.                                    unless and until such time as such Purchaser Loss is determined to be a Qualifying Purchaser Loss in accordance with Section 6.5; and

6.1.3.5.                                    in the case of a breach of Section 3.28 (Prospectus Disclosure) or Section 3.29 (Proxy Materials) or of the agreements set forth in Sections 5.8.2 and 5.10.3, unless and solely to the extent that such Purchaser Loss involves Losses arising from a claim against the Fund or its Affiliates by a Unitholder under the Prospectus or Proxy Materials, as the case may be, or by an underwriter under the Underwriting Agreement entered into in connection with the Offering.

6.1.4.                     In the event that the Purchaser Indemnified Party retains separate counsel, or takes over and assumes control over a Third-Party Claim, at the Owners’ expense pursuant to and in accordance with Section 6.1.2 (it being understood and agreed that such expense shall only be borne by the Owners if it is in respect of Qualifying Purchaser Loss), upon written notice from the Purchaser Indemnified Party to the Owner Representative of the amount of any such reimbursable expenses, a number of Escrow Shares equal to the product of (i) the quotient of the applicable amount of reimbursable expenses over the Market Price Per Unit on the date of delivery of such notice and (ii) the applicable Exchange Ratio, shall be transferred to IESI and cancelled.

6.2                               Indemnification of the Owners

6.2.1.                     From and after the Closing Date and subject to Section 6.2.3 and Section 6.3 and in accordance with Section 6.2.2, the Owners (collectively, the “Owner Indemnified Parties”) shall be indemnified against and in respect of any and all Losses caused by or resulting or arising from (i) any inaccuracy in, any breach of, or any failure to perform or comply with, any of the Purchasers’ representations, warranties or agreements contained in this Agreement (limited to breaches, or failures to perform or comply, occurring at or before the Closing) (other than with respect to any matter addressed in clauses  (ii) through (v)); (ii) any third party advisor fees and expenses and other out-of-pocket expenses incurred by any BFI Entity in connection with the negotiation and finalization of this Agreement and the Transaction Documents and the completion of the Transactions if and to the extent that such fees and expense are (x) materially more in the aggregate than the estimate of third party advisor fees and expenses provided by the Fund to IESI prior to the date of this Agreement and (y) unreasonable; (iii) an inaccuracy or breach of Section 4.3.1 (but solely with respect to the Participating Preferred Shares and ownership interests in the Fund); (iv) any Tantalo Owner Amount (as defined below); and (v) any Seneca Meadows Owner Tax Amount (as defined below) (in each case an “Owner Loss”), in each case by (and only by) the Fund issuing Units (or, at its option, paying cash) to the Owners in accordance with Section 6.4.

6.2.2.                     The Owner Representative, on behalf of any of the Owner Indemnified Parties shall promptly after any of them becomes aware of any circumstance which might reasonably be expected to become the subject matter of a claim to be made by any of them under Section 6.2 (an “Owner Claim”) including any action, lawsuit, proceeding, investigation or other claim against any of them or the Fund by a third party (for purposes of this section, “Third-Party Claim”), advise the Fund of such circumstance, and shall provide the Fund, from time to time, such information as the Fund shall reasonably request in connection therewith; provided that any delay or failure to so advise the Fund shall not affect the rights of the Owner Indemnified Parties hereunder except to the extent that the Fund is prejudiced by such delay or failure.  The Fund shall have exclusive control and discretion in the conduct of the defence of any Third-Party Claim; provided that the Owner Representative shall be permitted to retain one separate counsel on behalf of the Owners, at the Fund’s expense in respect of a Third-Party Claim (satisfied exclusively out of the Cap Amount) (i) for which the Owner Representative shall have been advised by counsel that there are one or more legal or equitable defences available to the Owners and, in the reasonable opinion of the Owner Representative, counsel for the Fund could not adequately represent the interests of the Owners because such interests could be in conflict with those of the Fund or (ii) the Fund shall not have assumed the defence within 20 days of receiving notice thereof.  The Fund shall not settle or compromise any Third-Party Claim or allow a default or consent to entry of any judgment with respect thereto without obtaining an unqualified and full release of the Owners in connection therewith.  The Owner Representative shall also have the right to employ separate counsel in any action brought in respect of any matter which is or may be the subject of a Third-Party Claim for indemnification hereunder, and shall have the right to participate in the defence thereof, but the fees and expenses related thereto, including fees and expenses of counsel, shall be at the expense of the Owners except as otherwise permitted by the second sentence of this Section 6.2.2.  The assumption of control and conduct of the defence by the Fund of any matter which might reasonably be expected to become Third-Party Claim shall not constitute an acknowledgement by the Fund of any Qualifying Owner Loss, the procedures for determining such Qualifying Owner Loss being set forth in Section 6.5.

6.2.3.                     Notwithstanding anything to the contrary contained herein, in the event of a Owner Loss, the Fund shall not be required to issue Units (or, at its option, pay cash) in accordance with Section 6.4:

6.2.3.1.                                    except with respect to any Owner Loss described in clauses (ii) through (v) of Section 6.2.1, until such time as the aggregate of all indemnifiable Owner Losses exceeds the Basket Amount, at which time, subject to Section 6.2.3.2, all such amounts shall be indemnifiable hereunder, excluding the Basket Amount;

6.2.3.2.                                    after such time as the aggregate of all indemnifiable Purchaser Losses exceeds an amount equal to the applicable Cap Amount;

6.2.3.3.                                    unless such claim is asserted in writing on or prior to the Expiration Date;

6.2.3.4.                                    unless and until such time as such Owner Loss is determined to be a Qualifying Owner Loss in accordance with Section 6.5; and

6.2.3.5.                                    in the case of a breach of Section 4.29 (Prospectus Disclosure) or Section 4.30 (Proxy Materials) or of the agreements set forth in Sections 5.8.3 and 5.10.4, unless and solely to the extent that such Owner Loss involves Losses arising from a claim against the Fund or its Affiliates by a Unitholder under the Prospectus or Proxy Materials, as the case may be, or by an underwriter under the Underwriting Agreement entered into in connection with the Offering.

6.3                               Termination of Indemnity Rights under Article VI

The provisions of this Article VI shall terminate and have no further effect on and after the date that is the second anniversary of the Closing Date (the “Expiration Date”);

provided, that in the event that there is any Open Claim for Loss on the Expiration Date, the relevant provisions of this Article VI shall continue to apply with respect to such Open Claim for Loss until such time as such Open Claim for Loss has been resolved pursuant to Section 6.5.

6.4                               Escrow Shares Adjustment; Release of Escrow Shares to Owners; Redemption and Cancellation of Escrow Shares; Issue of Units

6.4.1.                     In the event that the aggregate of the outstanding Qualifying Purchaser Losses as of the First Anniversary exceeds the aggregate of the outstanding Qualifying Owner Losses as of the First Anniversary (such difference, a “First Anniversary Net Purchaser Loss”), then, (i) a number of Escrow Shares equal to the positive difference, if any, of (w) the Closing Escrow Shares less (x) the Second Year Cap Shares less (y) the First Anniversary Net Purchaser Loss Escrow Shares less (z) any Open Purchaser Claim Escrow Shares, shall be released by IESI to the Owners pro rata on the basis of the ownership percentages set forth on Schedule I of the Securityholders’ Agreement and (ii) the applicable First Anniversary Net Purchaser Loss Escrow Shares shall be transferred to IESI and cancelled.

6.4.2.                     In the event that the aggregate of the outstanding Qualifying Owner Losses as of the First Anniversary exceeds the aggregate of the outstanding Qualifying Purchaser Losses as of the First Anniversary (such difference, a “First Anniversary Net Owner Loss”) or, in the event that there are no outstanding Qualifying Losses as of such date, then (i) a number of Escrow Shares equal to the positive difference, if any, of (x) the Closing Escrow Shares less (y) the Second Year Cap Shares less (z) any Open Purchaser Claim Escrow Shares, shall be released by IESI to the Owners pro rata on the basis of the ownership percentages set forth on Schedule I of the Securityholders’ Agreement and (ii) if applicable, the Fund shall issue the applicable number of First Anniversary Net Owner Loss Units (or, at the option of the Fund, pay in cash the First Anniversary Net Owner Loss) to the Owners pro rata on the basis of the ownership percentages set forth on Schedule I of the Securityholders’ Agreement.

6.4.3.                     In the event that the aggregate of the outstanding Qualifying Purchaser Losses as of the Expiration Date exceeds the aggregate of the outstanding Qualifying Owner Losses as of the Expiration Date (such difference, a “Expiration Date Net Purchaser Loss”), then (i) a number of Escrow Shares equal to the positive difference, if any, of (w) the Closing Escrow Shares less (x) the Expiration Date Net Purchaser Loss Escrow Shares less (y) any Escrow Shares previously distributed to the Owners or redeemed pursuant to this Article VI less (z) any Open Purchaser Claim Escrow Shares, shall be released by IESI to the Owners pro rata on the basis of the ownership percentages set forth on Schedule I of the Securityholders’ Agreement and (ii) the applicable Expiration Date Net Purchaser Loss Escrow Shares shall be transferred to IESI and cancelled.

6.4.4.                     In the event that the aggregate of the outstanding Qualifying Owner Losses as of the Expiration Date exceeds the aggregate of the outstanding Qualifying Purchaser Losses as of the Expiration Date (such difference, a “Expiration Date Net Owner Loss”), then (i) a number of Escrow Shares equal to the positive difference, if any, of (x) the Closing Escrow Shares less (y) any Escrow Shares previously distributed to the Owners or redeemed pursuant to this Article VI less (z) any Open Purchaser Claim Escrow Shares, shall be released by IESI to the Owners pro rata on the basis of the ownership percentages set forth on Schedule I of the Securityholders’ Agreement and (ii) the Fund shall issue the applicable number of Expiration Date Net Owner Loss Units (or, at the option of the Fund, pay in cash the Expiration Date Net Owner Loss) to the Owners pro rata on the basis of the ownership percentages set forth on Schedule I of the Securityholders’ Agreement.

6.4.5.                     In the event that there are any Open Purchaser Claims for Loss as of the First Anniversary or the Expiration Date, upon resolution of any such Open Purchaser Claim for Loss pursuant to Section 6.5, if there is determined to be a Qualifying Purchaser Loss, (i) a number of Escrow Shares equal to the positive difference, if any, of (x) the applicable Open Purchaser Claim Escrow Shares less (y) the applicable Qualifying Purchaser Loss Shares shall be released by IESI to the Owners pro rata on the basis of the ownership percentages set forth on Schedule I of the Securityholders’ Agreement; provided that no Escrow Shares shall be released prior to the Expiration Date pursuant to this Section 6.4.5 if, upon such release, the number of Escrow Shares would be less than the number of the Second Year Cap Shares and (ii) the applicable Qualifying Purchaser Loss Shares shall be transferred to IESI and cancelled.

6.4.6.                     In the event that there are any Open Owner Claims for Loss as of the First Anniversary or the Expiration Date, upon resolution of any such Open Owner Claim for Loss pursuant to Section 6.5, if there is determined to be a Qualifying Owner Loss with respect to such Open Owner Claim for Loss, the Fund shall issue the applicable number of Qualifying Owner Loss Units (or, at the option of the Fund, pay in cash the Qualifying Owner Loss) to the Owners pro rata on the basis of the ownership percentages set forth on Schedule I of the Securityholders’ Agreement.

6.4.7.                     In the event that an Open Claim for Loss is determined to be a Qualifying Loss for purposes of Section 6.5, the Purchaser Indemnified Party (in the event of a Qualifying Purchaser Loss) or the Owner Indemnified Parties (in the event of a Qualifying Owner Loss) shall provide notice to the Owner Representative (in the event of a Qualifying Purchaser Loss) or the Fund (in the event of a Qualifying Owner Loss) stating the amount of the Qualifying Loss and providing evidence reasonably sufficient to the parties that such Open Claim has been determined to be a Qualifying Loss.  In the event of a Qualifying Purchaser Loss, the Fund may, at its option, (i) require that the applicable number of Qualifying Purchaser Loss Shares be transferred to IESI and cancelled as of the date on which the Open Purchaser Claim is determined to be a Qualifying Purchaser Claim or (ii) defer the settlement of the Qualifying Purchaser Claim until the First Anniversary pursuant to Section 6.4.1 or the Expiration Date pursuant to Section 6.4.3, in which case during the period from the date of the Open Purchaser Claim is determined to be a Qualifying Purchaser Claim until the First Anniversary or the Expiration Date, as applicable, any and all dividends and distributions on the applicable number of Qualifying Purchaser Loss Shares shall be foregone to IESI.   In the event of a Qualifying Owner Loss, the Fund shall issue the applicable number of Qualifying Owner Loss Units (or, at the option of the Fund, pay in cash the Qualifying Owner Loss) pro rata on the basis of the ownership percentages set forth on Schedule I to the Securityholders’ Agreement.  Upon such redemption or issuance, as the case may be, such shares shall cease to be considered “outstanding” for purpose of Sections 6.2.1 through 6.4.4.

6.5                               Claim Procedures; Determination of Net Loss

The procedure for determining Purchaser Losses and Owner Losses for purposes of Section 6.4 shall be as follows:

6.5.1.                     If from time to time, the Fund or the Owner Representative (the party claiming a loss, a “Claiming Party”) determines in good faith that there has been a Purchaser Loss or an Owner Loss, as the case may be, such Claiming Party shall provide written notice to the Owner Representative (in the case of a claimed Purchaser Loss) or the Fund (in the case of a claimed Owner Loss), as the case may be (such party, the “Subject Party”), describing the nature of the claim for such loss, the amount thereof, and the provisions in this Agreement on which such claim for loss is based and, to the extent applicable, the relevant Section of the Prospectus or Proxy Materials on which such claim is based (such notice, a “Claim Notice”).

6.5.2.                     If the Claiming Party does not receive written objection to a claim pursuant to Section 6.5.1 within 15 Business Days after delivery of the applicable Claim Notice, the loss claimed by the Claiming Party shall be deemed to be approved and accepted by the relevant Subject Party and shall be considered a “Qualifying Purchaser Loss” (if the Claiming Party is the Fund) or a “Qualifying Owner Loss” (if the Claiming Party is the Owner Representative), as the case may be, for purposes of Section 6.4.  Qualifying Purchaser Losses and Qualifying Owner Losses are referred to collectively as “Qualifying Losses.”

6.5.3.                     If within the 15 Business Day period following delivery of the relevant Claim Notice the Claiming Party receives from the relevant Subject Party a written objection to such Claiming Party’s claim for loss, specifying the nature of and grounds for such objection, then such claim for loss shall be deemed an “Open Purchaser Claim for Loss” (if the Claiming Party is the Fund) or an “Open Owner Claim for Loss” (if the Claiming Party is the Owner Representative), as the case may be, for purposes of Section 6.4.  Open Purchaser Claim for Loss and Open Owner Claim for Loss are referred to collectively as “Open Claim for Loss”.

6.5.4.                     If the relevant Claiming Party receives a notice of objection pursuant to Section 6.5.3, the relevant Claiming Party and Subject Party shall negotiate in good faith to resolve any such objections and, to the extent they agree that a Loss is indemnifiable pursuant to Section 6.1 or Section 6.2, as the case may be, the agreed amount of such Loss shall be considered a Qualifying Loss for purposes of Section 6.4.  If the Claiming Party and the Subject Party do not reach a final resolution within 20 Business Days after delivery of the notice of objection described in Section 6.5.3, the dispute arising out of or respecting the Claiming Party’s claim for loss and the written objection thereto (under Section 6.5.3) shall be determined by arbitration in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution (“Rules”), subject to the provisions set forth in Exhibit 6.5.4.  If the arbitral tribunal determines that the Subject Party is liable to the Claiming Party for any Loss, the amount of such Loss (which in no event shall be greater than the amount originally claimed by the Claiming Party) shall be considered a Qualifying Loss for purposes of Section 6.4 above.

6.5.5.                     The calculation of the amount of any indemnifiable Loss and the consequent adjustment of the relative ownership interests of the Owners shall be made such that following indemnification with respect to any such Loss pursuant to this Article VI, the pro forma ownership interest of the Owners (based on the number of Participating Preferred Shares held by such Owners at such time on an As-if-Exchanged Basis) relative to the pro forma ownership of the holders of Units (not including any Participating Preferred Shares on an As-if-Exchanged Basis) shall be increased or decreased, as the case may be, in an amount the value of which equates to the amount of such Loss.  In the case of a Qualifying Owner Loss indemnified by the Fund with a cash payment, such cash payment shall be calculated in a manner consistent with the foregoing principle.

6.6                               Additional Provisions

6.6.1.                     Except in the case of fraud, from and after the Closing, the provisions of this Article VI shall be the exclusive basis for the assertion of claims (other than claims for specific performance against) or the imposition of liability on, any Party under this Agreement.

6.6.2.                     The representations and warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive until the Expiration Date.

6.6.3.                     For the avoidance of doubt and subject to Section 6.4.7, upon a dividend payment or distribution made in respect of the Escrow Shares by IESI, IESI shall distribute such dividend or distribution to Owners pro rata on the basis of the ownership percentages set forth on Schedule I of the Securityholders’ Agreement.  Each Owner shall be entitled to vote its proportionate number of Escrow Shares until such time as such shares are transferred and cancelled pursuant to Section 6.4.

6.6.4.                     The Purchaser Indemnified Party and each of the Owner Indemnified Parties shall each use its reasonable commercial efforts to mitigate any Purchaser Loss or any Owner Loss, respectively.

6.7                               Tantalo Matter; Seneca Meadows Tax Matter

6.7.1.                     As of the Expiration Date (or at any times prior thereto if the applicable matters are then determinable with certainty), the Purchaser Indemnified Party or the Owner Representative may calculate:  (i) the sum of (A) all remediation costs with respect to the Tantalo landfill incurred by any IESI Entity after the date hereof and before the Expiration Date plus (B) the good faith best estimate of any additional remediation costs most likely to be incurred by an IESI Entity with respect to the Tantalo landfill thereafter (collectively, the “Tantalo Remediation Costs”); less (ii) the sum of (A) all funds recovered from the defendants in the pending cost recovery action with respect to the Tantalo landfill by an IESI Entity after the date hereof and before the Expiration Date plus (B) the good faith best estimate of any additional funds most likely to be recovered from the defendants in the pending cost recovery action with respect to the Tantalo landfill by an IESI Entity thereafter (collectively, the “Tantalo Cost Recovery”).  The excess of the Tantalo Remediation Costs over the Tantalo Cost Recovery is referred to herein as the “Net Tantalo Costs”.  Subject to the applicable limitations in Section 6.1.3, the Purchaser Indemnified Party shall be indemnified pursuant to Section 6.1, to the extent that it is determined in accordance with Section 6.5 that the Net Tantalo Costs exceed $8,000,000, for the amount of any such Net Tantalo Costs in excess of $8,000,000  (the “Tantalo Purchaser Amount”) in accordance with Section 6.4.  Subject to the applicable limitations in Section 6.2.3, the Owner Indemnified Parties shall be indemnified pursuant to Section 6.2, to the extent it is determined in accordance with Section 6.5 that the Net Tantalo Costs are less than $8,000,000, for the amount equal to the difference of $8,000,000 less the amount of the Net Tantalo Costs (such difference, the “Tantalo Owner Amount”) in accordance with Section 6.4.

6.7.2.                     As of the Expiration Date (or at any times prior thereto if the applicable matters are then determinable with certainty), the Purchaser Indemnified Party or the Owner Representative may calculate the sum of; (i) all Excess Section 338(h)(10) Taxes paid by any IESI Entity pursuant to Section 10.2(b) of the Stock Purchase Agreement, dated as of May 22, 2003, by and among IESI NY Corporation, as Buyer, Frank DiMino, as Seller, Seneca Meadows, Inc. and Macedon Homes Incorporated with respect to the purchase of all of the shares of Seneca Meadows, Inc. from the date hereof to the Expiration Date plus (ii) the good faith best estimate of all such additional Excess Section 338(h)(10) Taxes most likely to be payable by an IESI Entity thereafter.  (collectively, “Seneca Meadows Tax Payments”).  Subject to the applicable limitations in Section 6.1.3, the Purchaser Indemnified Party shall be indemnified pursuant to Section 6.1, to the extent that it is determined in accordance with Section 6.5 that the Seneca Meadows Tax Payments exceed $300,000, for the amount of any such Seneca Meadows Tax Payments in excess of $300,000 (the “Seneca Meadows Purchaser Tax Amount”) in accordance with Section 6.4.  Subject to the applicable limitations in Section 6.2.3, the Owner Indemnified Parties shall be indemnified pursuant to Section 6.2, to the extent that it is determined in accordance with Section 6.5 that the Seneca Meadows Tax Payments are less than $300,000, for the amount equal to the difference of $300,000 less the amount of the Seneca Meadows Tax Payments (such difference, the “Seneca Meadows Owner Tax Amount”) in accordance with Section 6.4.

6.7.3.                     As of the Expiration Date (or at any times prior thereto if the applicable matters are then determinable with certainty), the Purchaser Indemnified Party may calculate the sum of:  (i) any payment required to be made by any IESI Entity to any of Messrs. Brown, Cowee, Flood, Fowler, Moody, McGee or Peckham (the “Relevant Employees”) pursuant to the terms of Section 2(e) of their respective New Employment Agreements (as executed on the date hereof) to “gross up” such Person for the imposition of the excise tax under Section 4999 of the Code on any “excess parachute payment” (including penalties and interest) paid to such Person in connection with the Transactions

(collectively, “Excise Tax Reimbursements”), plus (ii) provided that no Purchaser Indemnified Party has initiated any discussions or inquiries with any taxing authority with respect to such taxes, any Loss arising solely from a challenge made by a taxing authority and which is associated with the disallowance of any federal income tax deduction of any IESI Entity (and any corresponding state or local tax deduction) under Section 280G of the Code with respect to any “excess parachute payment” (including penalties and interest) made in connection with Transaction-related payments to the Relevant Employees, provided that such Loss shall be reduced to take account of any net Tax benefit obtained by the relevant IESI Entity arising from (A) the incurrence or payment of any such claim or tax and (B) any correlative adjustments or changes in tax treatment that occur as a result of the adjustment or change giving rise to such tax (the “280G Tax Losses”) plus (iii) provided that no Purchaser Indemnified Party has initiated any discussions or inquiries with any taxing authority with respect to such taxes, the good faith best estimate (based upon an assessment of the probability of challenges from taxing authorities, the probability of success of such challenges, and the probability of the amount of the claims which would result therefrom) of the amounts, if any, set forth in clauses (i) and (ii) above which are most likely to be incurred thereafter by any IESI Entity (such estimate together with the Excise Tax Reimbursements and the 280G Tax Losses, collectively, the “Excess Parachute Amount”).  The Purchasers agree to vigorously defend any challenges from taxing authorities regarding Excise Tax Reimbursements and 280G Tax Losses, and the Owner Representative shall be entitled to participate therein in the manner and to the extent provided in Section 6.1.  Subject to the applicable limitations set forth in Section 6.1.3, the Purchaser Indemnified Party shall be indemnified pursuant to Section 6.1.1 and in accordance with Section 6.4 for the amount of any Excess Parachute Amount determined in accordance with Section 6.5.

6.7.4.                     If as of the First Anniversary, the Purchaser Indemnified Party or the Owner Representative, in good faith and on a reasonable basis, determines that it is reasonably likely that it will seek indemnification for a Tantalo Purchaser Amount or Tantalo Owner Amount, respectively, or for a Seneca Meadows Purchaser Tax Amount or Seneca Meadows Owner Tax Amount, respectively, or an Excess Parachute Amount in the case of the Purchaser Indemnified Party, such party may declare such claim an Open Purchaser Claim for Loss or Open Owner Claim for Loss, respectively, for the purposes of Sections 6.4.1 and 6.4.2; provided, that such Open Purchaser Claim for Loss or Open Owner Claim for Loss will not be settled in accordance with the provisions of Section 6.5 and will remain an Open Purchaser Claim for Loss or Open Owner Claim for Loss, as applicable, until provided by Section 6.7.1 or 6.7.2, as applicable (any such claim, a “Protective Claim”).  In the event that the Purchaser Indemnified Party or the Owner Representative makes a Protective Claim which the other party, in good faith, disputes, the parties shall negotiate in good faith to resolve the dispute, and if the parties do not reach a final resolution within 20 Business Days then the determination as to whether the claim constitutes a valid Protective Claim and the amount thereof shall be determined by arbitration in accordance with the Rules, subject to the provisions set forth in Exhibit 6.5.4.

6.8                               Additional Definitions

Certain capitalized terms used herein shall have the following meanings:

6.8.1.                     “280G Tax Losses” has the meaning set forth in Section 6.7.3.

6.8.2.                     “Basket Amount” has the meaning set forth in Section 6.1.3.1.

6.8.3.                     “Cap Amount” has the meaning set forth in Section 6.1.3.1.

6.8.4.                     “Claim Notice” has the meaning set forth in Section 6.5.1.

6.8.5.                     “Claiming Party” has the meaning set forth in Section 6.5.1.

6.8.6.                     “Closing Escrow Shares” means the number of Participating Preferred Shares equal to the quotient of $50,000,000 over the product of the Closing Price per Unit and the number of Units per Participating Preferred Share in the Exchange Ratio applicable on the Closing Date.

6.8.7.                     “Excess Parachute Amount” has the meaning set forth in Section 6.7.3.

6.8.8.                     “Excise Tax Reimbursements” has the meaning set forth in Section 6.7.3.

6.8.9.                     “Expiration Date” has the meaning set forth in Section 6.3.

6.8.10.               “Expiration Date Net Owner Loss” has the meaning set forth in Section 6.4.4.

6.8.11.               “Expiration Date Net Owner Loss Units” means a number of Units equal to the quotient of the Expiration Date Net Owner Loss over the Market Price Per Unit as of the Expiration Date.

6.8.12.               “Expiration Date Net Purchaser Loss” has the meaning set forth in Section 6.4.3.

6.8.13.               “Expiration Date Net Purchaser Loss Escrow Shares” means a number of Escrow Shares equal to the product of (1) the quotient of the Expiration Date Net Purchaser Loss over the Market Price Per Unit as of the Expiration Date and (2) the number of Participating Preferred Shares exchangeable into one Unit under the Exchange Ratio in effect as of the Expiration Date.

6.8.14.               “First Anniversary” has the meaning set forth in Section 6.1.3.2.

6.8.15.               “First Anniversary Net Owner Loss” has the meaning set forth in Section 6.4.2.

6.8.16.     “First Anniversary Net Owner Loss Units” means a number of Units equal to the quotient of the First Anniversary Net Owner Loss over the Market Price Per Unit as of the First Anniversary.

6.8.17.     “First Anniversary Net Purchaser Loss” has the meaning set forth in Section 6.4.1.

6.8.18.     “First Anniversary Net Purchaser Loss Escrow Shares” means a number of Escrow Shares equal to the product of (1) the quotient of the First Anniversary Net Purchaser Loss over the Market Price Per Unit as of the First Anniversary and (2) the number of Participating Preferred Shares exchangeable into one Unit under the Exchange Ratio in effect as of the First Anniversary.

6.8.19.     “First Anniversary Price per Unit” means the price per Unit on the Toronto Stock Exchange based on the ten trading days weighted average trading price immediately prior to the First Anniversary.

6.8.20.     “Losses” means any and all losses, liabilities, damages, actions, suits, proceedings, claims, demands, orders, assessments, amounts paid in settlement, fines, costs or deficiencies (including, (i) incidental, indirect, special, consequential or similar Losses, (ii) interest, penalties and attorneys fees and costs, and (iii) the cost of seeking to enforce the indemnity provisions hereof), in each case, net of any cash insurance payable to the Party incurring such Loss as a result of the Loss.

6.8.21.     “Market Price Per Unit” means the weighted average trading price of the Units on the Toronto Stock Exchange for the three trading days ending on the trading day immediately prior to the date of determination.

6.8.22.     “Net Tantalo Costs” has the meaning set forth in Section 6.7.1

6.8.23.     “Open Claim for Loss” has the meaning set forth in Section 6.5.3.

6.8.24.     “Open Owner Claim for Loss” has the meaning set forth in Section 6.5.3.

6.8.25.     “Open Purchaser Claim for Loss” has the meaning set forth in Section 6.5.3.

6.8.26.     “Open Purchaser Claim Escrow Shares” means, with respect to any Open Purchaser Claim for Loss, a number of Escrow Shares equal to the product of (1) the quotient of such Open Purchaser Claims for Loss over the Market Price Per Unit as of the First Anniversary and (2) the number of Participating Preferred Shares exchangeable into one Unit under the Exchange Ratio in effect as of the First Anniversary.

6.8.27.     “Owner Claim” has the meaning set forth in Section 6.2.2.

6.8.28.     “Owner Indemnified Parties” has the meaning set forth in Section 6.2.1.

6.8.29.     “Owner Loss” has the meaning set forth in Section 6.2.1.

6.8.30.     “Protective Claim” has the meaning set forth in Section 6.7.3.

6.8.31.     “Purchaser Claim” has the meaning set forth in Section 6.1.2.

6.8.32.     “Purchaser Indemnified Party” has the meaning set forth in Section 6.1.1.

6.8.33.     “Purchaser Loss” has the meaning set forth in Section 6.1.1.

6.8.34.     “Qualifying Losses” has the meaning set forth in Section 6.5.2.

6.8.35.     “Qualifying Owner Loss” has the meaning set forth in Section 6.5.2.

6.8.36.     “Qualifying Owner Loss Units” means, with respect to any Qualifying Owner Loss, a number of Units equal to the quotient of such Qualifying Owner Loss over the Market Price Per Unit as of the date any Open Owner Claim is determined to be a Qualifying Owner Loss, the First Anniversary (if the corresponding Open Owner Claim for Loss existed on the First Anniversary) or the Expiration Date (if the corresponding Open Owner Claim for Loss existed on the Expiration Date), as applicable.

6.8.37.     “Qualifying Purchaser Loss” has the meaning set forth in Section 6.5.2.

6.8.38.     “Qualifying Purchaser Loss Shares” means, with respect to any Qualifying Purchaser Loss, a number of Escrow Shares equal to the product of (1) the quotient of such Qualifying Purchaser Loss over the Market Price Per Unit as of the date any Open Purchaser Claim is determined to be a Qualifying Purchaser Loss, the First Anniversary (if the corresponding Open Claim for Loss existed on the First Anniversary) or the Expiration Date (if the corresponding Open Purchaser Claim for Loss existed on the Expiration Date), as applicable and (2) the number of Participating Preferred Shares exchangeable into one Unit under the Exchange Ratio in effect as of the date any Open Purchaser Claim is determined to be a Qualifying Purchaser Loss, the First Anniversary (if the corresponding Open Purchaser Claim for Loss existed on the First Anniversary) or the Expiration Date (if the corresponding Open Purchaser Claim for Loss existed on the Expiration Date), as applicable.

6.8.39.     “Relevant Employees” has the meaning set forth in Section 6.7.3.

6.8.40.     “Second Year Cap Shares” means the number of Participating Preferred Shares equal to the quotient of $25,000,000 over the product of the First Anniversary Price per Unit and the number of Units per Participating Preferred Share in the Exchange Ratio applicable on the First Anniversary.

6.8.41.     “Seneca Meadows Owner Tax Amount” has the meaning set forth in Section 6.7.2.

6.8.42.     “Seneca Meadows Purchaser Tax Amount” has the meaning set forth in Section 6.7.2.

6.8.43.     “Seneca Meadows Tax Payments” has the meaning set forth in Section 6.7.2.

6.8.44.     “Subject Party” has the meaning set forth in Section 6.5.1.

6.8.45.     “Tantalo Cost Recovery” has the meaning set forth in Section 6.7.1.

6.8.46.     “Tantalo Owner Amount “ has the meaning set forth in Section 6.7.1.

6.8.47.     “Tantalo Purchaser Amount” has the meaning set forth in Section 6.7.1.

6.8.48.     “Tantalo Remediation Costs” has the meaning set forth in Section 6.7.1.

6.8.49.     “Third-Party Claim” has the meaning set forth in Section 6.1.2 or 6.2.2, as applicable.

Article VII

CLOSING CONDITIONS

7.1          Conditions to each Party’s Obligations

The obligation of each Party to complete the Transactions to be performed by it in connection with the Closing is subject to the satisfaction before or on the Closing Date of the following conditions, any of which may be waived in whole or in part in writing by the Fund, on behalf of the Purchasers, and by IESI on its own behalf, and which the Parties shall use their reasonable commercial efforts, as applicable, to satisfy before or at the Closing as provided elsewhere in this Agreement;

7.1.1.       All the Transactions set forth in Article II shall have been completed at or before the Closing in form and substance reasonably satisfactory to the Fund (with respect to matters undertaken by IESI) and IESI (with respect to matters undertaken by the Fund).

7.1.2.       On the Closing Date, there shall be no Order prohibiting the Closing of the Transactions and no Action by any Governmental Authority seeking to prohibit the Closing of the Transactions.

7.1.3.       The Unitholder Approval Matters shall have been approved at the Unitholders Meeting.

7.1.4.       The Offering shall have been completed on terms within the parameters attached as Exhibit 2.2.4.

7.1.5.       All actions necessary in order to complete the Tender Offer on reasonable commercial terms shall have been completed, and all conditions satisfied, other than the Closing hereunder.

7.2          Conditions to the Purchasers’ Obligations

The obligation of the Purchasers to complete the Transactions to be performed by them in connection with the Closing is subject to the satisfaction before or on the Closing Date of the following conditions, any of which may be waived in whole or in part in writing by the Fund and each of which IESI shall use its reasonable commercial efforts to satisfy before or at the Closing:

7.2.1.       The representations and warranties of IESI contained herein shall be true and correct in all material respects (except where (i) a representation and warranty is qualified by “Material Adverse Change”, “Material Adverse Effect”, “in all material respects” or other similar materiality qualifiers, in which case such representation and warranty shall be true and correct, or (ii) the failure to be true and correct is because of matters contemplated by this Agreement or with the prior written consent of the Fund) as of the Closing Date with the same effect as though made on the Closing Date (other than those representations and warranties that address matters as of particular dates which shall be true and correct or true and correct in all material respects, as the case may be, at and as of such particular dates), and IESI shall have delivered to the Purchasers a certificate, dated the Closing Date, to such effect.

7.2.2.       IESI shall have performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it on or before the Closing Date, and IESI shall have delivered to the Purchasers a certificate, dated the Closing Date, to such effect.

7.2.3.       Between the date hereof and the Closing Date, there shall have been no Material Adverse Change in the IESI Entities or the IESI Business, and IESI shall have delivered to the Fund a certificate, dated the Closing Date, to such effect.

7.2.4.       The Participating Preferred Shares into which the Dissenting Shares would have been converted on the Merger shall not represent more than 5% of all the Participating Preferred Shares that would have been issued and outstanding immediately after the Merger if there were no Dissenting Shares.

7.2.5.       All of the IESI Indebtedness shall have been paid in full, all mortgages, security interests and other Liens securing or otherwise arising under or relating to such IESI Indebtedness or any Liens which encumber any of the assets or property of any kind of the IESI Entities (other than Permitted Liens with respect to the foregoing) or the capital stock of the IESI Entities shall have been released, discharged and terminated in full, in each case in form and substance reasonably satisfactory to the Fund, and all assets, property or other collateral of any kind held by any holder of IESI Indebtedness of any IESI Entity, escrow agent or other Person as security for such IESI Indebtedness shall have been delivered to the IESI Entities or their designees.

7.2.6.       The Fund shall have received the following:

7.2.6.1.            the IESI Consents listed on Section 7.2.6.1 of the IESI Disclosure Letter, and if subject to any conditions, satisfaction of all such conditions shall not Impair the Transactions; and

7.2.6.2.            Confirmation from the Town of Seneca Falls that all necessary steps have been taken under the Seneca Falls Host Community Agreement with respect to the Transactions and the Seneca Falls Landfill and that no further action is required by either Party to consummate the Transactions with respect to the Seneca Falls Landfill;

7.2.6.3.            evidence of termination of all of the provisions of the Amended and Restated Stockholders’ Agreement dated October 10, 2003;

7.2.6.4.            all documents reasonably requested by the Fund relating to the existence of, and the due authorization and consummation of the Transactions and all other actions and proceedings taken at or before the Closing in connection with the performance by the IESI Entities of their obligations under this Agreement and the Transaction Documents, which documents shall be in form and substance reasonably satisfactory to the Fund.

7.2.7.       Counsel to the IESI Entities shall have delivered to the Purchasers an opinion, dated as of the Closing Date, with respect to the matters set forth on Exhibit 7.2.7.

7.3          Conditions to IESI Obligations

The obligation of IESI to complete the Transactions to be performed by it in connection with the Closing is subject to the satisfaction before or on the Closing Date of the following conditions, any of which may be waived in writing in whole or in part by IESI and each of which the Purchasers shall use their reasonable commercial efforts to satisfy before or at the Closing:

7.3.1.       The representations and warranties of the Purchasers contained herein shall be true and correct in all material respects (except where (i) a representation and warranty is qualified by “Material Adverse Change”, “Material Adverse Effect”, “in all material respects” or other similar materiality qualifiers, in which case such representation and warranty shall be true and correct, or (ii) the failure to be true and correct is because of matters contemplated by this Agreement or with the prior consent of IESI) as of the Closing Date with the same effect as though made on the Closing Date (other than those representations and warranties that address matters as of particular dates which shall be true and correct or true and correct in all material respects, as the case may be, at and as of such particular dates), and, the Purchasers shall have delivered to IESI a certificate, dated the Closing Date, to such effect.

7.3.2.       The Purchasers shall have performed and complied in all material respects with all agreements contained herein required to be performed or complied with by them on or before the Closing Date, and the Purchasers shall have delivered to IESI a certificate, dated the Closing Date, to such effect.

7.3.3.       Between the date hereof and the Closing Date, there shall have been no Material Adverse Change in the BFI Entities or the BFI Business, and the Purchasers shall have delivered to IESI a certificate dated the Closing Date, to such effect.

7.3.4.       IESI shall have received all documents reasonably requested by IESI relating to the existence of, and the due authorization and consummation of the Transactions and all other actions and proceedings taken at or before the Closing in connection with the performance by the BFI Entities of their obligations under this Agreement and the Transaction Documents, which documents shall be in form and substance reasonably satisfactory to IESI.

7.3.5.       Counsel to the Purchasers shall have delivered to IESI an opinion, dated as of the Closing Date, with respect to the matters set forth on Exhibit 7.3.5.

Article VIII

MISCELLANEOUS

8.1          Parties’ Review

8.1.1.       The Purchasers have reviewed and have had access to all documents, records and information which the Purchasers have desired to review in connection with their decision to enter into this Agreement and to consummate the Transactions.  The Purchasers have not relied upon any representation, warranty, statement, advice, document, projection, or other information of any type provided by any of the IESI Entities, or any of their respective Affiliates or any of their respective Representatives, except for those representations and warranties expressly set forth in Article III.  In deciding to enter into this Agreement and to consummate the Transactions, the Purchasers have relied solely upon their own knowledge, investigation, and analysis (and that of their Representatives) and not upon any disclosure or representation made by, or any duty to disclose on the part of any of the IESI Entities, or any of their respective Affiliates or any of their respective Representatives, other than the express representations and warranties of IESI set forth in Article III.

8.1.2.       IESI has reviewed and has had access to all documents, records and information which IESI has desired to review in connection with their decision to enter into this Agreement and to consummate the Transactions.  IESI has not relied upon any representation, warranty, statement, advice, document, projection, or other information of any type provided by the Purchasers, any of the other BFI Entities, or any of their respective Affiliates or any of their respective Representatives, except for those representations and warranties expressly set forth in Article IV.  In deciding to enter into this Agreement and to consummate the Transactions, IESI has relied solely upon its own knowledge, investigation, and analysis (and that of its Representatives) and not upon any disclosure or representation made by, or any duty to disclose on the part of, the Purchasers, any of the other BFI Entities, or any of their respective Affiliates or any of their respective Representatives, other than the express representations and warranties of the Purchasers set forth in Article IV.

8.2          Termination

This Agreement and the Transactions may be terminated at any time prior to the Closing Date:

8.2.1.       by mutual written consent of the Fund and IESI;

8.2.2.       by the Fund, if:  (i) IESI fails to comply in any material respect with any of its agreements contained herein and such failure shall continue 20 days after written notice from the Fund to IESI; (ii) any of the representations and warranties of IESI set forth in Article III shall have been breached or have been inaccurate to an extent that the condition set forth in Section 7.2.1 shall be reasonably incapable of being satisfied by the date referred to in Section 8.2.6 and such breach shall continue 20 days after written notice from the Fund to IESI; or (iii) there shall have been a Material Adverse Change in the IESI Entities or the IESI Business since the execution and delivery hereof and the same could not reasonably be expected to be cured by the date referred to in Section 8.2.6; provided, however, that the Fund may not terminate this Agreement pursuant to this Section 8.2.2 if any Purchaser has, prior to the notice of termination, breached in any material respect any of its representations, warranties or agreements under this Agreement;

8.2.3.       by IESI, if:  (i) any Purchaser fails to comply in any material respect with any of its agreements contained herein and such failure shall continue 20 days after written notice from IESI to the Fund; (ii) any of the representations and warranties of the Fund set forth in Article III shall have been breached or have been inaccurate to an extent that the conditions set forth in Section 7.3.1 shall be reasonably incapable of being satisfied by the date referred to in Section 8.2.6 and such breach shall continue 20 days after written notice from IESI to the Fund; (iii) there shall have been a Material Adverse Change in the BFI Entities or the BFI Business since the execution and delivery hereof and the same could not reasonably be expected to be cured by the date referred to in Section 8.2.6; provided, however, that IESI may not terminate this Agreement pursuant to this Section 8.2.3 if IESI, prior to the notice of termination, breached in any material respect any of its representations, warranties or agreements under this Agreement;

8.2.4.       by IESI, within seven days after the completion of the Offering if the Actual Offering Price is less than Cdn$23.07;

8.2.5.       by the Fund, if a Superior Proposal is made prior to the Unitholders’ Meeting, the Fund has complied with all of its obligations set out in this Agreement (including Section 5.6) with respect to such Superior Proposal and either IESI has not exercised its “right to match” set out in Section 5.7, or the Fund has concluded in accordance with the terms of this Agreement that the Superior Proposal remains a Superior Proposal notwithstanding any changes proposed by IESI with respect to the

Transactions provided that, prior to termination of this Agreement pursuant to this Section 8.2.5, the Purchasers shall pay to IESI Cdn$18,000,000 (the “Break-up Fee”);

8.2.6.       by either the Fund (provided no Purchaser is at such time in material default of its obligations hereunder) or IESI (provided IESI is not at such time in material default of its obligations hereunder), at any time after March 31, 2005 if the Closing shall not have occurred on or before such date;

8.2.7.       by either IESI or the Fund, if (i) the Unitholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Unitholders shall have taken a final vote on the Unitholder Approval Matters, and (ii) the Unitholder Approval Matters shall not have been approved at the Unitholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof); provided that if this Agreement is terminated by the Fund or IESI pursuant to this Section 8.2.7 and if an Acquisition Proposal was publicly announced before the Unitholders’ Meeting and if the Fund completes an Acquisition Proposal within one year of termination, then the Purchasers shall pay to IESI the Break-up Fee plus any amount paid by IESI pursuant to Section 5.14.4;

8.2.8.       by IESI, if the Proxy Materials fail to include the Trustees’ Recommendation, or the Trustees’ Recommendation is at any time withdrawn or modified; provided that if this Agreement is terminated by IESI pursuant to this Section 8.2.8, the Purchasers shall pay to IESI the Break-up Fee.

In the event of termination of this Agreement, the Party entitled to terminate shall provide written notice to the other Parties and this Agreement shall terminate (other than Article I (Interpretation), Section 5.14 (Expenses) and Article VIII which shall survive any termination) and the Transactions shall be abandoned without further action by any Party and no Party shall have any further liability hereunder other than for an intentional breach of an agreement occurring prior to the date of such termination or a representation and warranty that was inaccurate on the date hereof, in each case which resulted in such termination.

8.3          Notices

All notices, consents, approvals, requests and other communications to any Party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such Party at its address or telecopier number set forth below, or such other address or telecopier number as such Party may hereinafter specify for the purpose to the Party giving such notice.  Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.3 and the appropriate electronic confirmation is received, or (ii) if given by overnight mail or by any other means, when delivered at the address specified in this Section 8.3.

If to IESI before the Closing:

2301 Eagle Parkway
Suite 200
Fort Worth, Texas  76177
Attn:       General Counsel
Tel:         (817) 632-4000
Fax:         (817) 632-4542

and:

Thayer Capital Partners
1455 Pennsylvania Ave. NW, Suite 350
Washington, DC  20004
Attn:       Dan Dickinson
Tel:         (202) 371-0150
Fax:         (202) 371-0391

with a copy (which shall not constitute notice) to each of:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY  10017-3954
Attn:       William R. Dougherty
Tel:         (212) 455-7295
Fax:         (212) 455-2502

McCarthy Tetrault
Toronto Dominion Tower, Suite 4700
Toronto, Ontario M5K  1E6
Attn:       Graham Gow
Tel:         (416) 601-7677
Fax:         (416) 868-0673

McDermott Will & Emery LLP
50 Rockefeller Plaza, 11th Floor
New York, NY  10020-1605
Attn:       Amy Leder
                Jonathan Rochwarger
Tel:         (212) 547-5400
Fax:         (212) 547-5444

If to IESI after the Closing:

Owner Representative
c/o Thayer Capital Partners
1455 Pennsylvania Ave. NW, Suite 350
Washington, DC  20004
Attn:       Dan Dickinson
Tel:         (202) 371-0150
Fax:         (202) 371-0391

and:

To each registered holder of the Participating Preferred Shares as set forth on the share register of IESI.

If to a Purchaser at any time:

c/o BFI Canada Inc.
135 Queens Plate Drive,
Suite 300
Toronto, Ontario
M9W 6V1
Attn:       General Counsel
Tel:         (416) 741-5221
Fax:         (416) 741-4565

with a copy (which shall not constitute notice) to:

Torys LLP
237 Park Avenue
New York, New York  10017
Attn:       Richard Willoughby
Tel:         212-880-6000
Fax:         212-682-0200

8.4          Entire Agreement

The Transaction Documents and the Confidentiality Agreement constitute the entire agreement by and among the Parties concerning the Transactions and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

8.5          Amendments and Modifications

This Agreement may be amended or modified only by an instrument in writing duly executed by all the Parties.  Any Party may waive compliance by another Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with but only by a written agreement signed by the Party waiving such compliance.

8.6          Successors and Assigns

All the terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the Parties.  No Party may assign any of its rights, benefits, interests or obligations under this Agreement without the prior written consent of the other Parties.

8.7          Third-Party Beneficiary

The Parties agree that IESI is executing this Agreement in its own capacity and, from and after Closing, as trustee for (i) the Owners and will hold in trust, on behalf of the Owners, the benefits expressed to be in favour of the Owners under Article VI, (ii) the recipients of cash payments or Units under Article II and will hold in trust, on behalf of such recipients, the benefits expressed to be in favour of such recipients in Article II, and (iii) the officers and directors of IESI and will hold in trust, on behalf of such officers and directors, the benefits expressed to be in favour of such officers and directors in Section 5.16.

8.8          Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein except those provisions effecting the Merger, which shall be governed by the DGCL.

8.9          Attornment

Subject to Section 6.5.4, any action or proceeding arising out of or relating to this Agreement shall be instituted in the courts of Ontario. Subject to Section 6.5.4, each Party waives any objection which it may have now or later to the venue of that action or proceeding, irrevocably submits to the exclusive jurisdiction of those courts in that action or proceeding, agrees to be bound by any judgment of those courts and agrees not to seek, and hereby waives, any review of the merits of any judgment by the court of any other jurisdiction.

8.10        Contractual Liability of the Fund

The Parties acknowledge that the Trustees are entering into this Agreement solely in their capacity as trustees on behalf of the Fund and the obligations of the Fund hereunder shall not be personally binding upon the Trustees, or any of the Unitholders or any annuitants and any recourse against the Fund, the Trustees, or any Unitholder or annuitant in any manner in respect of any indebtedness, obligation or liability of the Fund arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, if any, including, claims based upon negligence or otherwise tortious behaviour, shall be limited to and satisfied only out of, the Trust Assets as defined in the Amended and Restated Declaration of Trust.

8.11        Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to a Party.  Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original interest of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extend possible.

8.12        Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such Party.

*  *  *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

BFI CANADA INCOME FUND, by its attorney BFI CANADA HOLDINGS INC.

By:	/s/ KEITH CARRIGAN
	Name:	Keith Carrigan
	Title:	President and Chief Executive Officer

4264126 CANADA LIMITED

By:	/s/ KEITH CARRIGAN
	Name:	Keith Carrigan
	Title:	President and Chief Executive Officer

FUND MERGER SUB, INC.

By:	/s/ KEITH CARRIGAN
	Name:	Keith Carrigan
	Title:	President and Chief Executive Officer

IESI CORPORATION

By:	/s/ JEFFREY KEENAN
	Name:	Jeffrey Keenan
	Title:	Chairman

Schedule 1.1

Definitions

“1999 Options” has the meaning set forth in Section 2.2.18.

“1999 Stock Option Plan” has the meaning set forth in Section 2.2.18.

“Accounts Receivable” means all accounts and notes receivable arising from the conduct of the IESI Business or the BFI Business, as applicable, whether current or non-current, and any other rights to receive payments, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered, and the full benefit of all securities for such accounts or debts.

“Accredited Investor” means an accredited investor within the meaning of Rule 501(a) under the Securities Act.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by IESI or its Affiliates) contemplating or otherwise relating to:

(a)           any merger, plan of arrangement, consolidation, amalgamation, share or unit exchange, business combination, recapitalization, tender offer, exchange offer or other similar transaction involving the Fund and its subsidiaries, taken as a whole;

(b)           any sale, lease, exchange, transfer, license, or disposition of any business or businesses or assets that constitute or account for 50% or more of the consolidated net revenues, net income or assets of the Fund and its subsidiaries, taken as a whole; or

(c)           any liquidation or dissolution of any of the Fund and its subsidiaries, taken as a whole; in each case, other than the transactions contemplated by this Agreement.

“Action” means any action, suit, arbitration or any administrative or other proceeding or investigation by or before any Governmental Authority.

“Actual Offering Price” has the meaning set forth in Section 2.3.

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, and/or the ownership, directly or indirectly, of more than 10% of the voting or equity securities or other interests of any such Person.

“Aggregate Equity Pool Value” means the product of (x) the Aggregate Unit Number and (y) the Closing Unit Value.

“Aggregate Exercise Price” means the aggregate exercise price of all outstanding options and warrants to purchase IESI Common Stock outstanding as of the day immediately prior to Closing.

“Aggregate Option Share Amount” means the number of shares of IESI Common Stock into which all outstanding options and warrants to purchase IESI Common Stock outstanding as of the day immediately prior to the Closing Date would be exercisable in accordance with their terms.

“Aggregate Unit Number” means 23,307,185 Units, as adjusted pursuant to Section 2.3.

“Agreement” means this Transaction Agreement, including the Recitals and all Exhibits and Schedules, and all amendments or restatements, as permitted, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Transaction Agreement; and unless otherwise indicated, references to “Recitals”, “Article”, “Section”, “Exhibit” or “Schedule” mean the Recitals or the specified Article, Section, Exhibit or Schedule of this Agreement.

“Allocation Certificate” has the meaning set forth in Section 2.2.23.

“Amended and Restated Declaration of Trust” has the meaning set forth in Section 2.2.6.

“As-if-Exchanged Basis” means as if the holders of the Participating Preferred Shares exercised their Exchange Right pursuant to the Securityholders’ Agreement and received Units in exchange therefor.

“Appraisal Rights Notice” has the meaning set forth in Section 5.11

“BFI Audited Financial Statements” has the meaning set forth in Section 4.6.

“BFI Balance Sheet Date” has the meaning set forth in Section 4.6.

“BFI Business” has the meaning set forth in the Recitals.

“BFI Entities” means the Fund and each of its subsidiaries.

“BFI Financial Statements” has the meaning set forth is Section 4.6.

“BFI Canada Holdings” means BFI Canada Holdings Inc.

“BFI Intellectual Property” has the meaning set forth in Section 4.11.

“BFI Interim Financial Statements” has the meaning set forth in Section 4.6.

“BFI Permits” has the meaning set forth in Section 4.17.

2

“BFI Senior Secured Debentures” means BFI Canada Holdings’ 6.123% Senior Secured Debentures due June 26, 2009 and 7.015% Senior Secured Debentures due June 26, 2014.

“Boisture Warrant” means the warrant dated February 2, 1998, granted to Bruce Boisture to purchase 750 shares of Class A Shares.

“Bonus Pool Value” means US$2,622,000.

“Bonus Pool Number” means a number of Units equal to the Bonus Pool Value divided by the Closing Unit Value; provided that in the event the stockholder approval referred to in Section 2.2.22.2 is not received, the Bonus Pool Number shall be zero (0).

“Books and Records” means books and records, including all sales, purchasing, financial, taxation and operations books and records, relating to, as applicable, (i) the IESI Entities or the IESI Business, or (ii) the BFI Entities or the BFI Business.

“Break-up Fee” has the meaning set forth in Section 8.2.5.

“Business Day” means any day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions are authorized or required by law to be closed in the State of New York or the Province of Ontario.

“By-laws” has the meaning as set forth in Section 2.2.16.

“Canadian Note Indenture” has the meaning set forth in Section 2.2.5.

“Canadian Notes” has the meaning set forth in Section 2.2.5.

“Canadian Securities Laws” means the securities Laws of each of the provinces and the territories of Canada.

“Canadian Senior Credit Facility” means the Senior Secured Credit Agreement dated as of June 25, 2004 among BFI Canada Holdings, Inc., as Borrower, Canadian Imperial Bank of Commerce, as Administrative Agent and Lender, and National Bank of Canada and The Toronto-Dominion Bank, as Lenders.

“Certificate of Incorporation” has the meaning set forth in Section 2.2.15.

“Certificate of Merger” has the meaning set forth in Section 2.2.13.

“Certificates” has the meaning set forth in Section 2.6.2.

“Class A Consideration” has the meaning set forth in Section 2.2.17.2.

“Class A Escrow Shares” has the meaning set forth in Section 2.2.17.2.

“Class A Shares” has the meaning set forth in Section 2.2.17.2.

3

“Class A Unit” has the meaning set forth in Section 2.2.6.

“Class B Consideration” has the meaning set forth in Section 2.2.17.3.

“Class B Escrow Shares” has the meaning set forth in Section 2.2.17.3.

“Class B Shares” has the meaning set forth in Section 2.2.17.3.

“Closing” means the completion of the Transactions on the Closing Date.

“Closing Common Stock Per Share Value” means (x) the sum of the Aggregate Equity Pool Value and the Aggregate Exercise Price divided by (y) the Fully Diluted Common Stock Amount.

“Closing Date” has the meaning set forth in Section 2.2.13.

“Closing Unit Value” means the weighted average trading price of the Units on the Toronto Stock Exchange for the three trading days ending on the trading day immediately prior to the Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock Amount” means the sum of (x) the number of shares of IESI Common Stock outstanding as of the day immediately prior to the Closing Date and (y) the number of shares of IESI Common Stock into which all the shares of IESI Preferred Stock outstanding as of the day immediately prior to the Closing Date would be convertible in accordance with the certificate of incorporation of IESI as in effect on the date hereof.

“Confidentiality Agreement” has the meaning set forth in Section 5.12.1.

“Contract” means any contract, agreement, commitment or other binding arrangement, whether written or oral.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 2.5.

“Effective Time” has the meaning set forth in Section 2.2.13.

“Employee Benefit Plans” has the meaning set forth in Sections 3.22 or 4.22, as applicable.

“Employees” has the meaning set forth in Section 3.21.1 or 4.21.1, as applicable.

“Enforcement Qualifications” has the meaning set forth in Section 3.2.1.

“Environment” means air, land (including soil and any surface or subsurface strata), and surface water or groundwater, or any combination or part thereof.

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“Environmental Claim” means any request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state or foreign law, potentially responsible party notice, Permit challenge, claim or charge by any Governmental Authority or Order for non-compliance, enforcement, cleanup, removal, response, remedial or other actions, costs or damages pursuant to any common law cause of action or applicable Environmental Requirement, and any claim by any other Person challenging any IESI Permit, permit modification or expansion or seeking damages, contribution, indemnification, costs, recovery, compensation, injunctive or other relief resulting from alleged violations of any Environmental Requirement or the presence of Hazardous Materials at, or under or from the Real Property, any Former Real Property or any off-site location.

“Environmental Requirement” means each and every Law or Order regulating or otherwise relating in any way to solid waste management, the protection of human health (as it relates to the Environment), worker health and safety or the Environment or the Release or threatened Release of Hazardous Material into the Environment as in effect on the date hereof.

“EPA” means the United States Environmental Protection Agency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Percentage” has the meaning set forth in Section 2.2.17.2.

“Escrow Shares” has the meaning set forth in Section 2.8.

“Exchange Ratio” has the meaning set forth in the Securityholders’ Agreement.

“Exchange Right” means the right of a holder of Participating Preferred Shares pursuant to the Securityholders’ Agreement to cause such shares to be purchased by Fund Newco in consideration for Units or cash.

“Forfeited Option Share Amount” means the difference between (i) the aggregate number of shares of IESI Common Stock for which the Forfeited Options were exercisable and (ii) the aggregate exercise price of the Forfeited Options divided by the Closing Common Stock Per Share Value.

“Forfeited Option Share Value” means the product of (x) the Forfeited Option Share Amount and (y) the Closing Common Stock Per Share Value.

“Forfeited Options” means the options forfeited by members of management of IESI pursuant to the terms of the Forfeiture Agreements.

“Forfeiture Agreements” means those certain agreements, dated as of the date hereof, between IESI and each of Charles Flood, Thomas Cowee, Thomas Brown, Lawrence McGee and Gordon Peckham, pursuant to which such individuals forfeited certain options exercisable for shares of IESI Class A Voting Common Stock.

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“Fully Diluted Common Stock Amount” means the sum of (x) the Common Stock Amount plus (y) the Aggregate Option Share Amount.

“Form 10-K” has the meaning set forth in Section 3.6

“Form 10-Q” has the meaning set forth in Section 3.6.

“Former Real Property” means all real property formerly owned, leased or operated by the IESI Entities or the BFI Entities, as applicable, other than the Real Property.

“Fund” means BFI Canada Income Fund.

“Fund Merger Sub” means Fund Merger Sub, Inc.

“Fund Newco” means 4264126 Canada Limited.

“GAAP” means generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any government, or any governmental department, commission, agency, authority, instrumentality or subdivision, or any judicial or administrative body, or any stock exchange, whether domestic, foreign, federal, state, provincial or local, or any arbitrator having competent jurisdiction over the matter or matters in question.

“Hazardous Material” means any substance:  (i) the Release or threatened Release of which into the Environment is prohibited, limited or regulated pursuant to any Environmental Requirement; or (ii) that are defined or listed in, or otherwise classified pursuant to, any Law as “hazardous substances,” “hazardous materials,” “hazardous wastes,” or “toxic substances,” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or “EP toxicity,” and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy, as such Law was in effect at the time of the relevant act or omission; or (iii) which is or contains any petroleum or petroleum products, fractions or wastes, radioactive materials or wastes, friable asbestos or polychlorinated biphenyls (PCBs).

“Hazardous Waste” means any waste that is defined or listed in, or otherwise classified pursuant to, any Law as “hazardous waste”.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IESI” means IESI Corporation.

“IESI Audited Financial Statements” has the meaning set forth in Section 3.6.

“IESI Balance Sheet Date” has the meaning set forth in Section 3.6.

“IESI Business” has the meaning set forth in the Recitals.

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“IESI Common Shares” has the meaning set forth in Section 2.2.17.1.

“IESI Common Stock” means the shares of Class A Voting Common Stock, par value $0.01 per share, and Class B Nonvoting Common Stock, par value $0.01 per share, of IESI.

“IESI Consents” has the meaning set forth in Section 3.5.1

“IESI Credit Facility” means the Fifth Amended and Restated Revolving Credit and Term Loan Agreement dated as of October 10, 2003 among IESI and certain of its subsidiaries and a syndicate of lenders led by Fleet National Bank, as arranger, LaSalle Bank National Association, as syndication agent, and Fleet Securities, Inc., as manager.

“IESI Disclosure Letter” means the schedule designated as such, dated the date of this Agreement, delivered by IESI to the Fund.

“IESI Entities” means IESI and each of its subsidiaries.

“IESI Fault Termination” has the meaning set forth in Section 5.14.4.

“IESI Financial Statements” has the meaning set forth in Section 3.6.

“IESI Indebtedness” has the meaning set forth in Section 2.2.21.

“IESI Intellectual Property” has the meaning set forth in Section 3.11.

“IESI Interim Financial Statements” has the meaning set forth in Section 3.6.

“IESI Permits” has the meaning set forth in Section 3.17.

“IESI Preferred Stock” means the shares of Series A Convertible Preferred Stock, par value $1.00 per share, Series B Convertible Preferred Stock, par value $1.00 per share, Series C Convertible Preferred Stock, par value $1.00 per share, Series D Convertible Preferred Stock, par value $1.00 per share, and Series E Convertible Preferred Stock, par value $1.00 per share.

“IESI Senior Subordinated Notes” means IESI’s 10¼% Senior Subordinated Notes due June 15, 2012.

“IESI’s Knowledge” means the actual knowledge or awareness after due inquiry of each or any of Charles Flood, Thomas Cowee, Thomas Brown, Thomas Fowler, Lawrence McGee, Edward Apuzzi, Gordon Peckham and Stephen Moody.

“Impair the Transactions” means actions or conditions which would have a Material Adverse Effect on the IESI Entities or the IESI Business and the BFI Entities or the BFI Business, taken as a whole, or materially reduce or frustrate the benefits that the Fund or IESI expect to obtain from the completion of the Transactions.

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“Indebtedness” means, with respect to any Person, all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments and (iii) in the nature of guarantees of the obligations described in clauses (i) or (ii) above of any other Person, and all principal, interest, fees, prepayment penalties or amounts due or owing with respect to the foregoing.

“Intellectual Property” means all patents, patent rights, trademarks, trade names or service marks, copyrights, inventions, formulas, confidential proprietary technical information, trade secrets, know how, domain names or other intellectual property and all Contracts with respect to any of the foregoing;

“Investor Representative” has the meaning set forth in Section 5.11.2.

“Law” means any statute, law, regulation, ordinance, code, rule or any interpretation or administration of any of the foregoing by any Governmental Authority.

“Leased Real Property” has the meaning set forth in Sections 3.10.1.1 or 4.10.1.1, as applicable.

“Letter of Transmittal” has the meaning set forth in Section 2.6.2

“Liabilities” means all Indebtedness, obligations, mortgages and liabilities of whatever nature, whether known or unknown, accrued or unaccrued, due or to become due, contingent or otherwise.

“Lien” means any lien, pledge, security interest, charge, claim, mortgage, deed of trust, option, warrant, purchase right or option, right of first refusal or similar right, lease, easement or other encumbrance or restriction of any kind.

“Material Adverse Change” means a singular or aggregate material adverse change in the businesses, operations, properties, prospects, assets or financial condition of, as applicable, (i) the IESI Entities or the IESI Business, taken as a whole, or (ii) the BFI Entities or the BFI Business, taken as a whole; other than, in each case any effects, changes or circumstances (y) that are generally applicable to the industries in which the IESI Entities or the BFI Entities, as applicable, operate, or (z) attributable to the U.S. or Canadian economy; provided that such effects, changes or circumstances do not disproportionately impact the IESI Business or the BFI Business, as applicable.

“Material Adverse Effect” means a singular or aggregate material adverse effect on the businesses, operations, properties, prospects, assets or financial condition of, as applicable, (i) the IESI Entities or the IESI Business, taken as a whole, or (ii) the BFI Entities or the BFI Business, taken as a whole; other than, in each case any effects, changes or circumstances (y) that are generally applicable to the industries in which the IESI Entities or the BFI Entities, as applicable, operate, or (z) attributable to the U.S. or Canadian economy; provided that such effects, changes or circumstances do not disproportionately impact, as applicable, the IESI Business or the BFI Business, as applicable.

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“Material Contracts” has the meaning set forth in Sections 3.12.1 or 4.12.1, as applicable.

“Material Lease” has the meaning set forth in Sections 3.12.1.6 or 4.12.1.6, as applicable..

“Maximum Premium” has the meaning set forth in Section 5.16.

“Merger” has the meaning set forth in the Recitals hereto.

“Net Fully Diluted Common Stock Amount” means the difference between (x) the Fully Diluted Common Stock Amount and (y) a number of shares of IESI Common Stock equal to the Aggregate Exercise Price divided by the Closing Common Stock Per Share Value.

“Net Option Pool Number” means a number of Units having an aggregate Closing Unit Value equal to the Net Option Share Value.

“Net Option Share Amount” means the difference between (x) the Option Share Amount and (y) the Forfeited Option Share Amount.

“Net Option Share Value” means the product of the Net Option Share Amount and the Closing Common Stock Per Share Value.

“New Employment Agreements” has the meaning set forth in the recitals hereto.

“Non-Advisor Costs” has the meaning set forth in Section 5.14.4

“Off-Balance Sheet Arrangements” has the meaning set forth in Sections 3.7.2 or 4.7.2.

“Offering” has the meaning set forth in Section 2.2.4.

“Option Share Amount” means the difference between (x) the Aggregate Option Share Amount and (y) a number of shares of IESI Common Stock equal to the Aggregate Exercise Price divided by the Closing Common Stock Per Share Value.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority.

“Ordinary Course” means in the ordinary course of business consistent with past practice.

“Other Pool Units” has the meaning set forth in Section 2.2.8.

“Owned Real Property” has the meaning set forth in Sections 3.10.1.1 or 4.10.1.1, as applicable.

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“Owner Representative” means TC Equity Partners IV, L.L.C. or any other Person designated by holders of a majority of the Escrow Shares, which Person shall be entitled to act on behalf of the Owners in accordance with Section 2.7 and Article VI.

“Owners” means the holders of the Participating Preferred Shares upon the Closing.

“Participating Preferred Shares” has the meaning set forth in Section 2.2.17.2.

“Party” means each of the parties to this Agreement.

“Permits” means all currently binding agreements, orders, licenses, franchises, permits and authorizations that have been issued by, or entered into with, any Governmental Authority necessary to own and operate, as applicable, (i)  the IESI Business, or (ii) the BFI Business.

“Permitted Acquisitions” has the meaning set forth in Section 5.2.1.2.

“Permitted Liens” means with respect to any Person, any one or more of the following:  (i) Liens for Taxes either not yet delinquent or which are being contested in good faith by appropriate proceedings diligently prosecuted and as to which adequate reserves shall have been set aside in conformity with applicable GAAP; (ii) with respect to any assets other than the real property, deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar legislation, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature incurred in the Ordinary Course as to which adequate reserves have been established; (iii) materialmen’s, mechanics’, workmen’s, repairmen’s, employees’, landlord’s, lessor’s or other like Liens arising in the Ordinary Course to secure obligations not more than thirty (30) days past due or being contested in good faith and as to which adequate reserves shall have been set aside in conformity with applicable GAAP and as to which adequate bonds shall have been obtained; (iv) any Lien affecting any asset of such Person which does not secure Indebtedness and which does not materially impair the use of such asset for the purposes for which it is held; (v) utility easements, building restrictions and such other encumbrances or charges against real property which are of a nature generally existing with respect to properties of a similar character and which do not materially affect the marketability of the same or interfere with the use thereof in the business of such Person and (vi) recorded Liens.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Personal Property” means all machinery, equipment, spare parts, furniture, computers, software, tools, supplies, inventories and consumable supplies owned, leased, used or held for use by the applicable Person.

“Prospectus” has the meaning set forth in Section 3.28.

“Proxy Materials” has the meaning set forth in Section 3.29.

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“Purchaser Fault Termination” has the meaning set forth in Section 5.14.4.

“Purchasers” has the meaning set forth in the Preamble hereto.

“Purchasers Consents” has the meaning set forth in Section 4.5.

“Purchasers’ Disclosure Letter” means the schedule designated as such, dated the date of this Agreement, delivered by the Purchasers to IESI.

“Purchasers’ Knowledge” means the actual knowledge or awareness after due inquiry of each or any of Keith A. Carrigan, Joseph D. Quarin, William Chyfetz and Howard Goldby.

“Real Property” has the meaning set forth in Sections 3.10.1.1 or 4.10.1.1, as applicable.

“Regulation D Information” has the meaning set forth in Section 5.11.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the Environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to any Person, any investment banker, attorney, accountant or other representative retained by such Person in connection with the Transactions.

“Rolling Stock” means railway or road vehicles.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Commissions” means the applicable securities commission or other regulatory authority in each of the provinces and territories of Canada.

“Securityholder Mailing” has the meaning set forth in Section 2.2.2.

“Securityholders’ Agreement” has the meaning set forth in Section 2.2.25.

“Series A Preferred Consideration” has the meaning set forth in Section 2.2.17.4.

“Series A Preferred Escrow Shares” has the meaning set forth in Section 2.2.17.4.

“Series A Preferred Shares” has the meaning set forth in Section 2.2.17.4.

“Series B Preferred Consideration” has the meaning set forth in Section 2.2.17.5.

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“Series B Preferred Escrow Shares” has the meaning set forth in Section 2.2.17.5.

“Series B Preferred Shares” has the meaning set forth in Section 2.2.17.5.

“Series C Preferred Consideration” has the meaning set forth in Section 2.2.17.6.

“Series C Preferred Escrow Shares” has the meaning set forth in Section 2.2.17.6.

“Series C Preferred Shares” has the meaning set forth in Section 2.2.17.6.

“Series D Preferred Consideration” has the meaning set forth in Section 2.2.17.7.

“Series D Preferred Escrow Shares” has the meaning set forth in Section 2.2.17.7.

“Series D Preferred Shares” has the meaning set forth in Section 2.2.17.7.

“Series E Preferred Consideration” has the meaning set forth in Section 2.2.17.8.

“Series E Preferred Escrow Shares” has the meaning set forth in Section 2.2.17.8.

“Series E Preferred Shares” has the meaning set forth in Section 2.2.17.8.

“Significant Stockholders Agreement” has the meaning set forth in the Recitals.

“Signing Unit Price” has the meaning as set forth in Section 2.3.

“Share Pool Number” means a number of Units equal to the difference between (x) the Aggregate Unit Number and (y) the sum of (i) the Net Option Pool Number, (ii) the Bonus Pool Number and (iii) the Special Bonus Pool Number.

“Sowell Warrant” means the warrant dated March 25, 1997, granted to Jim Sowell Construction Co., Inc. and assigned to JSCP Partners, L.P. to purchase 3,500 shares of Class A Shares.

“Special Bonus Pool Number” means a number of Units having an aggregate Closing Unit Value equal to the Forfeited Option Share Value provided that in the event the stockholder approval referred to in Section 2.2.22.3 is not received, the Special Bonus Pool Number shall be zero (0).

“Standard Confidentiality Agreement” has the meaning set forth in Section 5.6.1.

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“Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a third party on terms that the Trustees determine, in good faith, considering the written advice of an independent financial advisor of nationally recognized reputation, to be more favourable to the Unitholders than the terms of the Transactions; provided, however, that any such Acquisition Proposal shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such Acquisition Proposal is not committed and is not reasonably capable of being obtained by such third party.

“Surviving Corporation” has the meaning set for in Section 2.2.12.

“Tax” or “Taxes” means any and all fees (including license, documentation, filing and registration fees), any federal, state, provincial, foreign or local taxes, assessments, reassessments, deficiencies and other like governmental impositions (including all net or gross income tax, gross receipts, profits, net proceeds, unemployment compensation, social security, payroll, withholding, estimated, employment, capital gains, goods and services, sales, sales and use, transfer, rental, turnover, exercise, stamp, value added, privilege, property (tangible and intangible), alternative or add-on minimum and any other tax or similar governmental charge), together with any interest, additions to taxes, fines and penalties thereon.

“Tax Act” means the Income Tax Act (Canada).

“Tax Returns” means all federal, state, provincial, foreign and local returns, reports, statements (including any information returns, claim for refunds, amended returns or declarations of estimated Tax) and other filings required to be filed in respect of Taxes by any Person.

“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Tender Offer” has the meaning set forth in Section 2.2.20.

“Third Party Facility” has the meaning set forth in Sections 3.19.10 or 4.19.10, as applicable.

“Transaction Documents” means, this Agreement, the Securityholders’ Agreement and the Amended and Restated Declaration of Trust.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the income Tax regulations promulgated under the Code, as such regulations may be amended from time to time.  References herein to specific provisions of the Treasury Regulations shall be deemed to include the corresponding provisions of succeeding provisions of the Treasury Regulations.

“Trustees” means the trustees of the Fund.

“Trustees’ Recommendation” has the meaning set forth in Section 5.10.5.

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“Unit” means an ordinary unit of the Fund.

“Unit Percentage” means, with respect to any class of IESI Common Stock or series of IESI Preferred Stock, the fraction (expressed as a percentage) in which (i) the numerator is, with respect to a class of IESI Common Stock, the number of outstanding shares of IESI Common Stock of such class as of the day immediately prior to the Closing Date or, with respect to a series of IESI Preferred Stock, the number of shares of IESI Common Stock into which all of the shares of such series outstanding on the day immediately prior to the Closing Date would be convertible in accordance with the certificate of incorporation of IESI as in effect on the date hereof and (ii) the denominator is the sum of (x) the number of shares of IESI Common Stock outstanding as of the day immediately prior to the Closing Date and (y) the number of shares of IESI Common Stock into which the all of the shares of IESI Preferred Stock outstanding as of the day immediately prior to the Closing date would be convertible in accordance with the certificate of incorporation of IESI as in effect on the date hereof.

“Unitholder” means each holder of Units.

“Unitholder Approval Matters” has the meaning set forth in Section 5.10.1.

“Unitholders’ Meeting” has the meaning set forth in Section 5.10.1.

“US Credit Facility” has the meaning set forth in Section 2.2.1.

“US Notes” has the meaning set forth in Section 2.2.7.

“US Note Indenture” has the meaning set forth in Section 2.2.7.

“Valuation” has the meaning set forth in Section 4.31.

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